INTERCONNECTION AGREEMENT

by and between

Cortelco Systems Puerto Rico, Inc.

and

Puerto Rico Telephone Company, Inc.

FOR THE COMMONWEALTH OF

PUERTO RICO

INTERCONNECTION AGREEMENT

PREFACE

This Interconnection Agreement (“Agreement”) shall be deemed effective on the date it is approved by the Telecommunications Regulatory Board of Puerto Rico (the “Effective Date”), between Cortelco Systems Puerto Rico, Inc.. (“CSPR”) a corporation organized under the laws of the Commonwealth of Puerto Rico, with offices at Parque Industrial Valle Tolima, Carr. 156 km 58.1, Valle Tolima, Caguas PR 00725 and Puerto Rico Telephone Company, Inc. (“PRTC”), a corporation organized under the laws of the Commonwealth of Puerto Rico with offices at 1515 Roosevelt Avenue, Guaynabo, Puerto Rico 00921. (PRTC and CSPR may be referred to hereinafter, each, individually as a “Party”, and, collectively, as the “Parties”).

GENERAL TERMS AND CONDITIONS

In consideration of the mutual promises contained in this Agreement, and intending to be legally bound, pursuant to Section 252 of the Act, PRTC and CSPR hereby agree as follows:

1.	The Agreement
1.1	This Agreement includes the Principal Document. The Principal Document includes the Attachments hereto.
1.2

This Agreement constitutes the entire agreement between the Parties on the subject matter hereof, and supersedes any prior or contemporaneous agreement, understanding, or representation, on the subject matter hereof, provided, however, that all monetary and confidentiality obligations of the Parties to one another that arose under any prior interconnection or resale agreements or any other agreements prior to the Effective Date shall remain in full force and effect until properly discharged in accordance with the terms of such prior agreements.

1.3

Except as otherwise provided in the Principal Document, the terms of the Principal Document may not be waived or modified except by a written document that is signed by the Parties. Subject to the requirements of Applicable Law, a Party shall have the right to add to, modify, or withdraw any of its Tariff(s) at any time, without the consent of, or notice to, the other Party. In the event of an inconsistency between the Agreement and the Tariff(s), the Agreement controls.

1.4

To the extent that a service is offered under both this Agreement and a Party’s Tariff(s), any order for such service shall be governed by the rates, terms, and conditions provided in this Agreement, unless otherwise specified by the ordering Party. To the extent a service is ordered under this Agreement, the order will be governed by the rates, terms, and conditions of this Agreement. To the extent a service is ordered under a Tariff, the order will be governed by the rates, terms, and conditions in the Tariff.

2.	Term and Termination
2.1	This Agreement shall be effective as of the Effective Date and, unless cancelled or terminated earlier in accordance with the terms hereof, shall continue in effect until November 22, 2007

3.	Glossary and Attachments

The Glossary and the following Attachments are a part of this Agreement:

Additional Services Attachment

Interconnection Attachment

Resale Attachment

Network Elements Attachment

Collocation Attachment

911 Attachment

Pricing Attachment

4.	Applicable Law
4.1

The construction, interpretation and performance of this Agreement shall be governed by (a) the laws and regulations of the United States of America (federal law), including, but not limited to the rules and orders of the Federal Communications Commission, and (b) the laws and regulations of the Commonwealth of Puerto Rico, including, but not limited to the rules and orders of the Telecommunications Regulatory Board of Puerto Rico, without regard to its conflicts of laws rules. All disputes relating to this Agreement shall be resolved through the application of such laws and regulations.

4.2	Each Party shall remain in compliance with Applicable Law in the course of performing this Agreement.
4.3

Subject to Section 4.5 below, neither Party shall be liable for any delay or failure in performance by it that results from requirements of Applicable Law, or acts or failures to act of any governmental entity or official.

4.4

If any provision of this Agreement shall be invalid or unenforceable under Applicable Law, such invalidity or unenforceability shall not invalidate or render unenforceable any other provision of this Agreement, and this Agreement shall be construed as if it did not contain such invalid or unenforceable provision; provided, that if the invalid or unenforceable provision is a material provision of this Agreement, or the invalidity or unenforceability materially affects the rights or obligations of a Party hereunder or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law. To the extent reasonably possible, each Party shall continue to perform its obligations under this Agreement until amended by the Parties as provided herein.

4.5

If any legislative, regulatory, judicial or other governmental decision, order, determination or action, or any change in Applicable Law, materially affects any material provision of this Agreement, the rights or obligations of a Party hereunder, or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law. If within thirty (30) days after one Party provides notice to the other Party of such decision, determination, action or change, the Parties are unable to agree in writing upon mutually acceptable revisions to this Agreement, either Party may pursue any remedies available to it under this Agreement, at law, in equity, or otherwise, including, but not limited to, instituting an appropriate proceeding before the Telecommunications Regulatory Board of Puerto Rico (the “Board”), the FCC, or a court of competent jurisdiction, without first pursuing dispute resolution in accordance with Section 14 of this Agreement. Each Party shall continue to perform its obligations under this Agreement until amended by the Parties as provided herein.

4.6

Notwithstanding anything in this Agreement to the contrary, if, as a result of any legislative, judicial, regulatory or other governmental decision, order, determination or action, or any change in Applicable Law, PRTC is not required by Applicable Law to provide any Service, payment or benefit, otherwise required to be provided to CSPR hereunder, or CSPR is entitled by Applicable Law to receive any Service, payment or benefit, not otherwise required to be provided to CSPR hereunder, then (1) if the decision, order, determination, or action establishes a time frame after which such Service, payment or benefit may be discontinued or provided, PRTC may discontinue the provision of, or must provide, any such Service, payment or benefit following the specified time frame, or (2) if the decision, order, determination, or action does not establish such a time frame, the parties will negotiate in good faith for up to thirty (30) days in an effort to agree on a schedule for discontinuance or provision; provided that, if the parties have been unable to agree on such a schedule, either party may invoke the Expedited Dispute Resolution procedures set forth in Section 14.4 of these General Terms and Conditions. In all cases, PRTC may discontinue the provision of, or must provide, any such Service, payment or benefit only to the extent and after the parties have agreed to, or resolved through the Expedited Dispute Resolution procedures set forth in Section 14.4 of these General Terms and Conditions, the substance and scope of such discontinuation or additional provisioning authorized or required by the decision, order, determination, or action at issue.

5.	Assignment

Neither Party may assign this Agreement or any right or interest under this Agreement, nor delegate any obligation under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment or delegation in violation of this Section 5 shall be void and ineffective.

6.	Assurance of Payment
6.1	Upon request by PRTC, CSPR shall provide to PRTC adequate assurance of payment of amounts due (or to become due) to PRTC in accordance with the terms provided in this Section 6.
6.2

Assurance of payment of charges may be requested by PRTC only if CSPR (a) after the Effective Date, and in the past six (6) months, fails, for two (2) consecutive months, to pay within forty-five (45) days or the applicable Due Date, whichever is later, the undisputed portions of bills rendered to CSPR by PRTC; (b) after the Effective Date and in the past six (6) months, fails to pay within fifty (50) days or the applicable Due Date, whichever is later, the undisputed portions of bills rendered to CSPR by PRTC; (c) admits its inability to pay its debts as such debts become due, has commenced a voluntary case (or has had a case commenced against it) under the U.S. Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or the like, has made an assignment for the benefit of creditors or is subject to a receivership or similar proceeding; or (d) has been the subject of a formal court or Board proceeding initiated by PRTC within the four (4) years preceding the Effective Date in which PRTC sought to recover sums owed for services provided by PRTC.

6.3

The Parties shall mutually agree to an assurance of payment that shall consist of either (a) an unconditional, irrevocable standby letter of credit naming PRTC as the beneficiary thereof and otherwise in form and substance reasonably satisfactory to PRTC from a financial institution duly authorized by the Puerto Rico Commissioner of Financial Institutions to do business in Puerto Rico; or (b) a bond payable to PRTC. The letter of credit or bond shall be the greater of $100,000 or an amount equal to one (1) month’s anticipated charges (including, but not limited to, both recurring and non-recurring charges), as determined by using the average monthly, undisputed charges for the preceding twelve month period, for the Services to be provided by PRTC to CSPR in connection with this Agreement.

6.4

PRTC may (but is not obligated to) draw on the letter of credit or bond, as applicable, upon fifteen (15) days’ written notice to CSPR in respect of any undisputed amounts to be paid by CSPR hereunder that are not paid within thirty (30) days of the date that payment of such amounts is required by this Agreement. PRTC shall immediately credit any amounts drawn on the letter of credit or bond to the outstanding balance of undisputed CSPR amounts due. No later than the day following the day that PRTC draws on the letter of credit or bond, as applicable, PRTC will notify CSPR in writing of the corresponding credit to CSPR’s outstanding balance and will not, from such date forward, impose any interest or late payment charges on such credited amounts. All credits applied by PRTC will be applied to CSPR’s account within ten (10) business days after PRTC draws on the letter of credit or bond, as applicable, or by the next billing cycle thereafter, which ever occurs later.

6.5

If PRTC draws on the letter of credit or bond, upon request by PRTC, CSPR shall provide a replacement or supplemental letter of credit or bond conforming to the requirements of Section 6.3 or, if CSPR is unable to secure such replacement or supplemental letter of credit or bond, provide a secured lien on CSPR accounts receivable in an equivalent amount, provided that CSPR files a UCC-1 covering the secured lien.

6.6

Notwithstanding anything else set forth in this Agreement, if PRTC makes a request for assurance of payment in accordance with the terms of this Section 6, and CSPR does not provide the assurance of payment required by this Section within fifteen (15) days of CSPR’s receipt of such request in writing, then PRTC shall, upon fifteen (15) days’ notice to CSPR and the Board, have no obligation thereafter to perform under this Agreement until such time as CSPR has provided PRTC with such assurance of payment. The Parties agree that this section does not waive or in any way prejudice any right CSPR may otherwise have to seek injunctive and/or other emergency relief.

6.7

The fact that a letter of credit or bond is requested by PRTC hereunder shall in no way relieve CSPR from compliance with the requirements of this Agreement (including, to the extent expressly incorporated by reference herein, the requirements of PRTC’s Tariffs) as to advance payments and payment for Services, nor constitute a waiver or modification of the terms herein pertaining to the discontinuance of Services for nonpayment of any amounts payment of which is required by this Agreement.

6.8	Once CSPR is subject to the Bond or Letter of Requirements under 6.3 and subsequently demonstrates good payment history by paying undisputed amounts by the Due Date for six (6) consecutive months, then CSPR shall be released from its obligations under Section 6.3 covering a Bond or Letter of Credit by the seventh month. However, thereafter, CSPR will remain subject to the requirements of this Section 6 in the event that, subsequent to its release under this Section 6.8, CSPR again satisfies any of the conditions providing PRTC with the right to demand an assurance of payment under Section 6.3.

6.9

If, before PRTC has exercised the right to require and/or draw on an assurance of payment in accordance with this Section 6, CSPR has paid in full the amount outstanding giving rise to PRTC’s exercise of such right pursuant to this Section 6, PRTC shall no longer be entitled to the exercise of such right based upon such previously outstanding amount.

7.	Audits
7.1

Except as may be otherwise specifically provided in this Agreement, either Party (“Auditing Party”) may audit the other Party’s (“Audited Party”) books, records, documents, facilities and systems for the purpose of evaluating the accuracy of the Audited Party’s bills. Such audits may be performed once in each Calendar Year; provided, however, that audits may be conducted more frequently (but no more frequently than once in each Calendar Quarter) if the immediately preceding audit found previously uncorrected net inaccuracies in billing in favor of the Audited Party having an aggregate value of at least one hundred thousand ($100,000) dollars.

7.2

The audit shall be performed by an auditor selected by the Audited Party who is an independent certified public accountant and member of the Certified Public Accountants Society of Puerto Rico (Colegio de Contadores Publicos de Puerto Rico). Prior to commencing the audit, the auditor shall execute a confidentiality agreement with the Audited Party, such agreement shall include a provision that information disclosed by the Audited Party shall be treated as Confidential Information in accordance with Section 10 of the General Terms and Conditions of this Agreement. The audit shall take place at a time and place agreed upon by the Parties; provided, that the Auditing Party may require that the audit commence no later than thirty (30) days after the Auditing Party has given notice of the audit to the Audited Party.

7.3

Each Party shall cooperate fully in any such audit, providing reasonable access (without unreasonable delay) to any and all employees, books, records, documents, facilities and systems, reasonably necessary to assess the accuracy of the Audited Party’s bills.

7.4

Audits shall be performed at the Auditing Party’s expense, provided that there shall be no charge for reasonable access to the Audited Party’s employees, books, records, documents, facilities and systems necessary to assess the accuracy of the Audited Party’s bills. Notwithstanding the foregoing, in the event that an audit finds uncorrected net inaccuracies in billing in favor of the Auditing Party having an aggregate value for the entire period audited of at least 8% of the total amount billed for that period, the Audited Party shall, within thirty (30) days of receiving a written demand from the Auditing Party, provide to the Auditing Party a credit in an amount equal to the Auditing Party’s reasonable expenses, including, but not limited to, any and all payments made to the auditors in connection with the audit.

7.5

Any inaccuracies or system processes resulting in such inaccuracies uncovered by an audit must be corrected by PRTC so that such inaccuracies do not recur. PRTC shall make any and all such corrections within ninety (90) days of the conclusion of the audit or, if not reasonable within such period, within a timeframe mutually agreed to by the Parties, with such timeframe not to exceed six (6) months from the conclusion of the audit. Within such timeframe, the Audited Party shall also provide to the Auditing Party a written description of the measures taken by the Auditing Party to correct such inaccuracies and provide notification of when such corrections will be effective.

8.	Authorization
8.1

PRTC represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

8.2

CSPR represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

8.3

Notwithstanding any other provision of this Agreement, a Party shall have no obligation to perform under this Agreement for any such periods in which the other Party is not authorized in accordance with Applicable Law to conduct business in Puerto Rico. The Party not so authorized will notify the other Party of any such periods and will not place any orders under this Agreement until it regains authorization and notifies the other Party of that fact.

9.	Billing and Payment; Disputed Amounts
9.1

Except as otherwise provided in this Agreement, each Party shall submit to the other Party on a monthly basis in an itemized form, statement(s) of charges incurred by the other Party under this Agreement.

9.1.1

At the same time as the invoices are delivered to CSPR, PRTC will plainly identify, and if reasonably necessary, explain each of the services and the corresponding charges for which it bills CSPR for all charges listed as “Maintenance.” Such identification shall include, but is not limited to, the appropriate USOC code and must identify with particularity the services PRTC provided, including the specific equipment, product and location involved. Further, within 30 days of request, PRTC will comply monthly with the same procedure for any other charges invoiced to CSPR.

9.1.2

Where PRTC purports to bill CSPR for federal subscriber line charges, PRTC will identify the particular line(s) for which PRTC is assessing the charge and the particular amount assessed for each such line.

9.1.3	Where PRTC purports to bill CSPR for federal or state universal service charges, PRTC will explain in detail how it has calculated such charges.

9.1.4

PRTC will invoice all usage charges accurate to the 4th decimal point for Local Usage (Servicio Medido) and intraisland long distance services. For example, if PRTC’s cost is $0.13 per unit and CSPR has a 25% discount, PRTC will invoice to CSPR local usage equal to number of units multiplied by $0.0975. PRTC will invoice all other usage charges in like manner within ninety (90) days of a CSPR request to do so.

9.1.5	For Resale billing, PRTC will provide to CSPR electronic billing in a standardized EMI format.

9.1.5.1	For local usage and Intra-Island Toll Resale billing, PRTC will include the following call detail on each bill provided to CSPR, as and to the extent applicable:

•	Originating Number
•	Terminating Number
•	Time of origination
•	Duration of call

9.1.6	For UNEs that are billed at a flat rate per month, PRTC will provide sufficient information to identify each UNE used and charged for

9.1.7

PRTC must provide CSPR with written notice of any material changes to its billing system at least ninety (90) days before such changes are implemented by PRTC. PRTC will, in turn, provide all data and instruction reasonably necessary for CSPR to adapt its billings systems to account for such changes within at least forty-five (45) days before such changes are implemented by PRTC. PRTC must provide CSPR with written notice of any material changes to its billing format at least forty-five (45) days before such changes are implemented by PRTC. PRTC will, in turn, provide all data and instruction reasonably necessary for CSPR to adapt its billings systems to account for such changes within at least thirty (30) days before such changes are implemented by PRTC.

9.2

Except as otherwise provided in this Agreement, payment of amounts billed for Services provided under this Agreement, whether billed on a monthly basis or as otherwise provided in this Agreement, shall be due, in immediately available U.S. funds thirty (30) days after the date the invoice is received by the billed Party (“Due Date”). Payments shall be transmitted by electronic funds transfer, company check, or other mutually acceptable means.

9.3

If any portion of an amount billed by a Party under this Agreement, including liquidated damage amounts billed, is subject to a good faith dispute between the Parties, the billed Party shall give written notice to the billing Party of the amounts it disputes (“Disputed Amounts”) and include in such notice the specific details and reasons for disputing each item. If a Party desires to withhold Disputed Amounts, the Party must provide notice of its dispute to the other Party by the Due Date on which the Disputed Amount, if not disputed, would have been due. If however, a Party pays an amount that it later wishes to dispute, the Party may do so without waiving its right to dispute such Disputed Amounts later, but must provide the other Party notice of its dispute within ninety (90) days of either the Due Date of the Disputed Amounts or the date it first reasonably discovers the basis for its dispute, whichever occurs later. Within thirty (30) days after a Party provides notice of a Disputed Amount, such Party shall provide the other Party with the appropriate documentation and detail upon which its dispute is based (“Dispute Documentation”). Once such Dispute Documentation is received, the other Party shall, within thirty (30) days, provide to the disputing Party substantive documentation supporting or rejecting the disputing Party’s claim (including detailed documentation explaining the investigation (in electronic format, if available), an itemized detail of the results for each claim, a description of formulas, methodology and source of data used in those calculations, and an explanation of how such formulas, methodology, or source data resulted in the conclusion reached) (“Defense Documentation”).

9.4	Intentionally omitted.
9.5

Charges due to the billing Party, excluding Disputed Amounts, that are not paid by the Due Date, shall be subject to a late payment charge. The late payment charge shall be in an amount specified by the billing Party, which shall not exceed a rate of one and one-half percent (1.5%) of the overdue amount (including any unpaid previously billed late payment charges) per month and will be calculated on a daily basis. Such late payment charges may also be applied to Disputed Amounts to the extent it is ultimately determined through formal dispute resolution that Disputed Amounts were improperly withheld by the disputing Party. In addition, to the extent that a billed Party pays an amount to the billing Party that is later determined through formal dispute resolution to have been improperly billed, the billed Party shall be entitled to receive from the billing Party interest on such overpayment in an amount equal to the rate assessed for late payment charges.

9.6

Except as otherwise provided in this Agreement, failure by either Party to present billing invoices to the other Party in a timely manner shall not constitute a breach or default, or a waiver of the right to payment of the incurred charges, by the billing Party under this Agreement, and, except for assertion of a provision of Applicable Law that limits the period in which a suit or other proceeding can be brought before a court or other governmental entity of appropriate jurisdiction to collect amounts due, the billed Party shall not be entitled to dispute the billing Party’s statement(s) based on the billing Party’s failure to submit them in a timely fashion.

9.7

The Parties agree to hold a monthly billing meeting to address Disputed Amounts. The form and procedures for the meeting will be the same as those applicable on the Effective Date unless the Parties mutually agree otherwise.

9.8

In the event that a Party is obligated to issue a credit to the other Party under this Agreement, such credit shall be issued, identified, and itemized in a separate schedule provided to the other Party within thirty (30) days of the date that the right to such credit arises under this Agreement. The separate schedule provided by the crediting Party shall include an attachment providing all information reasonably necessary for the credited Party to identify the specific billed charge(s) for which the credit is being issued (“Credited Charge(s)”). Such information shall, at a minimum, include identification of the specific invoice (by cycle) upon which the credit has been applied, identification of the specific invoice (by cycle) upon which the Credited Charge(s) appeared, and a breakdown of the total Credited Charge(s) by customer account, service, and (if applicable) USOC. Any credit information provided on an invoice will include enough detail to enable the credited party to reconcile the credited amount with at least the sum of credited amounts provided on the separate schedule required by this Section.

9.9

In the event the resolution of a Disputed Amount reveals an error in billing that is capable of repetition in future billings with regard to the same or different accounts or end user customers (“Billing Error”), the billing Party shall make any and all necessary modifications in its billing systems to ensure that such Billing Error does not recur within thirty (30) days of the resolution of the Disputed Amount. In the event that a billing Party fails to correct a Billing Error in this time frame, the billed Party, thereafter, shall have no liability for the resulting erroneously billed amounts and may, in good faith, upon notice to the other Party, and without treating such amount as a Disputed Amount, deduct such erroneously billed amounts from its payment to the other Party. As of the Effective Date, the Parties agree that, without limitation, the following constitute Billing Errors that need not be treated as Disputed Amounts under this Section:

9.9.1	Inflating the quantities of recurring charges (e.g., an account with two ANI’s and 6 Tel Touch features)
9.9.2	Resale charges on UNE invoices
9.9.3	UNE charges on Resale invoices

9.9.4	Cut over date from CSPR Resale to CSPR UNE not uniform (e.g., billing will appear on resale through Sept 15 and begin on UNE Sept 10)
9.9.5	USOC 1065 applied to UNE Loops instead of USOC 1062
9.9.6	Charges for Non-Regulated items (e.g., CPE, Maintenance, etc.)
9.9.7	Dummy number (“67”) accounts
9.9.8	FCC Subscriber Line Charge on UNE invoice
9.9.9	USOC’s with incorrect or missing discount
9.9.10	Nonrecurring charges without discount on both UNE and Resale invoices
9.9.11	Incorrect rates applied (e.g., for Intra-Island Usage)
9.9.12	Rounding-up of per unit rates (e.g., $0.0975 per unit to $0.1000)
9.9.13	Long Distance charges from other carriers
9.9.14	Charges for services transferred to another carrier
9.9.15	Charges for canceled, suspended, or blocked lines and services
9.9.16	FCC charges not detailed per item
9.9.17	Failure to invoice in accordance with Section 9.1.1 or 9.1.4 above
9.9.18	Billing for services not ordered

9.10	Intentionally left blank.
9.11

For resale and unbundled network element services provided by PRTC to CSPR, the Parties acknowledge that PRTC has nine billing cycles per month while CSPR has one billing cycle per month. The Parties agree that PRTC will make available CSPR’s billing statements for each billing cycle within four (4) business days of PRTC’s cycle date, unless the cycle date falls on a weekend or holiday, in which case the statement will be made available within four (4) business days from the next business day following the weekend or holiday (in either event, the day by which the statement is supposed to be made available shall be the “Bill Date”). In addition, the Parties agree that the Due Date for all resale and unbundled network element services billed to CSPR by PRTC in a month shall, subject to Section 9.7, be thirty (30) days after the date that all nine cycles of billing statements for a month have been made available to CSPR. If, however, the last of the nine cycles for a month is not made available to CSPR within four (4) business days after the 22nd calendar day of such month (or, if the 22nd calendar day is not a business day, after the next calendar day which is a business day), the Due Date for such cycle shall, subject to Section 9.7, be sixty (60) days after the date that such cycle was made available to CSPR. Moreover, in the event that any of the other eight cycles for a month is not made available to CSPR by the relevant Bill Date, the Due Date for payment of such late cycle shall be the Due Date as calculated in the third sentence of this Section 9.11, plus the number of days that the cycle was late. For example, if a cycle other than the last billing cycle for a month is received two business days after the Bill Date for that cycle, the Due Date for that cycle shall be two business days after the Due Date for the remaining cycles in that month. For purposes of this Section 9.11, a statement that is made available to CSPR after 3:00 p.m. shall be considered to have been made available to CSPR on the next business day.

9.12

In the event that PRTC fails to bill CSPR for a service under this Agreement more than ninety (90) days after such service is provided, CSPR will only be liable to pay fifty (50%) percent of such charges to PRTC, with such charges due sixty (60) days after CSPR’s receipt of the PRTC invoice reflecting such charges. Moreover, in the event that PRTC fails to bill CSPR for a service more than one hundred and fifty (150) days after such service is provided, CSPR shall have no liability for such charges and PRTC will issue a credit to CSPR in the amount of the charges upon notice by CSPR.

9.13

PRTC shall apply to CSPR’s invoices a monthly credit equal to the pro-rata cost of any PRTC service purchased by CSPR that is not properly functioning and provided that (1) CSPR has reported to PRTC as in need of repair; (2) the problem is caused on PRTC’s side of the line; and (3) PRTC has completed the repair. Such credit shall not apply if the problem is caused by CSPR’s equipment or is on CSPR’s side of the line. Such credit shall be calculated daily from the date the needed repair was reported to the date the needed repair is completed. Such credit shall also be calculated and applied by PRTC upon request from CSPR and shall include the PRTC USOC a detail of the service, the time waiting for repair and the amount of the credit by item.

9.14

When an end user has changed from CSPR to either another service provider or to PRTC, CSPR will not be charged or responsible for any payment for wholesale services from PRTC after PRTC receives a change request order from another service provider or itself. If the change request is received by PRTC after 3:00 p.m., the effective date of the change will be the next business day.

9.15

In the event that the Parties are unable to resolve a billing dispute through the processes outlined in this Section 9, either Party may seek to have any such billing dispute resolved using EDR as provided in Section 14.4 of the General Terms and Conditions of this Agreement.

9.16

Upon written request, PRTC will respond to all written CSPR billing inquiries regarding resale local usage detail and USOC meanings within ten (10) business days and all other billing inquiries within twenty (20) business days. In its response, PRTC will provide to CSPR in writing all clarifications, explanations, and supporting data reasonably required to respond to CSPR’s billing inquiry. The parties acknowledge that CSPR already receives (1) local usage detail for calls from UNE-P lines and (2) usage detail for resold intra-island toll, and PRTC shall have no additional obligation under this Section 9.16 to provide such detail for such calls. In addition, if PRTC begins providing local usage detail for calls from resale lines, PRTC shall no longer be obligated to provide such detail under this Section 9.16.

10.	Confidentiality
10.1

As used in this Section 10, “Confidential Information” means the following information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with, or anticipation of, this Agreement:

10.1.1	Books, records, documents and other information disclosed in an audit pursuant to Section 7;
10.1.2	Any forecasting information provided pursuant to this Agreement;
10.1.3

Customer Information (except to the extent that (a) the Customer information is published in a directory, (b) the Customer information is disclosed through or in the course of furnishing a Telecommunications Service, such as a Directory Assistance Service, Operator Service, Caller ID or similar service, or LIDB service, or (c) the Customer to whom the Customer Information is related has authorized the Receiving Party to use and/or disclose the Customer Information);

10.1.4	Information related to specific facilities or equipment (including, but not limited to, cable and pair information);
10.1.5	Any information that is in written, graphic, electromagnetic, or other tangible form, and marked at the time of disclosure as “Confidential” or “Proprietary;” and
10.1.6

Any information that is communicated orally or visually and declared to the Receiving Party at the time of disclosure, and by written notice with a statement of the information given to the Receiving Party within ten (10) days after disclosure, to be “Confidential or “Proprietary”.

Notwithstanding any other provision of this Agreement, a Party shall have the right to refuse to accept receipt of information which the other Party has identified as Confidential Information pursuant to Sections 10.1.5 or 10.1.6.

10.2	Except as otherwise provided in this Agreement, the Receiving Party shall:

10.2.1	use the Confidential Information received from the Disclosing Party only in performance of this Agreement;
10.2.2

use the same degree of care that it uses with similar confidential information of its own (but in no case a degree of care that is less than commercially reasonable), hold Confidential Information received from the Disclosing Party in confidence and restrict disclosure of the Confidential Information solely to those of the Receiving Party’s Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party’s Affiliates, that have a need to receive such Confidential Information in order to perform the Receiving Party’s obligations under this Agreement. The Receiving Party’s Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party’s Affiliates, shall be required by the Receiving Party to comply with the provisions of this Section 10 in the same manner as the Receiving Party. The Receiving Party shall be liable for any failure of the Receiving Party’s Affiliates or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates, to comply with the provisions of this Section 10;

10.2.3	not share Confidential Information with any person engaged in the sales or marketing of retail services of the Receiving Party or the Receiving Party’s Affiliates; and
10.2.4	not use Confidential Information to solicit the Disclosing Party’s customers.

10.3

The Receiving Party shall return or destroy all Confidential Information received from the Disclosing Party, including any copies made by the Receiving Party, within thirty (30) days after a written request by the Disclosing Party is delivered to the Receiving Party, except for (a) Confidential Information that the Receiving Party reasonably requires to perform its obligations under this Agreement, and (b) one copy for archival purposes only.

10.4	Unless otherwise agreed, the obligations of Sections 10.2 and 10.3 do not apply to information that:
10.4.1	was, at the time of receipt, already in the possession of or known to the Receiving Party free of any obligation of confidentiality and restriction on use;
10.4.2

is or becomes publicly available or known through no wrongful act of the Receiving Party, the Receiving Party’s Affiliates, or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates;

10.4.3	is rightfully received from a third person having no direct or indirect obligation of confidentiality or restriction on use to the Disclosing Party with respect to such information;
10.4.4	is independently developed by the Receiving Party and the Receiving Party provides the Disclosing Party with the information used to develop such information;
10.4.5	is approved for disclosure or use by written authorization of the Disclosing Party (including, but not limited to, in this Agreement); or

10.4.6

is required to be disclosed by the Receiving Party pursuant to Applicable Law, provided that the Receiving Party shall have made commercially reasonable efforts to give at least thirty (30) days’ written notice (unless a shorter period is required by Applicable Law) of the requirement to the Disclosing Party in order to enable the Disclosing Party to seek protective arrangements.

10.5

Notwithstanding the provisions of Sections 10.1 through 10.4, the Receiving Party may use and disclose Confidential Information received from the Disclosing Party to the extent necessary to enforce the Receiving Party’s rights under this Agreement or Applicable Law. In making any such disclosure, the Receiving Party shall make reasonable efforts to preserve the confidentiality and restrict the use of the Confidential Information while it is in the possession of any person to whom it is disclosed, including, but not limited to, by requesting any governmental entity to whom the Confidential Information is disclosed to treat it as confidential and restrict its use to purposes related to the proceeding pending before it. Notwithstanding the foregoing, the Receiving Party may not share Confidential Information with any person engaged in the sales or marketing of retail services of the Receiving Party or the Receiving Party’s Affiliates and shall not use Confidential Information to solicit the Disclosing Party’s customers.

10.6

The Disclosing Party shall retain all of the Disclosing Party’s right, title and interest in any Confidential Information disclosed by the Disclosing Party to the Receiving Party. Except as otherwise expressly provided in this Agreement, no license is granted by this Agreement with respect to any Confidential Information (including, but not limited to, under any patent, trademark or copyright), nor is any such license to be implied solely by virtue of the disclosure of Confidential Information.

10.7

The provisions of this Section 10 shall be in addition to and not in derogation of any provisions of Applicable Law, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by a Party of any right with regard to the use, or protection of the confidentiality of, CPNI provided by Applicable Law.

10.8	Each Party’s obligations under this Section 10 shall survive expiration, cancellation or termination of this Agreement.
11.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.	Default

If either Party (“Defaulting Party”) materially breaches a material provision of this Agreement, and such failure or breach continues, or reasonable efforts to cure have not been taken by the Defaulting Party, for thirty (30) days after written notice thereof is provided by the other Party, the other Party may, by written notice to the Defaulting Party, (a) suspend the provision of any or all Services hereunder, or (b) cancel this Agreement and terminate the provision of all Services hereunder. For the purposes of this Section 12, a CSPR failure to pay undisputed amounts shall not constitute a material breach of a material provision of this Agreement to the extent that PRTC obtains assurance of payment in accordance with Section 6 of this Agreement.

13.	Discontinuance of Service by CSPR

13.1

If CSPR proposes to discontinue, or actually discontinues, its provision of service to all or substantially all of its Customers, whether voluntarily, as a result of bankruptcy, or for any other reason, CSPR shall send written notice of such discontinuance to PRTC. CSPR shall provide such notice such number of days in advance of discontinuance of its service as shall be required by Applicable Law. Unless the period for advance notice of discontinuance of service required by Applicable Law is more than thirty (30) days, to the extent commercially feasible, CSPR shall send such notice at least thirty (30) days prior to its discontinuance of service.

13.2	Intentionally omitted.
13.3

If, upon CSPR’s discontinuation of service, a CSPR Customer becomes a PRTC Customer, CSPR shall provide PRTC with all information reasonably necessary for PRTC to establish service to the CSPR Customer, including, but not limited to, the CSPR Customer’s billed name, listed name, service address, and billing address, and the services being provided to the CSPR Customer upon written request within seven (7) days. PRTC shall reimburse CSPR its reasonable costs for providing such information.

13.4

Nothing in this Section 13 is intended to limit any express right otherwise provided in this Agreement for PRTC to cancel or terminate this Agreement or suspend provision of Services under this Agreement.

14.	Dispute Resolution
14.1

Except as otherwise provided in this Agreement, any dispute between the Parties regarding the interpretation or enforcement of this Agreement or any of its terms shall be addressed by good faith negotiation between the Parties for a minimum period of thirty (30) days. To initiate such negotiation, a Party must provide to the other Party written notice of the dispute that includes both a detailed description of the dispute or alleged nonperformance and the name of an individual who will serve as the initiating Party’s representative in the negotiation.

14.2

If the Parties have been unable to resolve the dispute within thirty (30) days of the date of the initiating Party’s written notice, either Party may pursue any remedies available to it under this Agreement, at law, in equity, or otherwise, including, but not limited to, instituting an appropriate proceeding before the Board, the FCC, or a court of competent jurisdiction.

14.3

The minimum negotiation period provided for in Section 14.1 shall not apply where immediate and/or emergency relief is reasonably warranted under the circumstances, including, but not limited to, disputes involving the possible discontinuation of service to end user customers.

14.4

Expedited Dispute Resolution (“EDR”). EDR shall be available as a dispute resolution mechanism for the provisions of this Agreement in which EDR is made expressly available. In EDR, either Party may seek to have a dispute arbitrated pursuant to the then-prevailing Commercial Rules of the American Arbitration Association. The Parties agree that the arbitration will be binding. The Parties will select a mutually agreeable arbitrator and the arbitrator’s fees will be split equally by the Parties. If the dispute primarily concerns a legal issue (including changes in Applicable Law), the arbitrator must have expertise in telecommunications law. The Parties will agree on an arbitrator within thirty (30) days after one party notifies the other of its desire to seek arbitration, and the Parties will work with the arbitrator to set a schedule to resolve the issues between them as quickly as possible while accommodating the Parties’ needs to present their cases. If the dispute concerns factual issues, the Parties shall agree to limited written discovery sufficient to enable each Party to prepare its case, and the arbitrator shall be empowered to resolve all discovery disputes and, where necessary, to compel production of documents, answers to interrogatories, and other necessary relief. The Parties will attempt to set a schedule to complete any arbitration under this section sixty (60) days after the arbitrator is selected. The Parties will require that the arbitrator issue a decision within fifteen (15) days after the final pleadings have been submitted or as soon as possible depending upon the number of issues subject to arbitration.

15.	Force Majeure
15.1

Neither Party shall be responsible for any delay or failure in performance which results from causes beyond its reasonable control (“Force Majeure Events”), whether or not foreseeable by such Party. Such Force Majeure Events include, but are not limited to, extraordinary adverse weather conditions, flood, fire, explosion, hurricane, earthquake, volcanic action, power failure, embargo, boycott, war, revolution, civil commotion, act of public enemies, strikes, work stoppages, slowdowns, picketing or boycotts, acts or omissions of the other Party, and acts of God.

15.2

If a Force Majeure Event occurs, the non-performing Party shall notify the other Party of its inability to perform as promptly as is reasonably possible. During the period that the non-performing Party is unable to perform, the other Party shall also be excused from performance of its obligations to the extent such obligations are reciprocal to, or depend upon, the performance of the non-performing Party that has been prevented by the Force Majeure Event. The non-performing Party shall use commercially reasonable efforts to avoid or remove the cause(s) of its non-performance and both Parties shall proceed to perform once the cause(s) are removed or cease.

15.3	Intentionally omitted.
15.4

Nothing in this Agreement shall require the non-performing Party to settle any labor dispute except as the non-performing Party, in its sole discretion subject to Applicable Law, determines appropriate.

16.	Forecasts

Intentionally omitted.

17.	Fraud

For resale lines, PRTC will, upon request by CSPR, monitor CSPR’s lines for possible fraud under the same conditions and same procedures that PRTC uses for its own customers. The price for such monitoring appears in the Pricing Attachment and shall apply only to the extent that PRTC is permitted by Applicable Law to charge for such activity. Upon notification by PRTC to CSPR of possible fraud, CSPR shall retain responsibility to PRTC for payment of all charges on its Customers and accounts affected by the fraud, and PRTC shall bear no responsibility for, and shall have no obligation to investigate or make adjustments to CSPR’s account in cases of, fraud by CSPR’s Customers or other third parties, except to the extent that PRTC’s negligence, willful misconduct, or breach of this Agreement contributed to and/or facilitated such fraud.

18.	Good Faith Performance

The Parties shall act in good faith in their performance of this Agreement. Except as otherwise expressly stated in this Agreement (including, but not limited to, where consent, approval, agreement or a similar action is stated to be within a Party’s sole discretion), where consent, approval, mutual agreement or a similar action is required by any provision of this Agreement, such action shall not be unreasonably withheld, conditioned or delayed.

19.	Headings

The headings used in the Principal Document are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of the Principal Document.

20.	Indemnification
20.1

Each Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any and all Claims that arise out of bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, to the extent such injury, death, damage, destruction or loss, was proximately caused by the grossly negligent or intentionally wrongful acts or omissions of the Indemnifying Party, the Indemnifying Party’s Affiliates, or the directors, officers, employees, Agents or contractors (excluding the Indemnified Party) of the Indemnifying Party or the Indemnifying Party’s Affiliates, in connection with this Agreement.

20.2	Indemnification Process.
20.2.1	As used in this Section 20, “Indemnified Person” means a person whom an Indemnifying Party is obligated to indemnify, defend and/or hold harmless under Section 20.1.
20.2.2	An Indemnifying Party’s obligations under Section 20.1 shall be conditioned upon the following:
20.2.3

The Indemnified Person: (a) shall give the Indemnifying Party notice of the Claim promptly after becoming aware thereof (including a statement of facts known to the Indemnified Person related to the Claim and an estimate of the amount thereof); (b) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Claim; (c) shall not consent to any settlement or compromise of a Third Party Claim without the written consent of the Indemnifying Party; (d) shall permit the Indemnifying Party to assume the defense of a Third Party Claim (including, except as provided below, the compromise or settlement thereof) at the Indemnifying Party’s own cost and expense, provided, however, that the Indemnified Person shall have the right to approve the Indemnifying Party's choice of legal counsel.

20.2.4

If the Indemnified Person fails to comply with Section 20.2.3 with respect to a Claim, to the extent such failure shall have a material adverse effect upon the Indemnifying Party, the Indemnifying Party shall be relieved of its obligation to indemnify, defend and hold harmless the Indemnified Person with respect to such Claim under this Agreement.

20.2.5	Subject to 20.2.6 and 20.2.7, below, the Indemnifying Party shall have the authority to defend and settle any Third Party Claim.
20.2.6

With respect to any Third Party Claim, the Indemnified Person shall be entitled to participate with the Indemnifying Party in the defense of the Claim if the Claim requests equitable relief or other relief that could affect the rights of the Indemnified Person. In so participating, the Indemnified Person shall be entitled to employ separate counsel for the defense at the Indemnified Person’s expense. The Indemnified Person shall also be entitled to participate, at its own expense, in the defense of any Claim, as to any portion of the Claim as to which it is not entitled to be indemnified, defended and held harmless by the Indemnifying Party.

20.2.7

In no event shall the Indemnifying Party settle a Third Party Claim or consent to any judgment with regard to a Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. In the event the settlement or judgment requires a contribution from or affects the rights of an Indemnified Person, the Indemnified Person shall have the right to refuse such settlement or judgment with respect to itself and, at its own cost and expense, take over the defense against the Third Party Claim, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify or hold harmless the Indemnified Person against, the Third Party Claim for any amount in excess of such refused settlement or judgment.

20.2.8

The Indemnified Person shall, in all cases, assert any and all provisions in applicable Tariffs and Customer contracts that limit liability to third persons as a bar to, or limitation on, any recovery by a third-person claimant.

20.2.9	The Indemnifying Party and the Indemnified Person shall offer each other all reasonable cooperation and assistance in the defense of any Third Party Claim.
20.3

Each Party agrees that it will not implead or bring any action against the other Party, the other Party’s Affiliates, or any of the directors, officers or employees of the other Party or the other Party’s Affiliates, based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by the other Party or the other Party’s Affiliate and that arises out of performance of this Agreement, unless such claim arises out of the negligent act or omission or willful misconduct of the other Party.

20.4	Each Party’s obligations under this Section 20 shall survive expiration, cancellation or termination of this Agreement.
21.	Insurance
21.1

The Parties shall maintain during the term of any collocation arrangement provided to CSPR pursuant to this Agreement all insurance and/or bonds required to satisfy their obligations under this Agreement (including, but not limited to, the obligations set forth in Section 20 hereof) and all insurance and/or bonds required by Applicable Law. The insurance and/or bonds shall be obtained from an insurer having an A.M. Best insurance rating of at least A-, financial size category VII or greater. At a minimum and without limiting the foregoing undertaking, each Party shall maintain the following insurance:

21.1.1

Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $1,000,000 combined single limit for each occurrence.

21.1.2	Commercial Motor Vehicle Liability Insurance covering all owned, hired and non-owned vehicles, with limits of at least $1,000,000 combined single limit for each occurrence.
21.1.3

Coverage for workmen’s compensation provided by the Puerto Rico State Insurance Fund. If a non-PRTC employee performs work in a PRTC Premises for CSPR, CSPR or the contractor will coordinate and obtain the necessary workmen’s compensation certificates from the Puerto Rico State Insurance Fund prior to the commencement of work.

21.1.4

All risk property insurance on a full replacement cost basis for all of the insured party’s real and personal property located at any Collocation site or otherwise located on or in any PRTC premises (whether owned, leased or otherwise occupied by PRTC), facility, equipment or right-of-way.

21.2

Any deductibles, self-insured retentions or loss limits (“Retentions”) for the foregoing insurance must be disclosed on the certificates of insurance to be provided pursuant to Sections 21.4 and 21.5, and each Party reserves the right to reject any such Retentions in its reasonable discretion. All Retentions shall be the responsibility of the insured Party.

21.3	Each Party shall name the other Party and the other Party’s Affiliates as additional insureds on the foregoing liability insurance.
21.4

Each Party shall, two (2) weeks prior to commencing construction of any collocation arrangement, at the time of each renewal of, or material change in, its insurance policies, and at such other times as the other Party may reasonable specify, furnish certificates or other proof of the foregoing insurance reasonably acceptable to the other Party. The certificates or other proof of the foregoing insurance shall be sent to the persons designated for notices under this Agreement.

21.5

Each Party shall require its contractors, if any, that may enter upon the premises or access the facilities or equipment of the other Party or the other Party’s affiliates to maintain insurance in accordance with Sections 21.1 through 21.3 and, if requested, to furnish certificates or other adequate proof of such insurance acceptable to the other Party in accordance with Section 21.4.

21.6	Intentionally omitted.
21.7

Certificates furnished by the insured Party and its contractors shall contain a clause stating that the other Party: “shall be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the insurance.”

21.8	The insurance required in this section must be provided by an insurance company authorized by the Insurance Commission of Puerto Rico to do business in Puerto Rico.
22.	Intellectual Property

22.1

Except as expressly stated in this Agreement, this Agreement shall not be construed as granting a license with respect to any patent, copyright, trade name, trademark, service mark, trade secret or any other intellectual property, now or hereafter owned, controlled or licensable by either Party. Except as expressly stated in this Agreement, neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right, of the other Party except in accordance with the terms of a separate license agreement between the Parties granting such rights.

22.2

Except as stated in Section 22.4, neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other Party or its Affiliates or Customers based on or arising from any Third Party Claim alleging or asserting that the provision or use of any service, facility, arrangement, or software by either Party under this Agreement, or the performance of any service or method, either alone or in combination with the other Party, constitutes direct, vicarious or contributory infringement or inducement to infringe, or misuse or misappropriation of any patent, copyright, trademark, trade secret, or any other proprietary or intellectual property right of any Party or third person. Each Party, however, shall offer to the other reasonable cooperation and assistance in the defense of any such claim.

22.3

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE BY EACH PARTY OF THE OTHER’S SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT GIVE RISE TO A CLAIM OF INFRINGEMENT, MISUSE, OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.

22.4

CSPR agrees that the Services provided by PRTC hereunder shall be subject to the terms, conditions and restrictions contained in any applicable agreements (including, but not limited to software or other intellectual property license agreements) between PRTC and PRTC’s vendors. PRTC agrees to advise CSPR, directly or through a third party, of any such terms, conditions or restrictions that may limit any CSPR use of a Service provided by PRTC that is otherwise permitted by this Agreement. At CSPR’s written request, where necessary, PRTC will attempt to obtain intellectual property rights from PRTC’s vendor to allow CSPR to use the Service in the same manner as PRTC that are coextensive with PRTC’s intellectual property rights, on terms and conditions that are equal in quality to the terms and conditions under which PRTC has obtained PRTC’s intellectual property rights. CSPR shall reimburse PRTC for the cost of obtaining such rights.

23.	Joint Work Product

The Principal Document is the joint work product of the Parties, has been negotiated by the Parties, and shall be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences shall be drawn against either Party.

24.	Law Enforcement
24.1

Each Party may cooperate with law enforcement authorities and national security authorities to the full extent required or permitted by Applicable Law in matters related to Services provided by it under this Agreement, including, but not limited to, the production of records, the establishment of new lines or the installation of new services on an existing line in order to support law enforcement and/or national security operations, and, the installation of wiretaps, trap-and-trace facilities and equipment, and dialed number recording facilities and equipment.

24.2

A Party shall have the obligation to inform the other Party of actions taken in cooperating with law enforcement or national security authorities, except to the extent required by Applicable Law or to the extent such actions do not affect the other Party or its Customers.

24.3

Where a law enforcement or national security request relates to the establishment of lines (including, but not limited to, lines established to support interception of communications on other lines), or the installation of other services, facilities or arrangements, a Party may, to the extent required by Applicable Law, act to prevent the other Party from obtaining access to information concerning such lines, services, facilities and arrangements, through operations support system interfaces.

25.	Liability
25.1

As used in this Section 25, “Service Failure” means a failure to comply with a direction to install, restore or terminate Services under this Agreement, a failure to provide Services under this Agreement, and failures, mistakes, omissions, interruptions, delays, errors, defects or the like, occurring in the course of the provision of any Services under this Agreement.

25.2

Except as otherwise stated in Section 25.5, the liability, if any, of a Party, a Party’s Affiliates, and the directors, officers and employees of a Party and a Party’s Affiliates, to the other Party, the other Party’s Customers, and to any other person, for Claims arising out of a Service Failure shall not exceed an amount equal to the pro rata applicable monthly charge for the Services that are subject to the Service Failure for the period in which such Service Failure occurs.

25.3

Except as otherwise stated in Section 25.5, a Party, a Party’s Affiliates, and the directors, officers and employees of a Party and a Party’s Affiliates, shall not be liable to the other Party, the other Party’s Customers, or to any other person, in connection with this Agreement (including, but not limited to, in connection with a Service Failure or any breach, delay or failure in performance, of this Agreement) for special, indirect, incidental, consequential, reliance, exemplary, punitive, or like damages, including, but not limited to, damages for lost revenues, profits or savings, or other commercial or economic loss, even if the person whose liability is excluded by this Section has been advised of the possibility of such damages.

25.4

The limitations and exclusions of liability stated in Sections 25.1 through 25.3 shall apply regardless of the form of a claim or action, whether statutory, in contract, warranty, strict liability, tort (including, but not limited to, negligence of a Party), or otherwise.

25.5	Nothing contained in Sections 25.1 through 25.4 shall exclude or limit liability:

25.5.1	under Sections 20, Indemnification, or 40, Taxes.

25.5.2	for any obligation to indemnify, defend and/or hold harmless that a Party may have under this Agreement.

25.5.3

for damages arising out of or resulting from bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, or Toxic or Hazardous Substances, to the extent such damages are otherwise recoverable under Applicable Law;

25.5.4	for a claim for infringement of any patent, copyright, trade name, trade mark, service mark, or other intellectual property interest;

25.5.5	under Section 258 of the Act or any order of FCC or the Board implementing Section 258; or

25.5.6	under the financial incentive or remedy provisions of any service quality plan required by the FCC or the Board.

25.5.7	for liquidated damages or other remedies otherwise made expressly applicable in the Performance Standards Attachment of this Agreement.

25.6

In the event that the liability of a Party, a Party’s Affiliate, or a director, officer or employee of a Party or a Party’s Affiliate, is limited and/or excluded under both this Section 25 and a provision of an applicable Tariff, the applicable limitation or exclusion shall be determined by whether the relevant Service was ordered under this Agreement or under the Tariff.

25.7	Intentionally omitted.
26.	Network Management
26.1

Cooperation. The Parties will work cooperatively in a commercially reasonable manner to install and maintain a reliable network. CSPR and PRTC will exchange appropriate information (e.g., network information, maintenance contact numbers, escalation procedures, and information required to comply with requirements of law enforcement and national security agencies) to achieve this desired reliability. In addition, the Parties will work cooperatively in a commercially reasonable manner to apply sound network management principles to alleviate or to prevent traffic congestion and subject to Section 17, to minimize fraud associated with third number billed calls, calling card calls, and other services related to this Agreement.

26.2

Responsibility for Following Standards. Each Party recognizes a responsibility to follow the standards that may be agreed to between the Parties and to employ characteristics and methods of operation that will not interfere with or impair the service, network or facilities of the other Party or any third parties connected with or involved directly in the network or facilities of the other.

26.3

Interference or Impairment. If a Party (“Impaired Party”) reasonably determines that the services, network, facilities, or methods of operation, of the other Party (“Interfering Party”) will or are likely to interfere with or impair the Impaired Party’s provision of services or the operation of the Impaired Party’s network or facilities, the Impaired Party may interrupt or suspend any Service provided to the Interfering Party only to the extent necessary to prevent such interference or impairment, subject to the following:

26.3.1

Except in emergency situations (e.g., situations involving a risk of bodily injury to persons or damage to tangible property, or an interruption in Customer service) or as otherwise provided in this Agreement, the Impaired Party shall have given the Interfering Party at least ten (10) days’ prior written notice and documentation of the interference or impairment or potential interference or impairment and the need to correct the condition within said time period; and taken other actions, if any, required by Applicable Law; and,

26.3.2

Upon correction of the interference or impairment, the Impaired Party will promptly restore the interrupted or suspended Service. The Impaired Party shall not be obligated to provide an out-of-service credit allowance or other compensation to the Interfering Party in connection with the suspended Service.

26.4

Outage Repair Standard. In the event of an outage or trouble in any Service being provided by a Party hereunder, the Providing Party will follow the other Party’s standard procedures for isolating and clearing the outage or trouble, provided, however, that such standard procedures are reasonable, nondiscriminatory, and have been provided to the other Party in writing prior to the relevant outage or trouble.

27.	Non-Exclusive Remedies

Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any other remedies that may be available under this Agreement or at law or in equity.

28.	Notices
28.1	Except as otherwise provided in this Agreement, notices given by one Party to the other Party under this Agreement:
28.1.1	shall be in writing;
28.1.2

shall be delivered (a) personally, (b) by express delivery service with next Business Day delivery, (c) by First Class, certified or registered U.S. mail, postage prepaid, or (d) by facsimile telecopy, with a copy delivered in accordance with (a), (b) or (c), preceding; and

28.1.3	shall be delivered to the following addresses of the Parties:
To CSPR:	Mr. Juan Carlos Ramos

General Manager

Cortelco Systems Puerto Rico, Inc.

PO Box 363665

San Juan, Puerto Rico 00936-3665

Telephone Number: (787) 758-0000

Internet Address: jcramos@cortelcopr.com,

Or for overnight delivery:

Mr. Juan Carlos Ramos

Parque Industrial Valle Tolima

Lote 14 A-4 Carr. 156 Km 58.1, Valle Tolima

Caguas PR 00725

With a copy to:	Lcda. Nancy Gonzalez

Human Resources Director

Cortelco Systems Puerto Rico, Inc.

Parque Industrial Valle Tolima

Caguas PR 00725

Telephone Number: (787) 281 1756

Facsimile: (787) 281-1775

Internet Address: ngonzalez@cortelcopr.com

To PRTC:	Mr. Omar Acevedo

Director Wholesale Service

Puerto Rico Telephone Company, Inc.

P.O. Box 360998

San Juan, Puerto Rico 00936-0998

Telephone Number: 787-775-7600

Facsimile: 787-273-1797

Internet Address: oacevedo@prtcmail.prtc.net

Or for overnight delivery:

Mr. Omar Acevedo

Puerto Rico Telephone Company, Inc.

1515 Roosevelt Avenue

Guaynabo, PR 00921

With a copy to:	Lcda. Sandra Torres
Director of Legal and Regulatory Affairs

Puerto Rico Telephone Company, Inc.

1515 Roosevelt Avenue

Guaynabo, PR 00921

Telephone Number: 787-792-9570
Internet Address: storres@prtcmail.prtc.net

or to such other address as either Party shall designate by proper notice.

Notices will be deemed given as of the earlier of (a) where there is personal delivery of the notice, the date of actual receipt, (b) where the notice is sent via express delivery service for next Business Day delivery, the next Business Day after the notice is sent, (c) where the notice is sent via First Class U.S. Mail, three (3) Business Days after mailing, (d) where notice is sent via certified or registered U.S. mail, the date of receipt shown on the Postal Service receipt, and (e) where the notice is sent via facsimile telecopy, if the notice is sent on a Business Day and before 5 PM in the time zone where it is received, on the date set forth on the telecopy confirmation, or if the notice is sent on a non-Business Day or if the notice is sent after 5 PM in the time zone where it is received, the next Business Day after the date set forth on the telecopy confirmation.

29.	Ordering and Maintenance

PRTC shall provide as part of its Operations Support System nondiscriminatory electronic access to submit Orders and requests for maintenance and repair of Services, and to engage in other pre-ordering, ordering, provisioning, maintenance and repair transactions. Additionally, methods and procedures of interaction will be written and delivered at the time of signing of this Agreement for order submissions and requests for maintenance and repair of Services, and to engage in pre-ordering, ordering, provisioning, maintenance and repair transactions. Neither party will deviate from such written procedures except upon ninety (90) days’ written notice and all necessary information, cooperation and testing ability with enough time in advance to reasonably accommodate the change. For other changes, CSPR will be provided thirty (30) days’ advance notice, including a detailed written description detailing the differences the change will make to procedure.

30.	Performance Standards
30.1

PRTC shall provide Services under this Agreement in accordance with the performance standards required by this Agreement and by Applicable Law, including, but not limited to, Section 251(c) of the Act.

30.2	CSPR shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law.
31.	Point of Contact for CSPR Customers
31.1	CSPR shall establish telephone numbers and mailing addresses at which CSPR Customers may communicate with CSPR and shall advise CSPR Customers of these telephone numbers and mailing addresses.
31.2

When either Party receives a communication from a customer of the other Party, it shall give the customer a phone number at which he or she may contact the other Party directly.  The phone number for PRTC to provide to CSPR customers is 787-281-1790.  The phone number for CSPR to provide to PRTC customers is 611.  Either party may change the contact phone number upon thirty (30) days' prior notice.

32.	Predecessor Agreements
32.1	Except as otherwise agreed in writing by the Parties:
32.1.1	Intentionally omitted.
32.1.2

Any Services that were purchased by one Party from the other Party under a prior interconnection or resale agreement between the Parties for the Commonwealth of Puerto Rico pursuant to Section 252 of the Act and in effect prior to the Effective Date, shall as of the Effective Date be subject to and purchased under this Agreement.

32.2	Intentionally omitted.
32.3	Intentionally omitted.
33.	Publicity and Use of Trademarks or Service Marks
33.1

A Party, its Affiliates, and their respective contractors and Agents, shall not use the other Party’s trademarks, service marks, logos or other proprietary trade dress, in connection with the sale of products or services, or in any advertising, press releases, publicity matters or other promotional materials, unless the other Party has given its written consent for such use, which consent the other Party may grant or withhold in its sole discretion.

33.2	Neither Party may imply any direct or indirect affiliation with or sponsorship or endorsement of it or its services or products by the other Party.
33.3	Any violation of this Section 33 shall be considered a material breach of this Agreement.
34.	References

34.1	All references to Sections, Appendices and Exhibits shall be deemed to be references to Sections, Appendices and Exhibits of this Agreement unless the context shall otherwise require.
34.2

Except as otherwise provided in this Agreement, any reference to a Tariff, agreement, technical or other document (including PRTC or third party guides, practices or handbooks), or provision of Applicable Law, is to such Tariff, agreement, or document, or provision of Applicable Law, as amended and supplemented from time to time (and, in the case of a Tariff or provision of Applicable Law, to any successor Tariff or provision).

35.	Relationship of the Parties
35.1	The relationship of the Parties under this Agreement shall be that of independent contractors and nothing herein shall be construed as creating any other relationship between the Parties.
35.2

Nothing contained in this Agreement shall make either Party the employee of the other, create a partnership, joint venture, or other similar relationship between the Parties, or grant to either Party a franchise, distributorship or similar interest.

35.3

Except for provisions herein expressly authorizing a Party to act for another Party, nothing in this Agreement shall constitute a Party as a legal representative or Agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party in writing, which permission may be granted or withheld by the other Party in its sole discretion.

35.4

Each Party shall have sole authority and responsibility to hire, fire, compensate, supervise, and otherwise control its employees, Agents and contractors. Each Party shall be solely responsible for payment of any Social Security or other taxes that it is required by Applicable Law to pay in conjunction with its employees, Agents and contractors, and for withholding and remitting to the applicable taxing authorities any taxes that it is required by Applicable Law to collect from its employees.

35.5

Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party's business.

35.6	The relationship of the Parties under this Agreement is a non-exclusive relationship.
36.	Reservation of Rights
36.1

Notwithstanding anything to the contrary in this Agreement, neither Party waives, and each Party hereby expressly reserves, its rights: (a) to appeal or otherwise seek the reversal of and changes in any arbitration decision associated with this Agreement; (b) to challenge the lawfulness of this Agreement and any provision of this Agreement; (c) to seek changes in this Agreement (including, but not limited to, changes in rates, charges and the Services that must be offered) through changes in Applicable Law; (d) to challenge the lawfulness and propriety of, and to seek to change, any Applicable Law, including, but not limited to any rule, regulation, order or decision of the Board, the FCC, or a court of applicable jurisdiction; and (e) to collect debts owed to it under any prior interconnection or resale agreements. Nothing in this Agreement shall be deemed to limit or prejudice any position a Party has taken or may take before the Board, the FCC, any other Commonwealth or federal regulatory or legislative bodies, courts of applicable jurisdiction, or industry fora. The provisions of this Section shall survive the expiration, cancellation or termination of this Agreement. Subject to Section 4 above, the provisions of this Section do not, however, relieve either Party of its obligations to perform in accordance with the terms and conditions of this Agreement.

37.	Subcontractors

A Party may use a contractor of the Party (including, but not limited to, an Affiliate of the Party) to perform the Party’s obligations under this Agreement; provided, that a Party’s use of a contractor shall not release the Party from any duty or liability to fulfill the Party’s obligations under this Agreement.

38.	Successors and Assigns

This Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.

39.	Survival

The rights, liabilities and obligations of a Party for acts or omissions occurring prior to the expiration, cancellation or termination of this Agreement, the rights, liabilities and obligations of a Party under any provision of this Agreement regarding confidential information (including but not limited to, Section 10), indemnification or defense (including, but not limited to, Section 20), or limitation or exclusion of liability (including, but not limited to, Section 25), and the rights, liabilities and obligations of a Party under any provision of this Agreement which by its terms or nature is intended to continue beyond or to be performed after the expiration, cancellation or termination of this Agreement, shall survive the expiration, cancellation or termination of this Agreement.

40.	Taxes
40.1

With respect to any purchase hereunder of Services, if any federal, Commonwealth, state or local tax, fee, surcharge or other specific regulatory assessment (a “Tax”) is required or permitted by Applicable Law to be collected from the Purchasing Party by the Providing Party, and such Tax is not or has not been remitted to the applicable taxing authority through other means or parties, then (a) the Providing Party shall properly bill the Purchasing Party for such Tax only as a dollar for dollar pass through charge, (b) the Purchasing Party shall timely remit such Tax to the Providing Party and (c) the Providing Party shall timely remit such collected Tax to the applicable taxing authority. Unless otherwise ordered by a regulatory authority or court with jurisdiction, each Party shall collect from its own end users, and shall provide to the relevant authority, the Universal Service surcharge and any other federal or Commonwealth regulatory fee imposed on a carrier.

40.2

Taxes Imposed on the Providing Party. With respect to any purchase hereunder of Services, if any federal, Commonwealth, state or local Tax is imposed by Applicable Law on the receipts of the Providing Party, and such Applicable Law permits the Providing Party to exclude certain receipts received from sales for resale to a public utility, distributor, telephone company, local exchange carrier, telecommunications company or other communications company (“Telecommunications Company”), such exclusion being based solely on the fact that the Purchasing Party is also subject to a tax based upon receipts (“Receipts Tax”), then the Purchasing Party (a) shall provide the Providing Party with notice in writing in accordance with Section 40.6 of this Agreement of its intent to pay the Receipts Tax and (b) shall timely pay the Receipts Tax to the applicable tax authority.

40.3

Taxes Imposed on Customers. With respect to any purchase hereunder of Services that are resold to a third party, if any federal, state, Commonwealth or local Tax is imposed by Applicable Law on the subscriber, end-user, Customer or ultimate consumer (“Subscriber”) in connection with any such purchase, which a Telecommunications Company is required to impose and/or collect from a Subscriber, then the Purchasing Party (a) shall be required to impose and/or collect such Tax from the Subscriber and (b) shall timely remit such Tax to the applicable taxing authority.

40.4

Liability for Uncollected Tax, Interest and Penalty. If the Providing Party has not received an exemption certificate from the Purchasing Party and the Providing Party fails to bill the Purchasing Party for any Tax as required by Section 40.1, then, as between the Providing Party and the Purchasing Party, (a) the Purchasing Party shall remain liable for such unbilled Tax and (b) the Providing Party shall be liable for any interest assessed thereon and any penalty assessed with respect to such unbilled Tax by such authority. If the Providing Party properly bills the Purchasing Party for any Tax but the Purchasing Party fails to remit such Tax to the Providing Party as required by Section 40.1, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the Providing Party does not collect any Tax as required by Section 40.1 because the Purchasing Party has provided such Providing Party with an exemption certificate that is later found to be inadequate by a taxing authority, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the Purchasing Party fails to pay the Receipts Tax as required by Section 40.2, then, as between the Providing Party and the Purchasing Party, (x) the Providing Party shall be liable for any Tax imposed on its receipts and (y) the Purchasing Party shall be liable for any interest assessed thereon and any penalty assessed upon the Providing Party with respect to such Tax by such authority. If the Purchasing Party fails to impose and/or collect any Tax from Subscribers as required by Section 40.3, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall remain liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. With respect to any Tax that the Purchasing Party has agreed to pay, or is required to impose on and/or collect from Subscribers, the Purchasing Party agrees to indemnify and hold the Providing Party harmless on an after-tax basis for any costs incurred by the Providing Party as a result of actions taken by the applicable taxing authority to recover the Tax from the Providing Party due to the failure of the Purchasing Party to timely pay, or collect and timely remit, such Tax to such authority. In the event either Party is audited by a taxing authority, the other Party agrees to cooperate fully with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously.

40.5

Tax Exemptions and Exemption Certificates. If Applicable Law clearly exempts a purchase hereunder from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption-certificate requirement, then, if the

Purchasing Party complies with such procedure, the Providing Party shall not collect such Tax during the effective period of such exemption. Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with the terms set forth in Section 40.6. If Applicable Law clearly exempts a purchase hereunder from a Tax, but does not also provide an exemption procedure, then the Providing Party shall not collect such Tax if the Purchasing Party (a) furnishes the Providing Party with a letter signed by an officer requesting such an exemption and citing the provision in the Applicable Law which clearly allows such exemption and (b) supplies the Providing Party with an indemnification agreement, reasonably acceptable to the Providing Party (e.g., an agreement commonly used in the industry), which holds the Providing Party harmless on an after-tax basis with respect to its forbearing to collect such Tax.

40.6

All notices, affidavits, exemption-certificates or other communications required or permitted to be given by either Party to the other, for purposes of this Section 40, shall be made in writing and shall be delivered in person or sent by certified mail, return receipt requested, or registered mail, or a courier service providing proof of service, and sent to the addressees set forth in Section 28.

Either Party may from time to time designate another address or other addressees by giving notice in accordance with the terms of this Section. Any notice or other communication shall be deemed to be given when received.

41.	Technology Upgrades

Subject to the requirements of this Agreement and of Applicable Law, PRTC shall have the right to deploy, upgrade, migrate and maintain its network at its discretion. In doing so, PRTC will comply with the requirements of 47 C.F.R. Secs. 51.325-51.335. PRTC will notify CSPR in writing of any public notices filed in accordance with 47 C.F.R. Secs. 51.325-51.335 within five (5) business days of such filing(s).

42.	Territory
42.1

This Agreement applies to the territory in which PRTC operates as an Incumbent Local Exchange Carrier in the Commonwealth of Puerto Rico. PRTC shall be obligated to provide Services under this Agreement only within this territory.

42.2

Notwithstanding any other provision of this Agreement, PRTC may terminate this Agreement as to a specific operating territory or portion thereof if PRTC sells or otherwise transfers its operations in such territory or portion thereof to an unaffiliated third-person.

43.	Third Party Beneficiaries

Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein shall create or be construed to provide any third-persons (including, but not limited to, Customers or contractors of a Party) with any rights (including, but not limited to, any third-party beneficiary rights) hereunder. Except as expressly set forth in this Agreement, a Party shall have no liability under this Agreement to the Customers of the other Party or to any other third person.

44.	252(i) Obligations
44.1	To the extent required by Applicable Law, each Party shall comply with Section 252(i) of the Act and 47 C.F.R. § 51.809.

44.2	Intentionally omitted.
45.	Use of Service

Intentionally omitted.

46.	Waiver

Except as otherwise specifically provided in this Agreement, a failure or delay of either Party to enforce any of the provisions of this Agreement, or any right or remedy available under this Agreement or at law or in equity, or to require performance of any of the provisions of this Agreement, or to exercise any option which is provided under this Agreement, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

47.	Warranties

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED, OR TO BE PROVIDED, UNDER THIS AGREEMENT AND THE PARTIES DISCLAIM ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WARRANTIES AGAINST INFRINGEMENT, AND WARRANTIES ARISING BY TRADE CUSTOM, TRADE USAGE, COURSE OF DEALING OR PERFORMANCE, OR OTHERWISE.

48.	Withdrawal of Services
48.1	Intentionally omitted.
48.2	Intentionally omitted.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

CORTELCO SYSTEMS PUERTO RICO, INC.	PUERTO RICO TELEPHONE COMPANY, INC.

By: /s/ Juan Carlos Ramos	By: /s/ Cristina Lambert

Printed: Juan Carlos Ramos	Printed: Cristina Lambert

Title: General Manager , Cortelco Systems Puerto Rico, Inc.	Title: President and Chief Executive Officer, Puerto Rico Telephone Company, Inc.

GLOSSARY

1.	General Rule
1.1	The provisions of Sections 1.2 through 1.4 and Section 2 apply with regard to the Principal Document. Terms used in a Tariff shall have the meanings stated in the Tariff.
1.2

Unless the context clearly indicates otherwise, when a term listed in this Glossary is used in the Principal Document, the term shall have the meaning stated in this Glossary. A defined term intended to convey the meaning stated in this Glossary is capitalized when used. Other terms that are capitalized, and not defined in this Glossary or elsewhere in the Principal Document, shall have the meaning stated in the Act. Additional definitions that are specific to the matters covered in a particular provision of the Principal Document may appear in that provision. To the extent that there may be any conflict between a definition set forth in this Glossary and any definition in a specific provision, the definition set forth in the specific provision shall control with respect to that provision.

1.3

Unless the context clearly indicates otherwise, any term defined in this Glossary which is defined or used in the singular shall include the plural, and any term defined in this Glossary which is defined or used in the plural shall include the singular.

1.4

The words “shall” and “will” are used interchangeably throughout the Principal Document and the use of either indicates a mandatory requirement. The use of one or the other shall not confer a different degree of right or obligation for either Party.

1.5

Any ambiguity in the definition and/or meaning of a term used herein will be resolved in the first instance in accordance with such term’s usage, definition, and/or interpretation in the Act and by the FCC.

2.	Definitions
2.1	Act.

The Communications Act of 1934 (47 U.S.C. §151 et seq.), as from time to time amended (including, but not limited to, by the Telecommunications Act of 1996).

2.2	Advanced Services.

As a general matter, shall have the meaning set forth by the FCC.

2.3	Affiliate.

Shall have the meaning set forth in the Act.

2.4	Agent.

An agent or servant.

2.5	Agreement.

This Agreement, as defined in Section 1 of the General Terms and Conditions.

2.6	Ancillary Traffic.

All traffic that is destined for ancillary services, or that may have special billing requirements, including but not limited to the following: Directory Assistance, 911/E911, Operator Services (IntraLATA call completion), IntraLATA third party, collect and calling card, 800/888 database query, LIDB, and Voice Information Services Traffic as described in Section 5 of the Additional Services Attachment.

2.7	ANI (Automatic Number Identification).

The signaling parameter that refers to the number transmitted through the network identifying the billing number of the calling party.

2.8	Applicable Law.

All effective laws, government regulations and government orders, applicable to each Party’s performance of its obligations under this Agreement.

2.9	ASR (Access Service Request).

An industry standard form, which contains data elements and usage rules used by the Parties to add, establish, change or disconnect services or trunks for the purposes of interconnection.

2.10	Board

Telecommunications Regulatory Board of Puerto Rico.

2.11	Business Day.

Monday through Friday, except for holidays observed by PRTC.

2.11a	Business Line
The term “business line” shall have the meaning given in 47 C.F.R. § 51.5.
2.12	Calendar Quarter.

January through March, April through June, July through September, or October through December.

2.13	Calendar Year.

January through December.

2.14	CCS (Common Channel Signaling).

A method of transmitting call set-up and network control data over a digital signaling network separate from the public switched telephone network facilities that carry the actual voice or data content of the call.

2.15	Central Office.

A switching entity within the public switched network, including, but not limited to, end office switches and tandem office switches, as well as a building or space within a building which serves as an aggregation point on a given carrier’s network, where transmission facilities and circuits are connected or switched.

2.16	Central Office Switch.

A switch used to provide Telecommunications Services, including, but not limited to, an End Office Switch or a Tandem Switch. A Central Office Switch may also be employed as a combination End Office/Tandem Office Switch.

2.17	Claims.

Any and all claims, demands, suits, actions, settlements, judgments, fines, penalties, liabilities, injuries, damages, losses, costs (including, but not limited to, court costs), and expenses (including, but not limited to, reasonable attorney’s fees).

2.18	CLEC (Competitive Local Exchange Carrier).

Any Local Exchange Carrier other than PRTC that is operating as a Local Exchange Carrier in the territory in which PRTC operates as an ILEC in the Commonwealth of Puerto Rico.

2.19	CLLI Codes.

Common Language Location Identifier Codes.

2.20	CMDS (Centralized Message Distribution System).

The billing record and clearing house transport system that LECs use to exchange out collects and in collects as well as Carrier Access Billing System (CABS) records.

2.21	Commingle.

The term “commingle” shall have the meaning given in 47 C.F.R. § 51.5.

2.22	Copper Loop.

The term “copper loop” shall have the meaning given in 47 C.F.R. § 51.319(a)(1).

2.23	Copper Subloop.

The term “copper subloop” shall have the meaning given in 47 C.F.R. § 51.319(b).

2.24	CPN (Calling Party Number).

A CCS parameter that identifies the calling party's telephone number.

2.25	CPNI (Customer Proprietary Network Information).

Shall have the meaning set forth in Section 222 of the Act, 47 U.S.C. § 222.

2.26	Cross Connection.

For a Collocation arrangement, the facilities between the collocating Party’s equipment and the equipment or facilities of the housing Party (such as the housing Party’s digital signal cross connect, Main Distribution Frame, or other suitable frame or panel).

2.27	Customer.

A third party residence or business end-user subscriber to Telephone Exchange Services provided by either of the Parties.

2.28	Dark Fiber.

The term “dark fiber” shall have the meaning given in 47 C.F.R. § 51.319(a)(6).

2.28a	Dark Fiber Transport.

The term “dark fiber transport” shall have the meaning given in 47 C.F.R. § 51.319(e)(2)(iv).

2.29	Dedicated Transport.

The term “dedicated transport” shall have the meaning given in 47 C.F.R. § 51.319(e).

2.29a	Dedicated DS1 Transport.

The term “dedicated DS1 transport” shall have the meaning given in 47 C.F.R. § 51.319(e)(2)(ii).

2.29b	Dedicated DS3 Transport.

The term “dedicated DS3 transport” shall have the meaning given in 47 C.F.R. § 51.319(e)(2)(iii).

2.30	Digital Loop Carrier Terminal – Remote Terminal (DLC-RT)

Network transmission equipment used to provide pair gain on local distribution plant connected to the host central office. DLC-RTs come in two varieties, “Universal” or “Integrated”.

2.31	Digital Signal Level.

One of several transmission rates in the time-division multiplex hierarchy.

2.32	DS0 (Digital Signal Level 0).

The 64kbps zero-level signal in the time-division multiplex hierarchy.

2.33	DS1 (Digital Signal Level 1) Loop.

The term “DS1 Loop” shall have the meaning given in 47 C.F.R. § 51.319(a)(4). [Jeff: I think this definition needs to be in here because the term is used in this contract. We realize it is provided under the commercial agreement, but if it is referred to here, it should be defined in this contract]

2.33a	DS3 (Digital Signal Level 3) Loop.

The term “DS3 loop” shall have the meaning given in 47 C.F.R. § 51.319(a)(5).

2.34	EMI (Exchange Message Interface).

Standard acceptable to both Parties used for the interexchange of telecommunications message information between local exchange carriers and interexchange carriers for billable, non-billable, sample, settlement and study data. Data is provided between companies via a unique record layout that contains Customer billing information, account summary and tracking analysis. EMI format is contained in document SR-320 published by the Alliance for Telcom Industry Solutions.

2.35	End Office Switch or End Office.

A switching entity that is used to terminate Customer station Local Loops for the purpose of interconnection to each other and to trunks.

2.36	Entrance Facility.

The facilities between a Party's designated premises and the Central Office serving that designated premises.

2.37	Exchange Access.

Shall have the meaning set forth in the Act.

2.38	FCC Internet Order.

Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, (adopted April 18, 2001).

2.39	FCC.

The Federal Communications Commission.

2.40	FCC Interim UNE Order.

Order and Notice Of Proposed Rulemaking, In the Matter of Unbundled Access To Network Elements, Review Of The Section 251 Unbundling Obligations Of Incumbent Local Exchange Carriers, WC Docket No. 04-313, CC Docket No. 01-338, FCC 04-179 (released Aug. 20, 2004).

2.41	FCC Regulations.

The unstayed, effective regulations promulgated by the FCC, as amended from time to time.

2.42	Feeder - Distribution Interface (FDI)

Any point in the Local Loop where the trunk line or feeder leading back to the ILEC’s central office and the distribution plant branching out to the subscribers meet and interface.

2.42a	Fiber-based collocator.

The term “fiber-based collocator” shall have the meaning given in 47 C.F.R. § 51.5.

2.43	Fiber-to-the-Home Loop.

The term fiber-to-the-home loop shall have the meaning given in 47 C.F.R. § 51.319(a)(3).

2.44	House and Riser Cable.

A two-wire or four-wire metallic distribution facility in PRTC’s network between the minimum point of entry for a building where a premises of a Customer is located (such a point, an “MPOE”) and the Rate Demarcation Point for such facility (or NID) if the NID is located at such Rate Demarcation Point).

2.45	Hybrid Loop.

The term “hybrid loop” shall have the meaning given in 47 C.F.R. § 51.319(a)(2).

2.46	IDLC (Integrated Digital Loop Carrier).

A subscriber Local Loop carrier system that integrates within the switch at a DS1 level, which is twenty-four (24) Local Loop transmission paths combined into a 1.544 Mbps digital signal.

2.47	ILEC (Incumbent Local Exchange Carrier).

Shall have the meaning stated in the Act.

2.48	Information Access.

The provision of specialized exchange telecommunications services in connection with the origination, termination, transmission, switching, forwarding or routing of telecommunications traffic to or from the facilities of a provider of information services, including a provider of Internet access or Internet transmission services.

2.49	Inside Wire or Inside Wiring.

All wire, cable, fiber, terminals, hardware, and other equipment or materials, on the Customer's side of the Rate Demarcation Point.

2.50	Internet Service Provider (ISP).

An entity that offers computer processing, information storage, protocol conversion, and routing with transmission to enable users to access Internet content and services.

2.51	Internet Traffic.

Any traffic that is transmitted to or returned from the Internet at any point during the duration of the transmission.

2.52	InterLATA Service.

Shall have the meaning set forth in the Act.

2.53	IntraLATA.

Telecommunications that originate and terminate within the same LATA.

2.54	ISDN (Integrated Services Digital Network).

A switched network service providing end-to-end digital connectivity for the simultaneous transmission of voice and data. Basic Rate Interface-ISDN (BRI-ISDN) provides for digital transmission of two (2) 64 kbps bearer channels and one (1) 16 kbps data and signaling channel (2B+D). Primary Rate Interface-ISDN (PRI-ISDN) provides for digital transmission of twenty-three (23) 64 kbps bearer channels and one (1) 64 kbps data and signaling channel (23B+D).

2.55	IXC (Interexchange Carrier).

A Telecommunications Carrier that provides, directly or indirectly, InterLATA or IntraLATA Telephone Toll Services.

2.56	LATA (Local Access and Transport Area).

Shall have the meaning set forth in the Act.

2.57	LEC (Local Exchange Carrier).

Shall have the meaning set forth in the Act.

2.58	LERG (Local Exchange Routing Guide).

A Telcordia Technologies reference containing NPA/NXX routing and homing information.

2.59	LIDB (Line Information Data Base).

Line Information databases which provide, among other things, calling card validation functionality for telephone line number cards issued by PRTC and other entities and validation data for collect and third number-billed calls(e.g., data for billed number screening).

2.60	Line Side.

An End Office Switch connection that provides transmission, switching and optional features suitable for Customer connection to the public switched network, including loop start supervision, ground start supervision and signaling for BRI-ISDN service.

2.61	Local Loop.

The term “local loop” has the meaning given in 47 C.F.R. § 51.319(a).

2.62	MDF (Main Distribution Frame).

The primary point at which outside plant facilities terminate within a Wire Center, for interconnection to other Telecommunications facilities within the Wire Center. The distribution frame used to interconnect cable pairs and line trunk equipment terminating on a switching system.

2.63	Measured Internet Traffic.

Dial-up, switched Internet Traffic originated by a Customer of one Party on that Party’s network at a point in a PRTC local calling area, and delivered to a Customer or an Internet Service Provider served by the other Party, on that other

Party’s network at a point in the same PRTC local calling area. PRTC local calling areas shall be as defined by PRTC. Calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis, are not considered Measured Internet Traffic. For the avoidance of any doubt, Virtual Foreign Exchange Traffic (i.e., V/FX Traffic) (as defined in the Interconnection Attachment) does not constitute Measured Internet Traffic.

2.64	MECAB (Multiple Exchange Carrier Access Billing).

A document prepared by the Billing Committee of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECAB document, published by Telcordia Technologies as Special Report SR-BDS-000983, contains the recommended guidelines for the billing of an Exchange Access Service provided by two or more LECs, or by one LEC in two or more states, within a single LATA.

2.65	MECOD (Multiple Exchange Carriers Ordering and Design Guidelines for Access Services - Industry Support Interface).

A document developed by the Ordering/Provisioning Committee under the auspices of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECOD document, published by Telcordia Technologies as Special Report SR-STS-002643, establishes methods for processing orders for Exchange Access Service that is to be provided by two or more LECs.

2.65a	Mobile wireless service.

The term “mobile wireless service” shall have the meaning given in 47 C.F.R. § 51.5.

2.66	Subloop for Access to Multi-Unit Premises Wiring.

The term “subloops for access to multi-unit premises wiring” has the meaning given in 47 C.F.R. § 51.319(b)(2).

2.67	NANP (North American Numbering Plan).

The system of telephone numbering employed in the United States, Canada, Bermuda, Puerto Rico and certain Caribbean islands. The NANP format is a 10-digit number that consist of a 3-digit NPA Code (commonly referred to as the area code), followed by a 3-digit NXX code and 4 digit line number.

2.68	Network Element.

Shall have the meaning stated in the Act.

2.69	NID (Network Interface Device).

The term “NID” or “Network Interface Device” has the meaning given in 47 C.F.R. § 51.319(c).

2.70	NPA (Numbering Plan Area).

Also sometimes referred to as an area code, is the first three-digit indicator of each 10-digit telephone number within the NANP. There are two general categories of NPA, "Geographic NPAs" and "Non-Geographic NPAs". A Geographic NPA is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that geographic area. A Non-Geographic NPA, also known as a "Service Access Code" or "SAC Code" is typically associated with a specialized Telecommunications Service that may be provided across multiple geographic NPA areas. 500, 700, 800, 888 and 900 are examples of Non-Geographic NPAs.

2.71	NXX, NXX Code, Central Office Code or CO Code.

The three-digit switch entity indicator (i.e. the first three digits of a seven-digit telephone number).

2.72	Order.

An order or application to provide, change or terminate a Service (including, but not limited to, a commitment to purchase a stated number or minimum number of lines or other Services for a stated period or minimum period of time).

2.73	Originating Switched Access Detail Usage Data.

A category 1101XX record as defined in the EMI Telcordia Practice BR-010-200-010 and in an industry standard acceptable to both Parties.

2.74	Packet Switching

The term “packet switching” has the meaning given in 47 C.F.R. § 51.319(a)(2)(i).

2.75	POI (Point of Interconnection).

The physical location where the Parties' respective facilities physically interconnect for the purpose of mutually exchanging their traffic. As set forth in the Interconnection Attachment, a Point of Interconnection shall be at (i) technically feasible points on PRTC’s network in Puerto Rico, and/or (ii) a fiber meet point to which the Parties mutually agree under the terms of this Agreement; and/or (iii) one or more collocation arrangements as provided for in the Collocation Attachment of this Agreement. By way of example, a technically feasible Point of Interconnection on PRTC’s network would include an applicable PRTC End Office Wire Center.

2.76	Point of Technically Feasible Access.

The term “point of technically feasible access” has the meaning given in 47 C.F.R. § 51.319(b)(1)(i) and 51.319(b)(2)(i).

2.77	Port.

A line card (or equivalent) and associated peripheral equipment on an End Office Switch that interconnects individual Local Loops or individual Customer trunks with the switching components of an End Office Switch and the associated switching functionality in that End Office Switch. Each Port is typically associated with one (or more) telephone number(s) that serves as the Customer's network address.

2.78	Premises.

PRTC Central Offices and serving Wire Centers; all buildings or similar structures owned, leased, or otherwise controlled by PRTC that house its network facilities; all structures that house PRTC facilities on public rights-of-way, including, but not limited to, vaults containing loop concentrators or similar structures; and all land owned, leased, or otherwise controlled by PRTC that is adjacent to these Central Offices, Wire Centers, buildings, and structures.

2.79	Principal Document.

This document, including, but not limited to, the Title Page, the Table of Contents, the Preface, the General Terms and Conditions, the signature page, this Glossary, the Attachments, and the Appendices to the Attachments.

2.80	Providing Party.

A Party offering or providing a Service to the other Party under this Agreement.

2.81	Purchasing Party.

A Party requesting or receiving a Service from the other Party under this Agreement.

2.82	Rate Center Area.

The geographic area that has been identified by PRTC and approved by the Board (if such approval is required) as being associated with one or more NPA-NXX codes for its provision of Telephone Exchange Services. The Rate Center Area is the exclusive geographic area that PRTC has identified as the area within which it will provide Telephone Exchange Services bearing the particular NPA-NXX designation associated with the specific Rate Center Area.

2.83	Rate Center Point.

A specific geographic point, defined by a V&H coordinate, located within the Rate Center Area and used to measure distance for the purpose of billing for distance-sensitive Telephone Exchange Services and Toll Traffic. Pursuant to Telcordia Practice BR-795-100-100, the Rate Center Point may be an End Office location, or a "LEC Consortium Point Of Interconnection."

2.84	Rate Demarcation Point.

The physical point in a PRTC provided network facility at which PRTC’s responsibility for maintaining that network facility ends and the Customer’s responsibility for maintaining the remainder of the facility begins.

2.85	Reciprocal Compensation.

The arrangement for recovering, in accordance with Section 251(b)(5) of the Act, the FCC Internet Order, and other applicable FCC orders and FCC Regulations, costs incurred for the transport and termination of Reciprocal Compensation Traffic originating on one Party’s network and terminating on the other Party’s network (as set forth in Section 5 of the Interconnection Attachment).

2.86	Reciprocal Compensation Traffic.

Telecommunications traffic originated by a Customer of one Party on that Party’s network and terminated to a Customer of the other Party on that other Party’s network, except for Telecommunications traffic that is interstate or intrastate Exchange Access, Information Access, or exchange services for Exchange Access or Information Access. The determination of whether Telecommunications traffic is Exchange Access or Information Access shall be based upon PRTC’s local calling areas as defined by PRTC. Reciprocal Compensation Traffic does not include the following traffic (it being understood that certain traffic types may fall into more than one (1) of the categories below that do not constitute Reciprocal Compensation Traffic): (1) any Internet Traffic; (2) traffic that does not originate and terminate within the same PRTC local calling area as defined by PRTC and as approved by the Board (if such approval is required), and based on the actual originating and terminating points of the complete end-to-end communication; (3) Toll Traffic, including, but not limited to, calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis; (4) special access, private line, Frame Relay, ATM, or any other traffic that is not switched by the terminating Party; (5) Tandem Transit Traffic; (6) Voice Information Service Traffic (as defined in Section 5 of the Additional Services Attachment); or, (7) Virtual Foreign Exchange Traffic (or V/FX Traffic) (as defined in the Interconnection Attachment).

2.87	Retail Prices.

The prices at which a Service is provided by PRTC at retail to subscribers who are not Telecommunications Carriers.

2.88	Routing Point.

A specific geographic point identified by a specific V&H coordinate. The Routing Point is used to route inbound traffic to specified NPA-NXXs.

2.89	Service.

Any Interconnection arrangement, Network Element, Telecommunications Service, Collocation arrangement, or other service, facility or arrangement, offered by a Party under this Agreement.

2.90	SS7 (Signaling System 7).

The common channel out-of-band signaling protocol developed by the Consultative Committee for International Telephone and Telegraph (CCITT) and the American National Standards Institute (ANSI). PRTC and CSPR currently utilize this out-of-band signaling protocol.

2.91	Subloop.

A Copper Subloop or Subloop for Access to a Multi-Unit Premises Wiring.

2.92	Subsidiary.

A corporation or other person that is controlled by a Party.

2.93	Sub-Loop Distribution Facility.

A two-wire or four-wire metallic distribution facility in PRTC’s network between a PRTC feeder distribution interface ("FDI") and the Rate Demarcation Point for such facility (or NID if the NID is located at such Rate Demarcation Point).

2.94	Sub-Loop Feeder Facility.

A DS1 or DS3 transmission path over a feeder facility in PRTC’s network between a PRTC End Office and either a PRTC remote terminal equipment enclosure (an “RTEE”) that subtends such End Office or a PRTC FDI that subtends the End Office.

2.95	Switched Exchange Access Service.

The offering of transmission and switching services for the purpose of the origination or termination of Toll Traffic. Switched Exchange Access Services include but may not be limited to: Feature Group A, Feature Group B, Feature Group D, 700 access, 800 access, 888 access and 900 access.

2.96	Tandem Switch.

A switching entity that has billing and recording capabilities and is used to connect and switch trunk circuits between and among End Office Switches and between and among End Office Switches and carriers' aggregation points, points of termination, or points of presence, and to provide Switched Exchange Access Services.

2.97	Tariff.
2.97.1	Any applicable Federal or Commonwealth tariff of a Party filed with and subject to the review of the FCC or the Board, as amended from time-to-time; or
2.97.2

Any document filed or posted in accordance with applicable regulations, as amended from time-to-time, that sets forth the generally available terms, conditions and prices under which a Party offers a Service.

2.98	Telcordia Technologies.

Telcordia Technologies, Inc., formerly known as Bell Communications Research, Inc. (Bellcore).

2.99	Telecommunications Carrier.

Shall have the meaning set forth in the Act.

2.100	Telecommunications Services.

Shall have the meaning set forth in the Act.

2.101	Telephone Exchange Service.

Shall have the meaning set forth in the Act.

2.102	Terminating Switched Access Detail Usage Data.

A category 1101XX record as defined in the EMI Telcordia Practice BR-010-200-010 and acceptable to both Parties.

2.103	Third Party Claim.

A Claim where there is (a) a claim, demand, suit or action by a person who is not a Party, (b) a settlement with, judgment by, or liability to, a person who is not a Party, or (c) a fine or penalty imposed by a person who is not a Party.

2.104	Toll Traffic.

Traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that other Party’s network and is not Reciprocal Compensation Traffic, Measured Internet Traffic, or Ancillary Traffic. Toll Traffic may be either “IntraLATA Toll Traffic” or “InterLATA Toll Traffic”, depending on whether the originating and terminating points are within the same LATA.

2.105	Toxic or Hazardous Substance.

Any substance designated or defined as toxic or hazardous under any “Environmental Law” or that poses a risk to human health or safety, or the environment, and products and materials containing such substance. “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and all other Federal, State, Commonwealth or local laws or governmental regulations or requirements, that are similar to the above-referenced laws or that otherwise govern releases, chemicals, products, materials or wastes that may pose risks to human health or safety, or the environment, or that relate to the protection of wetlands or other natural resources.

2.106	Transit Traffic and Tandem Transit Traffic.

Telephone Exchange Service traffic that originates on either Party’s network or the network of another carrier (competitive local exchange carrier, independent telephone company, commercial mobile radio service (CMRS) carrier, or other local exchange carrier) and is transported through either Party’s switch that performs a tandem function to either Party or another carrier that subtends the relevant switch (performing a tandem function), to which such traffic is delivered substantially unchanged. Transit Traffic and Tandem Transit Traffic does not include or apply to traffic that is subject to an effective Meet-Point Billing Arrangement.

2.107	Triennial Review Order.

In the Matter of Review of the Section 251 Unbundling Obligations of Incumbent Local Exchange Carriers, CC Docket Nos. 01-338, 96-98 & 98-147, FCC 03-36, Report and Order and Order on Remand and Further Notice of Proposed Rulemaking (rel’d Aug. 21, 2003), vacated in part by USTA v. FCC, 359 F.3d 554, 587 (D.C. Cir. 2004) (“USTA II”).

2.108	Trunk Side.

A Central Office Switch connection that is capable of, and has been programmed to treat the circuit as, connecting to another switching entity, for example, to another carrier’s network. Trunk side connections offer those transmission and signaling features appropriate for the connection of switching entities and cannot be used for the direct connection of ordinary telephone station sets.

2.109	UDLC (Universal Digital Loop Carrier).

UDLC arrangements consist of a Central Office Terminal and a Remote Terminal located in the outside plant or at a customer premises. The Central Office and the Remote Terminal units perform analog to digital conversions to allow the feeding facility to be digital. UDLC is deployed where the types of services to be provisioned by the systems cannot be integrated such as non-switched services and UNE Local Loops.

2.109a	Triennial Review Remand Order.

The term “Triennial Review Remand Order” shall have the meaning given in 47 C.F.R. § 51.5.

2.110	V and H Coordinates Method.

A method of computing airline miles between two points by utilizing an established formula that is based on the vertical and horizontal coordinates of the two points.

2.111	Voice Grade.

Either an analog signal of 300 to 3000 Hz or a digital signal of 56/64 kilobits per second. When referring to digital Voice Grade service (a 56-64 kbps channel), the terms "DS0" or "sub-DS1" may also be used.

2.112	Wire Center.

The term “wire center” shall have the meaning given in 47 C.F.R. § 51.5.

2.113	xDSL.

As defined and offered in this Agreement. The small “x” before the letters DSL signifies reference to DSL as a generic transmission technology, as opposed to a specific DSL “flavor.”

2.114	Wire center.

The term “wire center” shall have the meaning given in 47 C.F.R. § 51.5

2.114a	Wire center tier structures
2.114a.1

Pursuant to 47 C.F.R. § 51.319(e)(3), Tier 1 wire centers are PRTC wire centers that contain at least four fiber-based collocators, or at least 38,000 business lines, or both. Tier 1 wire centers also are PRTC tandem switching locations that have no line-side switching facilities, but nevertheless serve as a point of traffic aggregation accessible by CSPR or other CLECs. Once a wire center is determined to be a Tier 1 wire center, that wire center is not subject to later reclassification as a Tier 2 or Tier 3 wire center.

2.114a.2

Pursuant to 47 C.F.R. § 51.319(e)(3), Tier 2 wire centers are PRTC wire centers that are not Tier 1 wire centers, but contain at least 3 fiber-based collocators, or at least 24,000 business lines, or both. Once a wire center is determined to be a Tier 2 wire center, that wire center is not subject to later reclassification as a Tier 3 wire center.

2.114a.3	Pursuant to 47 C.F.R. § 51.319(e)(3), Tier 3 wire centers are PRTC wire centers that do not meet the criteria for Tier 1 or Tier 2 wire centers.

ADDITIONAL SERVICES ATTACHMENT
1.	Alternate Billed Calls
1.1

The Parties will engage in settlements of intraLATA intrastate alternate-billed calls (e.g., collect, calling card, and third-party billed calls) originated or authorized by their respective Customers in accordance with an arrangement mutually agreed to by the Parties. Such arrangements will include provisions for each Party to collect and make available all data reasonably necessary to ensure appropriate billing and collection of such calls.

2.	Dialing Parity - Section 251(b)(3)

Each Party shall provide the other Party with nondiscriminatory access to such services and information as are necessary to allow the other Party to implement local Dialing Parity in accordance with the requirements of Section 251(b)(3) of the Act.

3.	Directory Assistance (DA) and Operator Services (OS)
3.1

Either Party may request that the other Party provide the requesting Party with nondiscriminatory access to the other Party’s directory assistance services (DA), IntraLATA operator call completion services (OS), and/or directory assistance listings database. If either Party makes such a request, the Parties shall enter into a mutually acceptable written agreement for such access.

3.2	CSPR shall arrange, at its own expense, the trunking and other facilities required to transport traffic to and from the designated DA and OS switch locations.
4.	Directory Listing and Directory Distribution

To the extent required by Applicable Law, PRTC will provide directory services to CSPR. Such services will be provided in accordance with the terms set forth herein.

4.1	Listing Information.

As used herein, “Listing Information” means a CSPR Customer’s primary name, address (including city and zip code), telephone number(s), the delivery address and number of directories to be delivered, and, in the case of a business Customer, the primary business heading under which the business Customer desires to be placed, and any other information PRTC reasonably deems necessary for the publication and delivery of directories.

4.2	Listing Information Supply.

CSPR shall provide to PRTC every two (2) weeks, at no charge, and in a format required by PRTC or by a mutually agreed upon industry standard (e.g., Ordering and Billing Forum developed) all Listing Information and the service address for each CSPR Customer whose service address location falls within the geographic area covered by the relevant PRTC directory. CSPR shall also provide to PRTC on a daily basis: (a) information showing CSPR Customers who have disconnected or terminated their service with CSPR; and (b) delivery information for each non-listed or non-published CSPR Customer to enable PRTC to perform its directory distribution responsibilities. PRTC shall promptly provide to CSPR (normally within six (6) business days of receipt by PRTC) a query on any listing that is not acceptable. Unless and until PRTC provides CSPR at least thirty (30) days’ advance written notice of changes to the format required for providing Listing Information and service addresses for CSPR Customers pursuant to this section, PRTC shall use the format accepted by PRTC as of the Effective Date.

4.3	Listing Inclusion and Distribution.

PRTC shall include each CSPR Customer’s primary listing in the appropriate alphabetical directory and, for business Customers, in the appropriate classified (Yellow Pages) directory in accordance with the directory configuration, scope and schedules determined by PRTC in its sole discretion, and shall provide initial distribution of such directories to such CSPR Customers in the same manner it provides initial distribution of such directories to its own Customers. “Primary Listing” means a Customer’s primary name, address, and telephone number. Listings of CSPR’s Customers shall be interfiled with listings of PRTC’s Customers and the Customers of other LECs included in the PRTC directories. CSPR shall pay PRTC’s tariffed charges for additional, foreign, and other listings products (as documented in local Tariff) for CSPR’s Customers.

4.4	PRTC Information.

Upon request by CSPR, PRTC shall make available to CSPR the following information to the extent that PRTC provides such information to its own business offices: a directory list of relevant NXX codes, directory and Customer Guide close dates, and Yellow Pages headings. PRTC shall also make available to CSPR, upon written request, a copy of PRTC's alphabetical listings standards and specifications handbook.

4.5	Confidentiality of Listing Information.

PRTC shall accord CSPR Listing Information the same level of confidentiality that PRTC accords its own listing information, and shall use such Listing Information solely for the purpose of providing directory-related services; provided, however, that should PRTC elect to do so, it may use or license CSPR Listing Information for directory publishing, direct marketing, or any other purpose for which PRTC uses or licenses its own listing information, so long as CSPR Customers are not separately identified as such; and provided further that CSPR may identify those of its Customers who request that their names not be sold for direct marketing purposes and PRTC shall honor such requests to the same extent that it does for its own Customers. PRTC shall not be obligated to compensate CSPR for PRTC's use or licensing of CSPR Listing Information.

4.6	Accuracy.

Both Parties shall use commercially reasonable efforts to ensure the accurate publication of CSPR Customer listings. At CSPR’s request, PRTC shall provide CSPR with a report of all CSPR Customer listings in a reasonable timeframe prior to the service order close date for the applicable directory. PRTC shall process any corrections made by CSPR with respect to its listings, provided that such corrections are received prior to the close date of the particular directory.

4.7	Indemnification.

CSPR shall comply with all reasonable and nondiscriminatory practices, standards, and ethical requirements established by PRTC with regard to listings to the extent such practices, standards, and ethical requirements are provided to

CSPR in writing prior to their application. By providing PRTC with Listing Information, CSPR warrants to PRTC that CSPR has the right to provide such Listing Information to PRTC on behalf of its Customers. CSPR shall make commercially reasonable efforts to ensure that any business or person to be listed is authorized and has the right (a) to provide the product or service offered, and (b) to use any personal or corporate name, trade name, trademark, service mark or language used in the listing. CSPR agrees to release, defend, hold harmless and indemnify PRTC from and against any and all claims, losses, damages, suits, or other actions, or any liability whatsoever (“Claim”), suffered, made, instituted, or asserted by any person arising out of PRTC’s publication or dissemination of the Listing Information as provided by CSPR hereunder, except to the extent that such Claims result from PRTC’s negligent act or omission.

4.8	Liability.

PRTC’s liability to CSPR in the event of a PRTC error in or omission of a CSPR Customer listing shall not exceed the amount to which PRTC would be liable to its own Customer for such error or omission.

4.9	Service Information Pages.

PRTC shall include all CSPR NXX codes associated with the geographic areas to which each directory pertains, to the extent it does so for PRTC’s own NXX codes, in any lists of such codes that are contained in the general reference portion of each directory. CSPR’s NXX codes shall appear in such lists in the same manner as PRTC’s NXX information. In addition, when CSPR is authorized to, and is offering, local service to Customers located within the geographic area covered by a specific directory, at CSPR’s request, PRTC shall include, at no charge, in the “Customer Guide” or comparable section of the applicable alphabetical directories, CSPR’s critical contact information for CSPR’s installation, repair and Customer service, as provided by CSPR. Such critical contact information shall appear alphabetically by local exchange carrier and in accordance with PRTC’s reasonable and generally applicable policies. CSPR shall be responsible for providing the necessary information to PRTC by the applicable close date for each affected directory.

4.10	Directory Publication.

Nothing in this Agreement shall require PRTC to publish a directory where it would not otherwise do so.

4.11	Other Directory Services.

CSPR acknowledges that if CSPR desires directory services in addition to those described herein, such additional services must be obtained under separate agreement with the directory publishing company used by PRTC.

5.	Voice Information Service Traffic
5.1

For purposes of this Agreement, (a) Voice Information Service means a service that provides [i] recorded voice announcement information or [ii] a vocal discussion program open to the public, and (b) Voice Information Service Traffic means intraLATA switched voice traffic, delivered to a Voice Information Service. Voice Information Service Traffic does not include any form of Internet Traffic. Voice Information Service Traffic also does not include 555 traffic or similar traffic with AIN service interfaces, which traffic shall be subject to separate arrangements between the Parties. Voice Information Service Traffic is not subject to Reciprocal Compensation charges under Section 5 of the Interconnection Attachment.

6.	Originating Line Number Screening (OLNS)

Upon CSPR’s request, PRTC will update its database used to provide originating line number screening (the database of information which indicates to an operator the acceptable billing methods for calls originating from the calling number (e.g., penal institutions, COCOTS).

7.	Operations Support Systems (OSS) Services
7.1	Definitions. The terms listed below shall have the meanings stated below:
7.1.1	PRTC Operations Support Systems: PRTC processes and systems for pre-ordering, ordering, provisioning, maintenance and repair, and billing.
7.1.2

PRTC OSS Services: Access to PRTC Operations Support Systems functions as required in Section 7.2.1. The term “PRTC OSS Services” includes, but is not limited to: (a) PRTC’s provision of CSPR Usage Information to CSPR pursuant to Section 7.3 of this Attachment; and, (b) “PRTC OSS Information”, as defined in Section 7.1.4 of this Attachment.

7.1.3	PRTC OSS Facilities: Any gateways, interfaces, databases, facilities, equipment, software, or systems, used by PRTC to provide PRTC OSS Services to CSPR.
7.1.4

PRTC OSS Information: Any information accessed by, or disclosed or provided to, CSPR through or as a part of PRTC OSS Services. The term “PRTC OSS Information” includes, but is not limited to: (a) any Customer Information related to a PRTC Customer or a CSPR Customer accessed by, or disclosed or provided to, CSPR through or as a part of PRTC OSS Services; and, (b) any CSPR Usage Information (as defined in Section 7.1.6 of this Attachment) accessed by, or disclosed or provided to, CSPR.

7.1.5

PRTC Retail Telecommunications Service: Any Telecommunications Service that PRTC provides at retail to subscribers that are not Telecommunications Carriers. The term “PRTC Retail Telecommunications Service” does not include any Exchange Access service (as defined in Section 3(16) of the Act, 47 U.S.C. § 153(16)) provided by PRTC.

7.1.6

CSPR Usage Information: For a PRTC Retail Telecommunications Service purchased by CSPR pursuant to the Resale Attachment, the usage information reasonably necessary for CSPR to bill its end user customers and that PRTC would record if PRTC was furnishing such PRTC Retail Telecommunications Service to a PRTC end-user retail Customer.

7.1.7	Customer Information: CPNI of a Customer and any other non-public, individually identifiable information about a Customer or the purchase by a Customer of the services or products of a Party.

7.2	PRTC OSS Services.
7.2.1

PRTC shall provide CSPR nondiscriminatory access to PRTC Operations Support Systems to the extent required by Applicable Law and as required by this Agreement. Unless otherwise provided in this Agreement, nondiscriminatory access shall mean access to the same information, by the same means (e.g., manual or electronic), and in the same interval that such information is available to PRTC.

7.2.1.1

Electronic Access. To the extent that PRTC OSS Services do not provide to CSPR nondiscriminatory electronic access to PRTC OSS Information that is available to PRTC retail employees electronically, PRTC shall provide to CSPR nondiscriminatory electronic access to such PRTC OSS Information by no later than one (1) year after the Effective Date. In the interim, PRTC shall use alternative means to provide access to such PRTC OSS Information in the same interval in which PRTC is able to access the information itself and, in any event, within one (1) business day of a CSPR request. CSPR must submit requests for such PRTC OSS Information by email to wholesaleservrep@prtcmail.com, unless an alternative address and/or medium is authorized by PRTC in writing. In turn, PRTC must transmit the requested PRTC OSS Information by return email to the CSPR employee that submitted the corresponding request. In developing new OSS capabilities for itself, PRTC shall include in such development accommodations for at least parity access to CSPR.

7.2.1.2	Intentionally left blank.
7.2.1.3	System Access Intervals. PRTC shall provide to CSPR nondiscriminatory electronic access to the following PRTC Operations Support Systems in the following intervals:

Preordering System: Access to customer record within one (1) business day of PRTC receipt of customer LOA.

Order System: Access to order status information within one (1) business day of order confirmation.

Maintenance & Repair System: Access to repair status and loop testing capability within one (1) business day of opening trouble report.

7.2.1.4	Wholesale OSS Service. Until such time as PRTC provides a different electronic access, CSPR will be allowed to use all OSS systems that it currently uses, including RFI, and any new system shall continue to afford CSPR access to the information contained in those systems. PRTC will provide CSPR access to the PRTC WISDOM electronic database once such database is functional. CSPR shall pay PRTC a recurring charge for access to WISDOM as set forth in the Pricing Attachment once WISDOM is made available to CSPR and is fully functional. Such charges will cover electronic, downloadable access to all systems required in the Section 251 Interconnection Agreement, including access through WISDOM to information contained in OSADIA (including the information contained in the RSTA and OSTA screens as of the effective date, which will continue to be provided even if moved to different screens), AAIS, TBS, ATAS and CIDS in a nondiscriminatory manner and will provide information in a fully downloadable format. The Parties agree that the list of OSS systems and screens may change during the course of this Agreement because PRTC has the right to upgrade and/or modify its current OSS systems as well as introduce new systems during the term of this agreement. Any such changes, however, shall not alter PRTC obligations with regard to the scope of information provided to CSPR nor the monthly recurring charge for Wholesale OSS Service set forth in the Pricing Attachment. PRTC will provide CSPR with advance notice of such upgrades in accordance with the notice requirements contained in Section 7.2.2 of the Additional Services Attachment of the Parties’ Section 251 Interconnection Agreement. Such access will provide for pre-ordering, ordering, provisioning, cancellation, disconnection, and reconnection, and repair orders and status and will allow CSPR to enter its own orders and information directly and check status. This system will be made available to CSPR no later than by April 30, 2005. For each month of delay, PRTC will waive one month of total charges for access once full access is finally made available.

7.2.1.5	If PRTC develops a Street Address Guide (“SAG”) for use by PRTC retail employees, PRTC shall provide the SAG data or its equivalent for use by CSPR.

7.2.2

PRTC shall have the right to change PRTC Operations Support Systems, PRTC OSS Facilities, PRTC OSS Information, and the PRTC OSS Services, from time-to-time, without the consent of CSPR. Any such change, however, may not diminish any of the rights or obligations provided in this Agreement or Applicable Law. Moreover, PRTC must notify CSPR in writing at least sixty (60) days before any material changes that affect CSPR are made by PRTC, with such notice to describe with particularity the change planned, the reason(s) for the change, the date that such change will become effective, and any other information reasonably necessary for CSPR to conform its systems and procedures to ensure a smooth and efficient transition.

7.2.3	Ordering and Provisioning.

7.2.3.1

Ordering. PRTC will accept all CSPR orders electronically in a uniform and consistent format established by the mutual agreement of the Parties. CSPR will deliver CSPR orders to PRTC by courier as a back-up procedure. In such event, PRTC will acknowledge receipt of CSPR orders at such time by providing the courier written acknowledgement of such receipt. In addition, within one (1) business day of PRTC’s receipt of a CSPR order (electronically or by courier), PRTC will confirm its receipt of each order. The confirmation will be titled “Order Confirmation” and provided by email in a consistent and uniform format sent to prtc@cortelcopr.com, unless an alternative address and/or medium is authorized by CSPR in writing. Such email will provide the following information for each order: PON number and customer name. PRTC is required to provide electronic confirmation of all orders. However, PRTC is required to send written confirmation and then a separate electronic confirmation only in those situations where CSPR uses a courier to submit an order.

7.2.3.2

Requested Due Date. To the extent that PRTC offers requested desired due dates to itself or its own end user customers, PRTC shall complete orders by CSPR's requested desired due date to the same extent and on the same terms and conditions as PRTC does for its subscribers.

7.2.3.3

Order Rejections & Suspensions. PRTC may reject or suspend any CSPR order only where PRTC cannot reasonably provision due to documented technical reasons, missing or inaccurate material information, or jeopardy conditions at any stage in the order completion process. PRTC may not reject or suspend any CSPR order due to de minimis omissions or inaccuracies. PRTC shall use its best efforts to detect all missing or material information as early as reasonably possible and shall provide to CSPR written notice of any order rejection within one (1) business day of PRTC’s discovery or determination of the basis for rejection. When PRTC rejects an order, it shall, in its rejection notification, describe with particularity all of the reasons for the rejection.

7.2.3.4

Order Changes. If, prior to the date of installation or performance of Service ordered by CSPR, PRTC reasonably determines that a change from the original order is reasonably necessary, PRTC shall notify CSPR of such determination within one (1) business day of making the determination and may suspend its performance or completion of the order until informed by CSPR on how CSPR would like for PRTC to proceed.

7.2.3.5	Order Completion Notice. PRTC will notify CSPR that a CSPR order has been completed within one (1) business day after the day that the order has been completed by PRTC and before such notice is provided to the end user customer. The notice will be titled “Order Completion Notice” and be provided by email sent to prtc@cortelcopr.com, unless an alternative address and/or medium is authorized by CSPR in writing. At a minimum, the notice will provide the following information for each order: PON number and customer name. Within three (3) business days after PRTC notifies CSPR that a CSPR order has been completed, PRTC will also send to CSPR a copy of the corresponding order acceptance sheet signed by the end user customer. The copy will be provided to CSPR by facsimile sent to (787) 281-1775, unless an alternative number, address, and/or medium is authorized by CSPR in writing. Notwithstanding the foregoing, PRT is not required to provide information that is not available to PRTC retail. However, any information that is available to PRTC retail, including information available through electronic databases, must be provided to CSPR within the time periods set forth above. Nothing in this provision is intended to limit PRTC’s obligation to provide the information required at the time cited in this section.

7.2.3.6

Disconnection Notice. When a customer served by CSPR through resale or network elements provided for in this Agreement changes its service to another carrier, including PRTC, PRTC will provide to CSPR a copy of the corresponding disconnection order within two (2) business days after PRTC receives the order. Copies of disconnection orders will be provided to CSPR by email titled “Disconnection Notice” and sent to prtc@cortelcopr.com, unless an alternative number, address, and/or medium is authorized by CSPR in writing. In addition, to the extent such information is not available to CSPR electronically and such information is made available by PRTC to its retail employees, copies of disconnection orders will be accompanied by a cover sheet that identifies the date and time PRTC completed the disconnection for each disconnection order, whether the transfer was total or partial, a detail of the services transferred including but not limited to a list of lines, PIC and LPIC, to whom the services were transferred, the effective date of transfer and cancellation (If applicable) and the name of coordinator at PRTC responsible for the transaction. Otherwise, copies of disconnection orders will be accompanied by a cover sheet that identifies the names of the disconnected customer(s) and the date and time PRTC completed the disconnection for each disconnection order. The level of detail provided by PRTC shall mirror that provided to PRTC retail, and if that level of detail increases in the future, so should the level of detail provided to CSPR. Additionally, the effective date of the notification for cancellations and transfers will be the effective date that PRTC will cease billing CSPR for the services listed as cancellations and transfer, and begin billing the new service provider. Any PRTC billing of cancelled or transferred lines beyond the effective date will be considered a Billing Error. In the event that PRTC fails to cancel or transfer Services as requested within the timeframes established in this Section, CSPR shall not be liable for any charges for such Service that arise after the effective date.

7.2.3.7

Account Reconciliation Notice. In the event that CSPR orders a transfer of existing service and account reconciliation is required, PRTC will notify CSPR that the order will require account reconciliation within three (3) business days of PRTC’s receipt of the order. Such notice will be provided by email sent to prtc@cortelcopr.com, unless an alternative address and/or medium is authorized by CSPR in writing. In addition, such notice will (at a minimum) provide the following information for each order: PON number, customer name, order date, a preliminary reason for reconciliation, estimated completion date, and assigned PRTC coordinator. In addition, as a part of the order completion notice provided by PRTC to CSPR, PRTC will provide a description of any and all modifications made by PRTC to complete the account reconciliation.

7.2.3.8

Facilities Unavailable Notice. In the event that PRTC cannot complete a CSPR order because necessary facilities are determined (after a reasonable, good faith investigation) unavailable, PRTC will notify CSPR of such unavailability within three (3) business days of PRTC’s receipt of the CSPR order. Such notice will be provided by email sent to prtc@cortelcopr.com, unless an alternative address and/or medium is authorized by CSPR in writing, and will contain the same information available to PRTC retail personnel, including PON number, order number, customer name, order date, and basis for determination that facility is unavailable. PRTC shall provide, within five (5) calendar days of a CSPR request, information concerning efforts planned to make the facility available, and expected availability date. PRTC will provide to CSPR by the method set forth above and titled “Facilities Unavailable Update” status every five (5) Business Days and whenever there is a change in status. Such status shall include a detail of the progress of the order. Also, PRTC will provide to CSPR notification within one week of the expected due date any delays that may jeopardize the due date and a new expected due date.

7.2.3.9

Service Suspension, Cancellation, and Blocking. PRTC shall suspend, cancel, or block a Services provided to CSPR within one (1) business day of a CSPR written (including email) request to do so; provided, however, that if CSPR, in good faith, requests an emergency suspension, cancellation, or block, PRTC shall satisfy the request within two (2) hours of receiving such written (including email) request. In the event that PRTC fails to suspend, cancel, or block a Service as requested within the timeframes established in this Section, CSPR shall not be liable for any charges for such Service that arise within the period in which the Service should have been suspended, cancelled, or blocked.

7.2.3.9.1	Upon request that complies with PRTC procedures, PRTC will temporarily suspend a Telecommunications Service provided to CSPR for resale for a period of fifteen (15) days.

7.2.3.10	Service Restoration. PRTC shall restore a suspended or blocked Service provided to CSPR within ten (10) minutes of a CSPR written request that complies with PRTC procedures to do so.
7.2.3.10.1

Without limiting the foregoing, in determining restoration priority, PRTC shall treat a CSPR access line as an Essential Service Line ("ESL) and on the same terms and conditions as PRTC so designates a PRTC access line. CSPR ESLs shall be treated the same as PRTC ESLs.

7.2.3.11

Service Change Notice. PRTC will post changes and additions to PRTC service offerings on its publicly available website. PRTC will notify CSPR of such postings as soon as reasonably possible and, in any event, no later than PRTC notifies the public of such changes and additions or when such changes and/or additions become available and effective. Such notice will be provided by email sent to prtc@cortelcopr.com unless an alternative number, address, and/or medium is authorized by CSPR in writing.

7.2.3.12	Service Migrations.

7.2.3.12.1	Intentionally left blank.

7.2.3.12.2

During the migration from any service to CSPR resale, PRTC will seamlessly transfer any pending orders on the account and keep them in the same position in its order queue and will otherwise cause such orders to be fulfilled within at least the same timeframe as such orders would be fulfilled if the customer was becoming a PRTC customer. PRTC will also notify CSPR by the effective date of migration of all pending orders including, order numbers, description of service pending, status of service, and estimated date of installation (as originally provided to the PRTC end user customer). Such notice shall be delivered to CSPR electronically at prtc@cortelcopr.com and titled “Pending Orders Transferred in Migration.”

7.2.3.13

Repair Escalation. For CSPR special service repair requests reasonably designated by CSPR as urgent (including, but not limited to, services involving hospitals and urgent care services), CSPR may immediately provide a copy of an initial repair request to the PRTC BCSC Director. For non-emergency special services, CSPR may escalate in accordance with the following:

Escalation	Position and Area of Responsibility	Escalation Terms
1	Business response center	1 hour after the initial trouble ticket
2	Supervisor Business dispatch center	2 hours after the initial trouble ticket
3	Manager Business dispatch center	4 hours after the initial trouble ticket
4	Group manager bus. Zones Technicians	8 hours after the initial trouble ticket
5	Director Business Customer Service (BCSC)	12 hours after the initial trouble ticket
6	Field Operations Island or San Juan Metro A	12 hours after the initial trouble ticket
7	Vice President	16 hours after the initial trouble ticket

7.2.4

PRTC shall provide to CSPR a single telephone number answered by competent, knowledgeable personnel trained to answer questions and resolve problems in connection with ordering and provisioning of Services offered in this Agreement. PRTC shall process and provision CSPR orders and repair requests during the same hours it provides such services to its retail customers.

7.2.5

If a PRTC installer/repairer for any reason is unable to install a service for a CSPR customer the scheduled day, he/she will call the end user at least one (1) Business Day in advance of the scheduled appointment to cancel the appointment.

7.2.6

On the Effective Date, PRTC will provide to CSPR a list of all PRTC OSS Systems currently utilized by PRTC in providing telecommunications services to customers on a retail basis. Such list shall include a detailed description of the categories of information available within each such database, the categories of PRTC personnel with access to such databases, the medium and/or method that is available to such PRTC personnel to access such databases, and how the database is typically used by PRTC personnel. In addition, such list shall identify (with particularity and for each category of information listed by PRTC) how PRTC is providing CSPR with nondiscriminatory access, how PRTC plans to provide CSPR with nondiscriminatory access, the specific date that PRTC will provide nondiscriminatory access, and, if PRTC has no plans to offer nondiscriminatory access, the reason(s) why PRTC is not planning to provide such access. PRTC will provide the list contemplated in this section in writing and signed by a duly authorized representative of PRTC. Moreover, PRTC shall notify CSPR in writing of any improvements, additions, changes or omissions to PRTC OSS Systems after the Effective Date at least ninety (90) days in advance of such improvements, additions, changes, or omissions.

7.2.7

On or before the Effective Date, PRTC will provide to CSPR a complete and updated list (in electronic format) of all Services available for Resale and as UNEs, including the corresponding USOC codes, a description of the service, the corresponding discount or price including all NRC, MRC and moves. Moreover, PRTC will provide an updated copy of this list (with all changes from the previous list highlighted) on the first Business Day of every month titled “USOC List” and sent to prtc@cortelcopr.com, or such other address as provided by CSPR.

7.2.8

On or before the Effective Date, PRTC will provide to CSPR a flow chart and written description detailing the process for installation, additions, moves, changes (including, but not limited to, PIC changes), cancellations, and repair of all local reseller, UNE customer, and retail orders. PRTC will send an updated version of this chart within thirty (30) days of any material changes to these processes.

7.2.9

Within three (3) months of the Effective Date, PRTC will provide to CSPR a signed confirmation from each PRTC director responsible for performing or supporting any portion of this Agreement certifying that they and their group have received training for:

7.2.9.1	New procedures necessary to implement this interconnect agreement and all other legal or regulatory obligations.
7.2.9.2	Responsibilities of each in interacting with a CLEC and Reseller
7.2.9.3	Acceptable responses to CSPR Customers misdirected calls

7.3	CSPR Usage Information.
7.3.1	Upon request by CSPR, PRTC shall provide to CSPR Usage Information. Such CSPR Usage Information will be provided to the extent required by, Applicable Law and this Agreement.
7.4	Access to and Use of PRTC OSS Facilities.

7.4.1	PRTC OSS Facilities may be accessed and used by CSPR only to the extent necessary for CSPR’s access to and use of PRTC OSS Services pursuant to this Agreement.
7.4.2	PRTC OSS Facilities may be accessed and used by CSPR only to provide Telecommunications Services to CSPR Customers.
7.4.3

CSPR shall restrict access to and use of PRTC OSS Facilities to CSPR. This Section 7 does not grant to CSPR any right or license to grant sublicenses to other persons, or permission to other persons (except CSPR’s employees, agents and contractors, in accordance with Section 7.4.7 of this Attachment), to access or use PRTC OSS Facilities.

7.4.4

CSPR shall not (a) alter, modify or damage the PRTC OSS Facilities (including, but not limited to, PRTC software), (b) copy, remove, derive, reverse engineer, or decompile, software from the PRTC OSS Facilities, or (c) obtain access through PRTC OSS Facilities to PRTC databases, facilities, equipment, software, or systems, which are not offered for CSPR’s use under this Section 7.

7.4.5

CSPR shall comply with all reasonable and nondiscriminatory practices and procedures established by PRTC for access to and use of PRTC OSS Facilities (including, but not limited to, reasonable and nondiscriminatory PRTC practices and procedures with regard to security and use of access and user identification codes). Such practices and procedures, however, shall only apply to the extent they are consistent with this Agreement and are provided to CSPR in writing at least thirty (30) days before they become effective as to CSPR.

7.4.6

All practices and procedures for access to and use of PRTC OSS Facilities, and all access and user identification codes for PRTC OSS Facilities: (a) shall remain the property of PRTC; (b) shall be used by CSPR only in connection with CSPR’s use of PRTC OSS Facilities permitted by this Section 7; (c) shall be treated by CSPR as Confidential Information of PRTC pursuant to Section 10 of the General Terms and Conditions; and, (d) shall be destroyed or returned by CSPR to PRTC upon the earlier of request by PRTC (so long as such destruction or return does not interfere with CSPR’s rights under this Agreement to access and use such information) or the expiration or termination of this Agreement.

7.4.7

CSPR’s employees, agents and contractors may access and use PRTC OSS Facilities only to the extent necessary for CSPR’s access to and use of the PRTC OSS Facilities permitted by this Agreement. Any access to or use of PRTC OSS Facilities by CSPR’s employees, agents, or contractors, shall be subject to the provisions of this Agreement, including, but not limited to, Section 10 of the General Terms and Conditions and Section 7.5.3.2 of this Attachment.

7.5	PRTC OSS Information.
7.5.1	Subject to the provisions of this Section 7, in accordance with, but only to the extent required by, Applicable Law, PRTC grants to CSPR a non-exclusive license to use PRTC OSS Information.

7.5.2	All PRTC OSS Information shall at all times remain the property of PRTC. Except as expressly stated in this Section 7, CSPR shall acquire no rights in or to any PRTC OSS Information.
7.5.3

The provisions of this Section 7.5.3 shall apply to all PRTC OSS Information, except (a) CSPR Usage Information, (b) CPNI of CSPR, and (c) CPNI of a PRTC Customer or a CSPR Customer, to the extent the Customer has authorized CSPR to use the CPNI.

7.5.3.1	PRTC OSS Information may be accessed and used by CSPR only to provide Telecommunications Services to CSPR Customers.
7.5.3.2

CSPR shall treat PRTC OSS Information that is designated by PRTC, through written or electronic notice (including, but not limited to, through the PRTC OSS Services), as “Confidential” or “Proprietary” as Confidential Information of PRTC pursuant to Section 10 of the General Terms and Conditions.

7.5.3.3

Except as expressly stated in this Section 7, this Agreement does not grant to CSPR any right or license to grant sublicenses to other persons, or permission to other persons (except CSPR’s employees, agents or contractors, in accordance with Section 7.5.3.4 of this Attachment), to access, use or disclose PRTC OSS Information.

7.5.3.4

CSPR’s employees, agents and contractors may access, use and disclose PRTC OSS Information only to the extent necessary for CSPR’s access to, and use and disclosure of, PRTC OSS Information permitted by this Section 7. Any access to, or use or disclosure of, PRTC OSS Information by CSPR’s employees, agents or contractors, shall be subject to the provisions of this Agreement, including, but not limited to, Section 10 of the General Terms and Conditions and Section 7.5.3.2 of this Attachment.

7.5.3.5

CSPR’s license to use PRTC OSS Information shall expire upon the earliest of: (a) the time when the PRTC OSS Information is no longer needed by CSPR to provide Telecommunications Services to CSPR Customers; (b) termination of the license in accordance with this Section 7; or (c) expiration or termination of this Agreement.

7.5.3.6	All PRTC OSS Information received by CSPR shall be destroyed or returned by CSPR to PRTC, upon expiration, suspension or termination of the license to use such PRTC OSS Information.
7.5.4

Unless sooner terminated or suspended in accordance with this Agreement or this Section 7 (including, but not limited to, Section 7.6.1 of this Attachment), CSPR’s access to PRTC OSS Information through PRTC OSS Services shall terminate upon the expiration or termination of this Agreement.

7.5.5	Audits.

7.5.5.1

PRTC shall have the right (but not the obligation) to audit CSPR to ascertain whether CSPR is complying with the requirements of Applicable Law and this Agreement with regard to CSPR ’s access to, and use and disclosure of, PRTC OSS Information. Each Party may commence an audit only after providing the other Party with at least thirty (30) days’ advance written notice. The auditing Party shall be responsible for its own costs in conducting the audit and any reasonable costs incurred by the audited Party to facilitate the audit. The auditing Party shall be liable to the audited Party for any damage caused to the audited Party’s systems or property. The auditing Party shall also provide to the audited Party a detailed report of the findings obtained by the audit within thirty (30) days of the conclusion of the audit.

7.5.5.2

Without in any way limiting any other rights PRTC may have under this Agreement or Applicable Law, PRTC shall have the right (but not the obligation) to monitor CSPR ’s access to and use of PRTC OSS Information which is made available by PRTC to CSPR pursuant to this Agreement, to ascertain whether CSPR is complying with the requirements of Applicable Law and this Agreement, with regard to CSPR ’s access to, and use and disclosure of, such PRTC OSS Information. The foregoing right shall include, but not be limited to, the right (but not the obligation) to electronically monitor CSPR ’s access to and use of PRTC OSS Information which is made available by PRTC to CSPR through PRTC OSS Facilities.

7.5.5.3

Information obtained by either Party pursuant to this Section 7.5.5 shall be treated as Confidential Information pursuant to Section 10 of the General Terms and Conditions; provided that, each Party shall have the right (but not the obligation) to use and disclose information obtained pursuant to Section 7.5.5 of this Attachment to enforce its rights under this Agreement.

7.5.5.3.1	Each Party’s use of information obtained under this section must comply with Applicable Law and Section 222 of the Act.
7.5.6	CSPR acknowledges that the PRTC OSS Information, by its nature, is updated and corrected on a continuous basis by PRTC, and therefore that PRTC OSS Information is subject to change from time to time.
7.5.6.1

Where reasonably practicable, within two (2) Business Days of receiving notice from CSPR that PRTC OSS Information is inaccurate, PRTC shall correct the inaccuracy. Where it is not reasonably practicable for PRTC correct an inaccuracy within such period, PRTC will nevertheless inform CSPR of such impracticability within the same period and provide CSPR with the date that such correction will be made (with such date, except in the case of corrections requiring substantial OSS Facilities modifications, not to exceed twenty (20) calendar days from the date that PRTC received CSPR’s notice of the inaccuracy).

7.6	Liabilities and Remedies.
7.6.1

Any breach by CSPR, or CSPR’s employees, agents or contractors, of the provisions of Sections 7.4 or 7.5 of this Attachment shall be deemed a material breach of this Agreement. In addition, if CSPR or an employee, agent or contractor of CSPR at any time materially breaches a provision of Sections 7.4 or 7.5 of this Attachment and such material breach continues for more than ten (10) days after written notice thereof from PRTC, then, except as otherwise required by Applicable Law, PRTC shall have the right, upon notice to CSPR, to suspend the license to use PRTC OSS Information granted by Section 7.5.1 of this Attachment and/or the provision of PRTC OSS Services, in whole or in part for such time as the CSPR breach continues and shall restore such license promptly upon CSPR’s cure of such breach. Moreover, to the extent that CSPR, in good faith, disputes a PRTC determination of breach under this Section, PRTC may not suspend CSPR’s license unless it is so authorized by the Board or a court of appropriate jurisdiction.

7.6.2

CSPR agrees that PRTC would be irreparably injured by a material breach of Sections 7.4 or 7.5 of this Attachment by CSPR or the employees, agents or contractors of CSPR, and that PRTC shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach, but shall be in addition to any other remedies available under this Agreement or at law or in equity.

7.7	Relation to Applicable Law.

The provisions of Sections 7.4, 7.5 and 7.6 of this Attachment with regard to the confidentiality of information shall be in addition to and not in derogation of any provisions of Applicable Law with regard to the confidentiality of information, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by PRTC of any right with regard to protection of the confidentiality of the information of PRTC or PRTC Customers provided by Applicable Law.

7.8	Cooperation.

Each Party, at its own expense, shall reasonably cooperate with the other Party in using PRTC OSS Services. Such cooperation shall include, but not be limited to, the following:

7.8.1

Upon request by PRTC, CSPR shall by no later than the fifteenth (15th) day of the last month of each Calendar Quarter submit to PRTC reasonable, good faith, non-binding estimates of the volume of each type of OSS transaction that CSPR anticipates submitting in the next Calendar Quarter.

7.8.2

Each Party shall reasonably cooperate with the other Party in submitting orders for PRTC Services and otherwise using the PRTC OSS Services, in order to avoid exceeding the capacity or capabilities of such PRTC OSS Services.

7.8.3	CSPR shall participate in cooperative testing of PRTC OSS Services and shall provide assistance to PRTC in identifying and correcting mistakes, omissions, interruptions, delays, errors, defects, faults, failures, or other deficiencies, in PRTC OSS Services. PRTC will use all reasonable efforts to timely correct, augment or improve any mistakes, omissions, interruptions, delays, errors, defects, faults, failures, or other deficiencies identified.

7.8.4

PRTC shall by no later than the fifteenth (15th) day of the last month of each Calendar Quarter submit to CSPR a status report regarding the PRTC OSS Systems. The report shall identify any PRTC OSS System problems, outages, planned improvements or changes, capacity issues, and any other information reasonable relevant to CSPR’s usage of the PRTC OSS Systems.

7.9	PRTC Access to Information Related to CSPR Customers.
7.9.1

PRTC shall have the right to access, use and disclose information related to CSPR Customers that is in PRTC’s possession (including, but not limited to, in PRTC OSS Facilities) only to the extent such access, use and/or disclosure: (1) has been agreed to by CSPR in writing; (2) has been authorized by CSPR and is for a specific business purpose; or (3) as required by Applicable Law. PRTC shall protect any information relating to CSPR Customers or regarding CSPR’s usage of the PRTC Operations Support Systems, PRTC OSS Services, PRTC OSS Information, or PRTC OSS Facilities as required by Applicable Law and Section 222.

7.9.2	Intentionally omitted.
7.10	PRTC may cancel orders for service which have had no activity by CSPR within thirty-one (31) consecutive calendar days after the original service due date.
8.	Poles, Ducts, Conduits and Rights-of-Way
8.1

PRTC shall afford CSPR non-discriminatory access to poles, ducts, conduits and rights-of-way owned or controlled by PRTC. Such access shall be provided to the extent required by Applicable Law and this Agreement. PRTC shall be entitled, to the extent so entitled by Applicable Law, to recover from CSPR a pro rata portion of any fees or charges assessed by any governmental entity or agency for any pole, duct, conduit or rights-of-way accessed by CSPR.

8.2	CSPR shall afford PRTC non-discriminatory access to poles, ducts, conduits and rights-of-way owned or controlled by CSPR. to the extent required by Applicable Law.
8.3

Upon request, PRTC will make available its maps, plats, and other relevant data available for inspection and copying by CSPR, subject to reasonable conditions to protect proprietary information. See Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, CC Docket No. 96-98, Order on Reconsideration, 14 FCC Rcd 18049, 18086, ¶107 (1999).

8.4

Whenever PRTC claims that pole, duct, conduit, or right-of-way space is not available to CSPR, PRTC shall, within ten (10) days of such determination make available to CSPR documentation reasonably supporting such determination.

8.5	If no other space is available, PRTC shall, upon CSPR request and at CSPR’s expense, remove unused or abandoned facilities to free space within or upon PRTC poles, ducts, conduits, or rights-of-way.

8.6	PRTC shall make reasonably available to CSPR any and all information regarding PRTC rights-of-way that is reasonably available to PRTC.

9.	Telephone Numbers
9.1	This Section applies in connection with CSPR Customers served by Telecommunications Services provided by PRTC to CSPR for resale.
9.2

CSPR’s use of telephone numbers shall be subject to Applicable Law, the rules of the North American Numbering Council and the North American Numbering Plan Administrator, the applicable provisions of this Agreement (including, but not limited to, this Section 9), and PRTC’s reasonable and nondiscriminatory practices and procedures for use and assignment of telephone numbers, as amended from time-to-time. PRTC’s practices and procedures shall only apply to the extent that they are provided to CSPR in writing at least thirty (30) days before they become effective as to CSPR.

9.3

Subject to Sections 9.2 and 9.4 of this Attachment, if a Customer of either PRTC or CSPR who is served by a PRTC Telecommunications Service (“PRTCTS”) changes the LEC that serves the Customer using such PRTCTS (including a change from PRTC to CSPR, from CSPR to PRTC, or from CSPR to a LEC other than PRTC), after such change, the Customer may continue to use with such PRTCTS the telephone numbers that were assigned to the PRTCTS for the use of such Customer by PRTC immediately prior to the change.

9.4

Unless otherwise provided in Applicable Law, PRTC shall have the right to change the telephone numbers used by a Customer if at any time: (a) the Customer requests service at a new location, that is not served by the PRTC switch and the rate center from which the Customer previously had service; (b) continued use of the telephone numbers is not technically feasible; or, (c) in the case of Telecommunications Service provided by PRTC to CSPR for resale, the type or class of service subscribed to by the Customer changes.

9.5

If service on a PRTCTS provided by PRTC to CSPR under this Agreement is terminated and the telephone numbers associated with such PRTCTS have not been ported to a CSPR switch, the telephone numbers shall be available for reassignment by PRTC to any person to whom PRTC elects to assign the telephone numbers, including, but not limited to, PRTC, PRTC Customers, CSPR, or Telecommunications Carriers other than PRTC and CSPR.

10.	Routing for Operator Services and Directory Assistance Traffic

For a PRTC Telecommunications Service dial tone line purchased by CSPR for resale pursuant to the Resale Attachment, upon request by CSPR, PRTC will establish an arrangement that will permit CSPR to route the CSPR Customer’s calls for operator and directory assistance services to a provider of operator and directory assistance services selected by CSPR. PRTC will provide this routing arrangement to the extent required by Applicable Law. PRTC will provide this routing arrangement pursuant to an appropriate written request submitted by CSPR and a mutually agreed-upon schedule. This routing arrangement will be implemented at CSPR's expense, with reasonable charges determined on an individual case basis. In addition to charges for initially establishing the routing arrangement, CSPR will be responsible for ongoing monthly and/or usage charges for the routing arrangement. CSPR shall arrange, at its own expense, the trunking and other facilities required to transport traffic to CSPR’s selected provider of operator and directory assistance services.

INTERCONNECTION ATTACHMENT

1.	General

PRTC shall provide to CSPR, in accordance with this Agreement and to the extent required by Applicable Law, interconnection at any technically feasible Point(s) of Interconnection on PRTC’s network for the transmission and routing of Telephone Exchange Service and Exchange Access. By way of example, a technically feasible Point of Interconnection on PRTC’s network would include an applicable PRTC End Office Wire Center.

2.	Points of Interconnection and Trunk Types
2.1	Point(s) of Interconnection.
2.1.1

The parties shall establish Meet Points at technically feasible Point(s) of Interconnection on PRTC’s network. CSPR may designate a POI at any technically feasible point on PRTC’s network, in accordance with 47 C.F.R. § 51.305, and PRTC shall not unreasonably refuse to interconnect at each such designated POI.

2.1.2

Each Party, at its own expense, shall be responsible for providing transport facilities and routing traffic to and from each technically feasible Point of Interconnection on PRTC’s network. Each Party shall bear the costs of installing facilities necessary to carry traffic from its network to the POI and from the POI to its network, and neither Party shall charge the other for facilities needed to carry traffic from the POI to its switch. Notwithstanding the foregoing, nothing in this Section shall be construed to prevent either Party from leasing the use of facilities from its network to its side of a POI from among the other Party’s applicable tariff offerings, and nothing in this paragraph shall affect the application of rates or charges for facilities so leased.

2.2	Trunk Types.
2.2.1

In interconnecting their networks pursuant to this Attachment, the Parties will use, as appropriate, the separate and distinct trunk groups for the following types of traffic: Local Traffic, Intrastate Exchange Access Traffic, and Interstate Exchange Access Traffic.

2.2.2

Other types of trunk groups (e.g., 911/E911 Trunks; Information Services Trunks, Choke Trunks and Toll-free Service Trunks, Directory Assistance Trunks, Operator Services Trunks, BLV/BLVI Trunks or Trunks for 500/555 traffic) may be used by the Parties as provided in other Attachments to this Agreement or in other separate agreements between the Parties.

2.2.3	The Parties will deploy One-Way Interconnection Trunks (trunks with traffic going in one direction) or Two-Way Interconnection Trunks (trunks with traffic going in both directions).
2.2.4

CSPR shall establish, at the technically feasible Point(s) of Interconnection on PRTC’s network, separate Interconnection Trunk group(s) for toll traffic between such POI(s) and each PRTC Tandem with a subtending End Office(s) to which CSPR originates calls for PRTC to terminate.

2.2.5	The Parties shall work individually and cooperatively to apply reasonable network management principles by invoking appropriate network management controls to alleviate or prevent network congestion.
2.3	One-Way Interconnection Trunks.
2.3.1	Where the Parties use One-Way Interconnection Trunks for the delivery of traffic from CSPR to PRTC, CSPR, at CSPR’s own expense, shall:
2.3.1.1	provide its own facilities for delivery of the traffic to the technically feasible Point(s) of Interconnection on PRTC’s network; and/or
2.3.1.2

obtain transport for delivery of the traffic to the technically feasible Point(s) of Interconnection on PRTC’s network (a) from a third-party, or, (b) if PRTC offers such transport pursuant to this Agreement or an applicable PRTC Tariff, from PRTC.

2.3.2

Where the Parties use One-Way Interconnection Trunks for the delivery of traffic from CSPR to PRTC, CSPR shall provide a good faith forecast of expected traffic on an annual basis. If CSPR fails to utilize the trunks at a level of at least sixty (60) percent over a 12-month period, the parties will proceed under Section 11.2.2 of this Attachment.

2.3.3

Where the Parties use One-Way Interconnection Trunks for the delivery of traffic from PRTC to CSPR, PRTC, at PRTC’s own expense, shall provide its own facilities for delivery of the traffic to the technically feasible Point(s) of Interconnection on PRTC’s network.

2.4	Two-Way Interconnection Trunks.
2.4.1	Where the Parties use Two-Way Interconnection Trunks for the exchange of traffic between PRTC and CSPR, CSPR, at its own expense, shall:
2.4.1.1	provide its own facilities to the technically feasible Point(s) of Interconnection on PRTC’s network; and/or
2.4.1.2

obtain transport to the technically feasible Point(s) of Interconnection on PRTC’s network (a) from a third-party, or, (b) if PRTC offers such transport pursuant to this Agreement or an applicable PRTC Tariff, from PRTC.

2.4.2

Where the Parties use Two-Way Interconnection Trunks for the exchange of traffic between PRTC and CSPR, PRTC, at its own expense, shall provide its own facilities to the technically feasible Point(s) of Interconnection on PRTC’s network.

2.4.3

Prior to establishing any Two-Way Interconnection Trunks, CSPR shall meet with PRTC to conduct a joint planning meeting (“Joint Planning Meeting”). Where the Parties have agreed to convert existing One-Way Interconnection Trunks to Two-Way Interconnection Trunks, at the Joint Planning Meeting, the Parties shall also mutually agree on the conversion process and project intervals for conversion of such One-Way Interconnection Trunks to Two-Way Interconnection Trunks.

2.4.4

Where the Parties use Two-Way Interconnection Trunks for the exchange of traffic, CSPR and PRTC shall negotiate a mutually agreed-to forecast of expected traffic on an annual basis. If CSPR fails to utilize the trunks at a level of at least sixty (60) percent of the forecasted level over a 12-month period, the parties will proceed under Section 11.2.2 of this Attachment.

2.4.5

The Parties shall meet (telephonically or in person) from time to time, as needed, to review data on End Office and Tandem Two-Way Interconnection Trunks to determine the need for new trunk groups and to plan any necessary changes in the number of Two-Way Interconnection Trunks.

2.4.6

Two-Way Interconnection Trunks shall have SS7 Common Channel Signaling. The Parties agree to utilize B8ZS and Extended Super Frame (ESF) DS1 facilities, where available. Where ESF/B8ZS is not available, CSPR agrees to use other interconnection protocols reasonably acceptable to PRTC.

2.4.7

With respect to End Office Two-Way Interconnection Trunks, both Parties shall use a service standard is based on average Time Consistent Busy Hour (TCBH), busy season originating attempts and overflows as defined in Telcordia document SR-TAP-000191 entitled Trunk Traffic Engineering Concepts and Applications.

2.4.8

Two-Way Interconnection Trunk groups that connect to a PRTC access Tandem shall be engineered using a design blocking objective of B.005 during the average time consistent busy hour. Two-Way Interconnection Trunk groups that connect to a PRTC local Tandem shall be engineered using a design blocking objective of B.01 during the average time consistent busy hour. PRTC and CSPR shall engineer Two-Way Interconnection Trunks using BOC Notes on the LEC Networks SR-002275

3.	Transmission and Routing of Telephone Exchange Service Traffic
3.1	Scope of Traffic.

Section 3 prescribes parameters for Interconnection Trunks used for Interconnection pursuant to Section 2 of this Attachment.

3.2	Trunk Group Connections and Ordering.
3.2.1

For both One-Way and Two-Way Interconnection Trunks, if CSPR wishes to use a technically feasible interface other than a DS-1 facility at the POI, the Parties shall negotiate reasonable terms and conditions (including, without limitation, rates and implementation timeframes) for such arrangement; and, if the Parties cannot agree to such terms and conditions (including, without limitation, rates and implementation timeframes), either Party may utilize the Agreement’s EDR procedures.

3.2.2	Each Party will identify its Operating Company Code (OCN), a three or four digit numeric code obtained from Telcordia, to the other Party when ordering a trunk group.
3.2.3	When SS7 signaling is not used, unless mutually agreed to by both Parties, each Party will outpulse ten (10) digits to the other Party.
3.2.4

When One-Way Trunks are used, each Party will use commercially reasonable efforts to monitor trunk groups under its control and to augment those groups using generally accepted trunk-engineering standards so as to not exceed blocking objectives. When Two-Way Trunks are used, it is each Party’s responsibility to monitor traffic on its respective originating end of the trunk groups.

3.3	Switching System Hierarchy and Trunking Requirements.

For purposes of routing CSPR traffic to PRTC, the subtending arrangements between PRTC Tandem Switches and PRTC End Office Switches shall be the same as the Tandem/End Office subtending arrangements PRTC maintains for the routing of its own or other carriers’ traffic (i.e., traffic will be routed to the appropriate PRTC Tandem subtended by the terminating End Office serving the PRTC Customer). For purposes of routing PRTC traffic to CSPR, the subtending arrangements between CSPR Tandem Switches and CSPR End Office Switches shall be the same as the Tandem/End Office subtending arrangements that CSPR maintains for the routing of its own or other carriers’ traffic.

3.4	Signaling.

Each Party will provide the other Party with access to its databases and associated signaling necessary for the routing and completion of the other Party’s traffic in accordance with the provisions contained in the Unbundled Network Element Attachment or applicable access tariff.

3.5	Grades of Service.

The Parties shall initially engineer and shall monitor and augment all trunk groups consistent with the Joint Process as set forth in Section 11.1 of this Attachment.

3.6	Configuration Changes.

Any material changes to a Party’s interconnection configuration of, including consulting, design, and implementation of configuration changes, required and requested of and performed by the other Party will be billed to the requesting Party on a case by case basis. Charges will include, but are not limited to, time, labor, materials, and any other expenses. Such charges will be disclosed to the requesting Party at least thirty (30) days in advance of the planned configuration changes and include only those costs directly and reasonably necessary.

4.	Traffic Measurement and Billing over Interconnection Trunks
4.1

Each Party shall calculate terminating interconnection minutes of use based on standard AMA recordings made within each Party's network, these recordings being necessary for each Party to generate bills to the other Party. In the event either Party cannot measure minutes terminating on its network, the other Party shall provide the measuring mechanism or the Parties shall otherwise agree on an alternate arrangement. Any disputes arising out of this Section may be resolved using EDR.

4.1.1

For the purposes of this agreement, minutes of use shall be measured in accordance with 47 C.F.R. § 69.2. Minutes of use over each individual trunk group will be totaled for the entire monthly bill period and then rounded to the next whole minute.

4.1.2	If CSPR fails to pass the ANI on any call, PRTC will bill CSPR as if the call were a toll call and will assess tandem charges.
4.2

For the purpose of permitting the delivering Party to identify ISP-Bound Traffic and to deliver such ISP-Bound Traffic to the receiving Party, within five (5) days after the Effective Date of this Agreement, each Party shall use its best efforts to deliver to the other Party in writing a true and complete list of all telephone numbers then in use by each Internet Service Provider served by that Party. Thereafter, each Party shall, in writing, update the list delivered to the other Party expressly and distinctly to reflect (i) the addition or restoration of one or more telephone numbers to be used by any Internet Service Provider served or to be served by that Party and/or (ii) the termination, whether temporarily or permanently, of one or more previously listed telephone numbers from use by any Internet Service Provider served by that Party. Any such update shall be delivered to the other Party reasonably in advance of the use or termination, as the case may be, of the subject telephone number by any Internet Service Provider served or to be served by the updating Party to permit the other Party to satisfy the requirements of this Agreement. Without limiting the scope or effectiveness of the foregoing, beginning three (3) months after the Effective Date of this Agreement and continuing thereafter at three (3) month intervals, each Party shall deliver to the other Party in writing a true and complete list of all telephone numbers then in use by each Internet Service Provider served by that Party.

4.3

Each Party reserves the right to audit all Traffic, up to a maximum of two audits per calendar year, to ensure that rates are being applied appropriately; provided, however, that either Party shall have the right to conduct additional audit(s) if the preceding audit disclosed material errors or discrepancies. Each Party agrees to provide the necessary Traffic data in conjunction with any such audit in a timely manner. Each Party may commence an audit only after providing the other Party with at least thirty (30) days’ advance written notice. The auditing Party shall be responsible for its own costs in conducting the audit and any reasonable costs incurred by the audited Party to facilitate the audit. The auditing Party shall be liable to the audited Party for any damage caused to the audited Party’s systems or property. The auditing Party shall also provide to the audited Party a detailed report of the findings obtained by the audit within thirty (30) days of the conclusion of the audit.

4.4

Nothing in this Agreement shall be construed to limit either Party’s ability to designate the areas within which that Party’s Customers may make calls which that Party rates as “local” in its Customer Tariffs.

4.5

If and, to the extent that, a CSPR Customer receives Virtual Foreign Exchange Traffic, CSPR shall promptly provide notice thereof to PRTC (such notice to include, without limitation, the specific telephone number(s) that the Customer uses for V/FX Traffic) and shall not bill PRTC Reciprocal Compensation, intercarrier compensation or any other charges for calls placed by PRTC’s Customers to such CSPR Customers.

5.	Reciprocal Compensation Arrangements Pursuant to Section 251(b)(5) of the Act
5.1	Reciprocal Compensation.

The Parties shall exchange Reciprocal Compensation Traffic at the technically feasible Point(s) of Interconnection on PRTC’s network designated in accordance with the terms of this Agreement. The Party originating Reciprocal Compensation Traffic shall compensate the terminating Party for the transport and termination of such traffic to its Customer in accordance with Section 251(b)(5) of the Act at the equal and symmetrical rates stated in the Pricing Attachment; it being understood and agreed that PRTC shall charge (and CSPR shall pay PRTC) the End Office Reciprocal Compensation rate set forth in the Pricing Attachment for Reciprocal Compensation Traffic CSPR physically delivers to a POI at the PRTC Wire Center in which the terminating PRTC End Office is located, and otherwise that PRTC shall charge (CSPR shall pay PRTC) the Tandem Reciprocal Compensation rate set forth in the Pricing Attachment for Reciprocal Compensation Traffic CSPR delivers to PRTC; it also being understood and agreed that CSPR shall charge (and PRTC shall pay CSPR) the End Office Reciprocal Compensation rate set forth in the Pricing Attachment for Reciprocal Compensation Traffic PRTC delivers to CSPR, unless PRTC is required under Applicable Law to pay the Tandem Reciprocal Compensation rate set forth in the Pricing Attachment. These rates are to be applied at the technically feasible Point(s) of Interconnection on PRTC’s network at which the Parties interconnect, whether such traffic is delivered by PRTC for termination by CSPR, or delivered by CSPR for termination by PRTC. No additional charges shall be assessed by the terminating Party for the transport and termination of such traffic from the technically feasible Point(s) of Interconnection on PRTC’s network to its Customer; provided, however, for the avoidance of any doubt, CSPR shall also pay PRTC, at the rates set forth in the Pricing Attachment, for any multiplexing, cross connects or other Collocation related Services that CSPR obtains from PRTC. When such Reciprocal Compensation Traffic is delivered over the same Interconnection Trunks as Toll Traffic, any port, transport or other applicable access charges related to the delivery of Toll Traffic from the technically feasible Point(s) of Interconnection on PRTC’s network to the terminating Party’s Customer shall be prorated so as to apply only to the Toll Traffic. The designation of traffic as Reciprocal Compensation Traffic for purposes of Reciprocal Compensation shall be based on the actual originating and terminating points of the complete end-to-end communication.

5.2	Traffic Not Subject to Reciprocal Compensation.
5.2.1

Reciprocal Compensation shall not apply to interstate or intrastate Exchange Access (including, without limitation, Virtual Foreign Exchange Traffic (i.e., V/FX Traffic)), Information Access, or exchange services for Exchange Access or Information Access.

5.2.2	Reciprocal Compensation shall not apply to Internet Traffic.
5.2.3	Reciprocal Compensation shall not apply to Toll Traffic, including, but not limited to, calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis.
5.2.4	Reciprocal Compensation shall not apply to special access, private line, or any other traffic that is not switched by the terminating Party.
5.2.5	Reciprocal Compensation shall not apply to Tandem Transit Traffic.

5.2.6	Reciprocal Compensation shall not apply to Voice Information Service Traffic (as defined in Section 5 of the Additional Services Attachment).
5.2.7	Reciprocal Compensation shall not apply to traffic that is not subject to Reciprocal Compensation under Section 251(b)(5) of the Act.
5.2.8

Reciprocal Compensation shall not apply to Virtual Foreign Exchange Traffic (i.e., V/FX Traffic). As used in this Agreement, “Virtual Foreign Exchange Traffic” or “V/FX Traffic” is defined as calls in which a CSPR Customer is assigned a telephone number with an NXX Code (as set forth in the LERG) associated with an exchange that is different than the exchange (as set forth in the LERG) associated with the actual physical location of such Customer’s station. For the avoidance of any doubt, CSPR shall pay PRTC’s originating access charges for all V/FX Traffic originated by a PRTC Customer, and CSPR shall pay PRTC’s terminating access charges for all V/FX Traffic originated by a CSPR Customer.

5.3

The Reciprocal Compensation rates (including, but not limited to, Reciprocal Compensation per minute of use charges) billed by CSPR to PRTC shall not exceed the Reciprocal Compensation rates (including, but not limited to, Reciprocal Compensation per minute of use charges) billed by PRTC to CSPR, unless the Board establishes higher rates for CSPR based on a CSPR cost study using the forward-looking economic cost based pricing methodology in Sections 51.505 and 51.511 of the FCC’s Rules, which proves that the forward-looking costs for a network efficiently configured and operated by CSPR exceed the costs incurred by PRTC, in accordance with 47 C.F.R. § 51.711(b).

6.	Other Types of Traffic
6.1

Notwithstanding any other provision of this Agreement or any Tariff: (a) the Parties’ rights and obligations with respect to any intercarrier compensation that may be due in connection with their exchange of Internet Traffic shall be governed by the terms of the FCC Internet Order and other applicable FCC orders and FCC Regulations; and, (b) a Party shall not be obligated to pay any intercarrier compensation for Internet Traffic that is in excess of the intercarrier compensation for Internet Traffic that such Party is required to pay under the FCC Internet Order and other applicable FCC orders and FCC Regulations.

6.2

Subject to Section 6.1 of this Attachment, interstate and intrastate Exchange Access, Information Access, exchange services for Exchange Access or Information Access, and Toll Traffic, shall be governed by the applicable provisions of this Agreement and applicable Tariffs.

6.3

For any traffic originating with a third party carrier and delivered by CSPR to PRTC, CSPR shall pay PRTC the same amount that such third party carrier would have been obligated to pay PRTC for termination of that traffic at the location the traffic is delivered to PRTC by CSPR.

6.4	Any traffic not specifically addressed in this Agreement shall be treated as required by the applicable Tariff of the Party transporting and/or terminating the traffic.
6.5

The Parties may also exchange Internet Traffic at the technically feasible Point(s) of Interconnection on PRTC’s network established hereunder for the exchange of Reciprocal Compensation Traffic. Any intercarrier compensation that may be due in connection with the Parties’ exchange of Internet Traffic shall be applied in accordance with Applicable Law.

7.	Meet-Point Billing Arrangements
7.1

Meet Point Billing arrangements between the Parties for jointly provided Intrastate Exchange Access traffic and Interstate Exchange Access traffic will be governed by this Section. The Parties will use the Multiple Bill/Multiple Tariff approach described in MECAB.

Under this Multiple Bill arrangement, each Party providing access service will render an access bill to the customer for its portion of the service based on its access tariff rates and regulations. For switched access billing, the end office company is generally the Initial Billing Company (IBC). The IBC is the company that calculates the access minutes to be billed to the customer and provides this data to the connecting company providing access service. The Parties will exchange usage data and other information required under MECAB to implement multiple bill / multiple tariff billing. Such data and information shall be exchanged in a mutually acceptable medium, which takes into account technical limitations, agreed to by the parties.

7.2

Each Party will: prepare its own bill; determine its charge(s) for switched transport; determine and include all recurring rates and charges applicable from its access tariff; and forward its bill to the customer. The customer will remit payment directly to each Party.

7.3	Determination of Meet Point Billed Switched Access Transport
7.3.1	Each Party’s portion of switched transport will be developed as follows:
7.3.1.1	Determine the appropriate transport mileage by computing the number of airline miles between the end office and access tandem using the V&H method.
7.3.1.2	Determine the billing percent (BP) as set for the in National Exchange Carrier Association Tariff, F.C.C. No. 4, which represents the portion of the service provided by each Party.
7.3.1.3

Multiply the number of originating and terminating access minutes of use routed over the facility times the number of airlines miles, as set forth in 7.3.1.1 above times the BP for each Party times the Tandem Switched Facility rate;

7.3.1.4	Multiply the Tandem Switched Termination rate times the number of originating ad terminating access minutes routed over the facility;
7.3.1.5	Multiply the Tandem Switching rate times the number of originating and terminating minutes that are switched at the tandem.
7.4

Each Party shall provide the other Party with the billing name, billing address, and Carrier Identification Code (CIC) of the IXC, and identification of the PRTC Wire Center serving the IXC in order to comply with the MPB notification process as outlined in the MECAB document.

8.	Toll Free Service Access Code (e.g., 800/888/877) Traffic

The following terms shall apply when either Party delivers toll free service access code (e.g., 800/877/888)("8YY") calls to the other Party. For the purposes of this Section 8, the terms "translated" and "untranslated" refers to those toll free service access code calls that have been queried ("translated") or have not been queried ("untranslated") to an 8YY database. Except as otherwise agreed to by the Parties, all CSPR originating "untranslated" 8YY traffic will be routed over a separate One-Way Trunk group.

8.1	When CSPR delivers translated 8YY calls to PRTC for completion,
8.1.1	to an IXC, CSPR shall:
8.1.1.1	provide an appropriate EMI record in a standard acceptable to both Parties to PRTC for processing and Meet Point Billing in accordance with Section 7 of this Attachment; and
8.1.1.2	bill the IXC the CSPR query charge associated with the call.
8.1.2	to PRTC or another LEC that is a toll free service access code service provider in the LATA, CSPR shall:
8.1.2.1	provide an appropriate EMI record in a standard acceptable to both Parties to the toll free service access code service provider; and
8.1.2.2

bill to the toll free service access code service provider the CSPR's Tariffed Feature Group D ("FGD") Switched Exchange Access or Reciprocal Compensation rates, as applicable, and the CSPR query charge; and

8.1.3	PRTC shall bill applicable Tandem Transit Service charges and associated passthrough charges to CSPR.
8.2	When PRTC performs the query and delivers translated 8YY calls, originated by PRTC's or another LEC's Customer,
8.2.1	to CSPR in it's capacity as a toll free service access code service provider, PRTC shall:
8.2.1.1	bill CSPR the PRTC query charge associated with the call as specified in PRTC’s Tariffs; and
8.2.1.2	provide an appropriate EMI record in a standard acceptable to both Parties to CSPR; and
8.2.1.3	bill CSPR PRTC's Tariffed FGD Switched Exchange Access or Reciprocal Compensation rates as applicable.
8.3	When CSPR: delivers untranslated 8YY calls to PRTC for completion,
8.3.1	to an IXC, PRTC shall:
8.3.1.1	query the call and route the call to the appropriate IXC; and
8.3.1.2	provide a manually generated record to CSPR to facilitate billing to the IXC; and

8.3.1.3	bill the IXC the PRTC query charge associated with the call and any other applicable PRTC charges.
8.3.2	to PRTC or another LEC that is a toll free service access code service provider in the LATA, PRTC shall:
8.3.2.1	query the call and route the call to the appropriate LEC toll free service access code service provider; and
8.3.2.2	provide an appropriate EMI record in a standard acceptable to both Parties to CSPR; to facilitate billing to the LEC toll free service access code service provider; and
8.3.2.3	bill the LEC toll free service access code service provider the query charge associated with the call and any other applicable PRTC charges.
8.4	PRTC will not direct untranslated toll free service access code call to CSPR.
9.	Tandem Transit Traffic
9.1

As used in this Section 9, Tandem Transit Traffic is Telephone Exchange Service traffic that originates on CSPR's network, and is transported through a PRTC Tandem to the Central Office of a CLEC, ILEC other than PRTC, Commercial Mobile Radio Service (CMRS) carrier, or other LEC, that subtends the relevant PRTC Tandem to which CSPR delivers such traffic. Neither the originating nor terminating customer is a Customer of PRTC. Subtending Central Offices shall be determined in accordance with and as identified in the Local Exchange Routing Guide (LERG). Switched Exchange Access Service traffic is not Tandem Transit Traffic.

9.2

Notwithstanding anything to the contrary in this Agreement, PRTC will carry CSPR's Tandem Transit Traffic on PRTC's network once CSPR acquires its own switch, unless and until the Board orders otherwise in Case No. JRT-2003-SC-0002. CSPR' will compensate PRTC for carrying the Tandem Transit Traffic at the minute-of-use (MOU) rate specified in Section 3 of the Pricing Attachment.

10.	Number Resources, Rate Center Areas and Routing Points
10.1

Nothing in this Agreement shall be construed to limit or otherwise adversely affect in any manner either Party’s right to employ or to request and be assigned any Central Office Codes (“NXX”) pursuant to the Central Office Code Assignment Guidelines and any relevant FCC or Board orders, as may be amended from time to time, or to establish, by Tariff or otherwise, Rate Center Areas and Routing Points corresponding to such NXX codes.

10.2

The Rate Center Areas will be the same for each Party. During the term of this Agreement, CSPR shall adopt PRTC’s Rate Center Area and Rate Center Points. CSPR shall assign whole NPA-NXX codes to each Rate Center Area.

10.3

CSPR will also designate a Routing Point for each assigned NXX code. CSPR shall designate one location for each Rate Center Area in which the CSPR has established NXX code(s) as the Routing Point for the NPA-NXXs associated with that Rate Center Area. Unless specified otherwise, calls to subsequent NXXs of CSPR will be routed in the same manner as calls to CSPR’s initial NXXs.

10.4	Notwithstanding anything to the contrary contained herein, nothing in this Agreement is intended, and nothing in this Agreement shall be construed, to in any way constrain CSPR’s choices regarding the size of the local calling area(s) that CSPR may establish for its Customers, which local calling areas may be larger than, smaller than, or identical to PRTC’s local calling areas.

11.	Joint Network Implementation and Grooming Process; and Installation, Maintenance, Testing and Repair
11.1	Joint Network Implementation and Grooming Process.

Upon request of either Party, the Parties shall jointly develop an implementation and grooming process (the “Joint Grooming Process” or “Joint Process”) which may define and detail, inter alia:

11.1.1

standards to ensure that Interconnection Trunks experience a grade of service, availability and quality which is comparable to that achieved on interoffice trunks within PRTC’s network and in accord with all appropriate relevant industry-accepted quality, reliability and availability standards. Except as otherwise stated in this Agreement, trunks provided by either Party for Interconnection services will be engineered using a TCBH, busy season design-blocking objective of B.01.

11.1.2

the respective duties and responsibilities of the Parties with respect to the administration and maintenance of the trunk groups, including, but not limited to, standards and procedures for notification and discoveries of trunk disconnects; Upon request each Party will provide the other Party with offered TCBH, busy season CCS data on one-way and two-way trunk group originating in the other Party’s switches and terminating in the requesting Party’s switches.

11.1.3	disaster recovery provision escalations;
11.1.4	additional technically feasible Point(s) of Interconnection on PRTC’s network as provided in Section 2 of this Attachment; and
11.1.5	such other matters as the Parties may agree, including, e.g., End Office to End Office high usage trunks as good engineering practices may dictate.
11.2	Forecasting Requirements for Trunk Provisioning.

Within ninety (90) days of executing this Agreement, CSPR shall provide PRTC a reasonable two (2)-year traffic forecast. This initial forecast will provide a good faith estimate of the amount of traffic to be delivered to and from PRTC over each of the Interconnection Trunk groups over the next eight (8) quarters. The forecast shall be updated and provided to PRTC on an as-needed basis, and upon reasonable request, but no less frequently than semiannually. All forecasts shall include, at a minimum, Access Carrier Terminal Location (ACTL), traffic type (Reciprocal Compensation Traffic/Toll Traffic, Operator Services, 911, etc.), code (identifies trunk group), A location/Z location (CLLI codes for applicable PRTC Tandem and End Office switches to which CSPR wishes to send traffic and the technically feasible Points of Interconnection on PRTC’s network at which the Parties will interconnect), interface type (e.g., DS1), and trunks in service each year (cumulative).

11.2.1	Initial Forecasts/Trunking Requirements. Because PRTC’s trunking requirements will, at least during an initial period, be dependent on the

Customer segments and service segments within Customer segments to whom CSPR decides to market its services, PRTC will be largely dependent on CSPR to provide accurate trunk forecasts for both inbound (from PRTC) and outbound (to PRTC) traffic. PRTC will, as an initial matter, provide the same number of trunks to terminate Reciprocal Compensation Traffic to CSPR as CSPR provides to terminate Reciprocal Compensation Traffic to PRTC. At PRTC’s discretion, when CSPR expressly identifies particular situations that are expected to produce traffic that is substantially skewed in either the inbound or outbound direction, PRTC will provide the number of trunks CSPR suggests; provided, however, that in all cases PRTC’s provision of the forecasted number of trunks to CSPR is conditioned on the following: that such forecast is based on reasonable engineering criteria, and that there are no capacity constraints.

11.2.2

Monitoring and Adjusting Forecasts. Each Party will monitor traffic on each trunk group that it establishes at the other Party’s request. After establishing the TCBH, busy season, the parties shall review their forecasts and make any necessary adjustments to individual trunk groups to meet the established service criteria using industry accepted trunk servicing and forecasting techniques. Each Party will provide the other with peg count usage and overflow on trunk groups originating on its network. If one party believes particular trunk groups are underutilized, the parties will in good faith seek to make adjustments in order to optimize network utilization. If the Parties cannot reach agreement on such adjustments, either party may submit the dispute for resolution pursuant to Section 14.4 of the General Terms and Conditions.

11.2.2.1

Both Parties may also monitor traffic on additional trunk groups that CSPR suggests or requests PRTC to establish. The parties will work together to identify substantial over- or under-trunked groups and to locate blocking within the two networks using industry accepted trunk servicing and forecasting techniques. If either party believes the trunk group is underutilized, the parties will proceed under Section 11.2.2 of this Attachment.

12.	Number Portability - Section 251(B)(2)
12.1	The Parties shall provide Local Number Portability (LNP) in accordance with rules and regulations as from time to time prescribed by the FCC.

RESALE ATTACHMENT

1.	General

PRTC shall provide to CSPR, in accordance with this Agreement, the relevant terms and conditions of PRTC’s Tariffs, and the requirements of Applicable Law, PRTC’s Telecommunications Services for resale by CSPR. Notwithstanding anything to the contrary herein, PRTC shall make its Telecommunications Services available for resale by CSPR without imposing unreasonable restrictions on resale and the Telecommunications Services that PRTC provides to CSPR for resale shall be provided on a nondiscriminatory basis.

2.	Use of PRTC Telecommunications Services
2.1

PRTC Telecommunications Services may be purchased by CSPR under this Resale Attachment only for the purpose of resale by CSPR as a Telecommunications Carrier and as otherwise allowed by Applicable Law. PRTC Telecommunications Services to be purchased by CSPR for other purposes (including, but not limited to, CSPR’s own use) must be purchased by CSPR pursuant to Applicable Law and/or other applicable Attachments to this Agreement (if any), or separate written agreements, including, but not limited to, applicable PRTC Tariffs.

2.2	CSPR shall not resell:
2.2.1	Residential service to persons not eligible to subscribe to such service from PRTC (including, but not limited to, business or other nonresidential Customers);
2.2.2	Lifeline, Link Up America, or other means-tested service offerings, to persons not eligible to subscribe to such service offerings from PRTC;
2.2.3	Grandfathered or discontinued service offerings to persons not eligible to subscribe to such service offerings from PRTC; or
2.2.4	Any other PRTC service in violation of a restriction stated in this Agreement or the relevant terms and conditions of PRTC’s Tariffs that is not prohibited by Applicable Law.
2.2.5

In addition to any other actions taken by CSPR to comply with this Section 2.2, CSPR shall take those actions required by Applicable Law to determine the eligibility of CSPR Customers to purchase a service, including, but not limited to, obtaining any proof or certification of eligibility to purchase Lifeline, Link Up America, or other means-tested services, required by Applicable Law. CSPR shall indemnify PRTC from any Claims resulting from CSPR’s failure to take such actions required by Applicable Law.

2.2.6

Either Party may perform audits to confirm the other Party’s conformity to the provisions of this Resale Attachment. Such audits may be performed twice per calendar year and shall be performed in accordance with Section 7 of the General Terms and Conditions.

2.3

CSPR shall be subject to the same limitations that PRTC’s Customers are subject to with respect to any Telecommunications Service that PRTC grandfathers or discontinues offering. Without limiting the foregoing, except to the extent that PRTC follows a different practice for PRTC Customers in regard to a grandfathered Telecommunications Service, such grandfathered Telecommunications Service: (a) shall be available only to a Customer that already has such Telecommunications Service; (b) may not be moved to a new service location; and (c) will be furnished only to the extent that facilities continue to be available to provide such Telecommunications Service.

2.4	Intentionally omitted.
2.5	In accordance with 47 CFR § 51.617(b), PRTC shall be entitled to all charges for PRTC Exchange Access services used by interexchange carriers to provide service to CSPR Customers on resale circuits.
3.	Availability of PRTC Telecommunications Services
3.1

PRTC will provide a PRTC Telecommunications Service to CSPR for resale pursuant to this Attachment where and to the same extent that such PRTC Telecommunications Service is available to PRTC’s Customers.

3.2

Except as otherwise required by Applicable Law, subject to Section 3.1 of this Attachment, PRTC shall have the right to add, modify, grandfather, discontinue or withdraw PRTC Telecommunications Services at any time, without the consent of CSPR.

3.3

To the extent required by Applicable Law, the PRTC Telecommunications Services to be provided to CSPR for resale pursuant to this Attachment will include a PRTC Telecommunications Service customer-specific contract service arrangement (“CSA”) (such as a customer specific pricing arrangement or individual case based pricing arrangement) that PRTC is providing to a PRTC Customer at the time the CSA is requested by CSPR.

4.	Responsibility for Charges

CSPR shall be responsible for and pay all charges for any PRTC Telecommunications Services provided by PRTC pursuant to this Resale Attachment subject to the terms and conditions provided in Section 9 of the General Terms and Conditions. PRTC will notify CSPR directly and in writing (to the extent not otherwise filed with the Board or posted on PRTC’s website) of any customer specific pricing arrangements, ICBs, and/or promotions that PRTC is required to make available to CSPR in accordance with applicable law, including but not limited to 47 U.S.C. §§ 251 & 252 and 47 C.F.R. § 51.613. Consistent with the terms of such arrangements, CSPR will be able to purchase any retail telecommunications services available in those arrangements at the prices in the arrangement plus the appropriate wholesale discount. For example if PRTC offers an ICB providing a discount of 10% to a customer that includes non-regulated items in its package ($15,000 regulated items $1,000 non regulated) CSPR will have a 10% discount (in addition to the already applicable resale discount) on all regulated services the current customer is receiving (10% additional on the $15,000). If the appropriate wholesale discount is 25%, CSPR will be eligible to receive 35% on the $15,000, and will be able to offer it to that customer absorbing whatever contract may be in place. PRTC may include in its customer specific pricing arrangements termination liabilities that are consistent with rules of the FCC. In the event that CSPR agrees to honor the terms of the contract until completion, no termination liability shall apply; provided, however, that CSPR pays PRTC the difference between PRTC’s normally applicable tariffed rate and the discounted rates in the ICB for the underlying services for the period of time that the ICB was initially effective until CSPR’s agreement to honor the terms of the contract.

5.	Operations Matters
5.1	Facilities.
5.1.1	PRTC and its suppliers shall retain all of their right, title and interest in all facilities, equipment, software, information, and wiring used to provide PRTC Telecommunications Services.
5.1.2

PRTC shall have reasonable access at all reasonable times (after written notice) to CSPR Customer locations for the purpose of installing, inspecting, maintaining, repairing, and removing, facilities, equipment, software, and wiring used to provide the PRTC Telecommunications Services. CSPR shall, at CSPR’s expense, obtain any rights and authorizations necessary for such access.

5.1.3

Except as otherwise agreed to in writing by PRTC, PRTC shall not be responsible for the installation, inspection, repair, maintenance, or removal of facilities, equipment, software, or wiring provided by CSPR or CSPR Customers for use with PRTC Telecommunications Services.

5.2	Branding.
5.2.1

Except as otherwise provided herein, PRTC shall have the right (but not the obligation) to identify the PRTC Telecommunications Services with PRTC’s trade names, trademarks and service marks (“PRTC Marks”), to the same extent that these Services are identified with PRTC’s Marks when they are provided to PRTC’s Customers. Any such identification of PRTC’s Telecommunications Services shall not constitute the grant of a license or other right to CSPR to use PRTC’s Marks.

5.2.2

If PRTC uses a third-party contractor to provide PRTC Operator Services or PRTC Directory Assistance Services, CSPR will be responsible for entering into a direct contractual arrangement with the third-party contractor at CSPR’s expense (a) to obtain identification of PRTC Operator Services or PRTC Directory Assistance Services purchased by CSPR for resale with CSPR’s trade name, or (b) to obtain removal of PRTC Marks from PRTC Operator Services or PRTC Directory Assistance Services purchased by CSPR for resale.

5.2.3

Where operator, call completion, or directory assistance service is part of the service or service package that PRTC offers for resale, PRTC must unbrand or rebrand such service or service package as requested by CSPR consistent with 47 C.F.R. § 51.613.

5.3

When an end user customer switches its service from PRTC to CSPR resale, PRTC shall not disconnect any current subscriber service or existing feature migrated to CSPR at any time during the migration of that subscriber to CSPR.

5.4

When an end user customer switches from PRTC to CSPR resale or from CSPR resale to PRTC and does not change its service address to an address served by a different PRTC central office, such customer shall be permitted to retain its then-current telephone number.

5.5	PRTC shall provide for the routing of directory assistance calls dialed by CSPR resale subscribers to, at CSPR’s option, either a CSPR DA service platform or a PRTC DA service platform.

5.6

PRTC shall provide for the routing of local operator service calls dialed by CSPR resale subscribers to, at CSPR’s option, either a CSPR operator service platform or a PRTC operator service platform. PRTC shall exercise the same level of fraud control in providing operator service to CSPR that PRTC provides for itself.

6.	Rates and Charges

The rates and charges for PRTC Telecommunication Services purchased by CSPR for resale pursuant to this Attachment shall be as provided in this Attachment and the Pricing Attachment.

NETWORK ELEMENTS ATTACHMENT

1.	General
1.1

PRTC shall provide to CSPR, in accordance with this Agreement and the requirements of Applicable Law, as implemented pursuant to Section 4 of the General Terms and Conditions, access to PRTC’s Network Elements on an unbundled basis and in combinations (Combinations).

1.2

PRTC shall be obligated to combine UNEs that are not already combined in PRTC’s network only to the extent required by Applicable Law. Except as otherwise required by this Agreement and Applicable Law: (a) PRTC shall be obligated to provide a UNE or Combination to the extent such UNE or Combination, and the equipment and facilities necessary to provide such UNE or Combination, are available in PRTC’s network; and (b) PRTC shall have no obligation to construct or deploy new facilities or equipment to offer any UNE or Combination.

1.2.1

In accordance with Section 51.319(a)(8)(i) of the FCC’s Rules, PRTC shall make all routine network modifications to UNEs or Combinations used or ordered by CSPR where the UNEs or Combinations have already been constructed. PRTC shall perform all routine network modifications to UNEs or Combinations in a nondiscriminatory fashion, without regard to whether the facility being accessed was constructed on behalf, or in accordance with the specifications, of any carrier.

1.2.2

In accordance with Section 51.319(a)(8)(ii) of the FCC’s Rules, a routine network modification is an activity that PRTC regularly undertakes for its own customers. Routine network modifications include, but are not limited to, rearranging or splicing of cable; adding an equipment case, adding a doubler or repeater; adding a smart jack; installing a repeater shelf; adding a line card; attaching electronic and other equipment that PRTC ordinarily attaches to a Loop to activate such Local Loop for its customers; and deploying a new multiplexer or reconfiguring an existing multiplexer. They also include activities needed to enable CSPR to light and obtain access to Dark Fiber. Routine network modifications may entail activities such as accessing manholes, deploying bucket trucks to reach aerial cable, and installing equipment casings. Routine network modifications do not include the construction of a new Local Loop or installation of new aerial or buried cable for CPSR.

1.2.3

In accordance with Section 51.319(a)(9) of the FCC’s Rules, PRTC shall not engineer the transmission capabilities of its network in a manner, or engage in any policy, practice, or procedure, that disrupts or degrades access to a Local Loop or Subloop, including the time division multiplexing-based features, functions, or capabilities of a Hybrid Loop, for which CSPR may obtain or has obtained access.

1.3

Except as provided in Section 51.318 of the FCC’s Rules), PRTC shall not impose any limitations, restrictions, or requirements on requests for, or the use of, a UNE or Combination for the services CSPR seeks to offer. CSPR may not access a UNE or Combination for the sole purpose of providing Non-qualifying Services. When CSPR accesses and uses a UNE or Combination to provide a Qualifying Service, CSPR may use the same UNE or Combination to provide Non-qualifying services.

1.4	Notwithstanding any other provision of this Agreement:
1.4.1	Intentionally omitted.
1.4.2	Except as otherwise required by Applicable Law, PRTC shall not be obligated to provide to CSPR access to a proprietary advanced intelligent network service.
1.5	Pursuant to 47 C.F.R. §§ 51.309(b) & (d), PRTC has no obligation to provide access to an unbundled network element for the exclusive provision of mobile wireless services or interexchange services.
1.6

Nothing contained in this Agreement shall be deemed to constitute an admission by PRTC that any item identified in this Agreement as a Network Element is (i) a Network Element under Applicable Law, or (ii) a Network Element PRTC is required by Applicable Law to provide to CSPR on an unbundled basis or in combination with other Network Elements.

1.7

If as the result of CSPR Customer actions (i.e., Customer Not Ready ("CNR")), PRTC cannot complete requested work activity when a technician has been dispatched to the CSPR Customer premises, CSPR will be assessed a non-recurring charge associated with this visit.  This charge will be the Additional Labor Charge as provided in PRTC's applicable retail or wholesale Tariff.  This Additional Labor Charge is in addition to the Service Order Charge set forth in the Pricing Attachment, which applies when CSPR submits the initial Service Order for the work activity.  For the sake of clarity, only one Service Order charge applies, regardless of whether a CNR situation exists; PRTC will not assess a second Service Order charge in conjunction with the repeat visit by the technician.

2.	PRTC’s Provision of Network Elements

Subject to the conditions set forth in Section 1 of this Attachment, PRTC shall provide CSPR access to the following:

2.1	Local Loops, as set forth in Section 3 of this Attachment;
2.2	Line Splitting, as set forth in Section 4 of this Attachment;
2.3	Sub-Loops, as set forth in Section 5 of this Attachment;
2.4	Inside Wire, as set forth in Section 6 of this Attachment;
2.5	Dark Fiber, as set forth in Section 7 of this Attachment;
2.6	Network Interface Device, as set forth in Section 8 of this Attachment;
2.7	Intentionally left blank
2.8	Interoffice Transmission Facilities (IOF), as set forth in Section 10 of this Attachment;

2.9	Signaling Networks and Call-Related Databases, as set forth in Section 11 of this Attachment;
2.10	Operations Support Systems, as set forth in Section 12 of this Attachment; and
2.11	Other UNEs in accordance with Section 13 of this Attachment.

3.	Local Loop Transmission Types
3.1

Subject to the provisions in Section 1 of this Attachment, PRTC shall provide to CSPR nondiscriminatory access to the following Local Loops unbundled from Local Circuit Switching and local transport, in accordance with this Section 3 and the rates and charges provided in the Pricing Attachment.

3.1.1

“2 Wire Analog Voice Grade Loop” or “Analog 2W” provides an effective 2-wire channel with 2-wire interfaces at each end that is suitable for the transport of analog Voice Grade (nominal 300 to 3000 Hz) signals and loop-start signaling.

3.1.2

“4-Wire Analog Voice Grade Loop” or “Analog 4W” provides an effective 4-wire channel with 4-wire interfaces at each end that is suitable for the transport of analog Voice Grade (nominal 300 to 3000 Hz) signals.

3.1.3

“2-Wire ISDN Digital Grade Loop” or “BRI ISDN” provides a channel with 2-wire interfaces at each end that is suitable for the transport of 160 kbps digital services using the ISDN 2B1Q line code. This Local Loop type is more fully described in American National Standards Institute (ANSI) T1.601-1998.

3.1.4

“2-Wire ADSL-Compatible Loop” or “ADSL 2W” provides a channel with 2-wire interfaces at each end that is suitable for the transport of digital signals up to 8 Mbps toward the Customer and up to 1 Mbps from the Customer.

3.1.5

“2-Wire HDSL-Compatible Loop” or “HDSL 2W” consists of a single 2-wire non-loaded, twisted copper pair that meets the carrier serving area design criteria. 2-Wire HDSL-Compatible Loops will be provided only where existing facilities are available and can meet applicable specifications.

3.1.6

“4-Wire HDSL-Compatible Loop” or “HDSL 4W” consists of two 2-wire non-loaded, twisted copper pairs that meet the carrier serving area design criteria. 4-Wire HDSL-Compatible Loops will be provided only where existing facilities are available and can meet applicable specifications. HDSL 4W will provide 1.544 Mb/s digital service suitable for DS1 and ISDN-PRI over Unshielded Twisted Pair (UTP).

3.1.7

“2-Wire IDSL-Compatible Metallic Loop” consists of a single 2-wire non-loaded, twisted copper pair that meets revised resistance design criteria. This Local Loop is intended to be used with very-low band symmetric DSL systems that meet the Class 1 signal power limits and other criteria in the T1E1.4 loop spectrum management standard (T1E1.4/2000-002R3) and are not compatible with 2B1Q 160 kbps ISDN transport systems. The actual data rate achieved depends upon the performance of CLEC-provided modems with the electrical characteristics associated with the loop. This Local Loop type is more fully described in T1E1.4/2000-002R3, as revised from time-to-time. IDLC-compatible Local Loops will be provided only where facilities are available and can meet applicable specifications.

3.1.8

“2-Wire SDSL-Compatible Loop”, is intended to be used with low band symmetric DSL systems that meet the Class 2 signal power limits and other criteria in the T1E1.4 loop spectrum management standard (T1E1.4/2000-002R3). This Local Loop consists of a single 2-wire non-loaded, twisted copper pair that meets Class 2 length limit in T1E1.4/2000-002R3. The data rate achieved depends on the performance of the CLEC-provided modems with the electrical characteristics associated with the loop. This Local Loop type is more fully described in T1E1.4/2000-002R3, as revised from time-to-time. SDSL-compatible Local Loops will be provided only where facilities are available and can meet applicable specifications.

3.1.9	Hybrid Loops.
3.1.9.1	In accordance with Section 51.319(a)(2)(i) of the FCC’s Rules, PRTC is not required to provide unbundled access to the Packet Switching features, functions, and capabilities of Hybrid Loops.
3.1.9.2

In accordance with Section 51.319(a)(2)(ii) of the FCC’s Rules, When CSPR seeks access to a Hybrid Loop for the provision of broadband services, PRTC shall provide CSPR with nondiscriminatory access to the time division multiplexing features, functions, and capabilities of that Hybrid Loop, including DS1 and DS3 capacity (where impairment has been found to exist), on an unbundled basis to establish a complete transmission path between the PRTC Central Office and an end user’s customer premises. This access shall include access to all features, functions, and capabilities of the Hybrid Loop that are not used to transmit packetized information.

3.1.9.3

In accordance with Section 51.319(a)(2)(iii) of the FCC’s Rules, when CSPR seeks access to a Hybrid Loop for the provision of narrowband services, PRTC may either: (1) provide nondiscriminatory access, on an unbundled basis, to an entire Hybrid Loop capable of voice-grade service (i.e., equivalent to DS0 capacity), using time division multiplexing technology; or (2) provide nondiscriminatory access to a spare home-run Copper Loop serving that customer on an unbundled basis.

3.1.10	Fiber-to-the-Home Loops.
3.1.10.1

In accordance with Section 51.319(a)(3)(i) of the FCC’s Rules, PRTC is not required to provide nondiscriminatory access to a Fiber-to-the-Home Loop on an unbundled basis when PRTC deploys such a loop to an end user customer premises that previously has not been served by any Local Loop facility.

3.1.10.2

In accordance with Section 51.319(a)(3)(ii) of the FCC’s Rules, PRTC is not required to provide nondiscriminatory access to a Fiber-to-the-Home Loop on an unbundled basis when PRTC has deployed such a loop parallel to, or in replacement of, an existing Copper Loop facility, except that: (1) PRTC must maintain the existing Copper Loop connected to the particular customer premises after deploying the Fiber-to-the-Home Loop and provide nondiscriminatory access to that Copper Loop on an unbundled basis unless PRTC retires the Copper Loop pursuant to Section 51.319(a)(3)(iii) of the FCC’s Rules; (2) when PRTC maintains the existing Copper Loop pursuant to subsection (1) of this section, it need not incur any expense to ensure that the existing Copper Loop remains capable of transmitting signals prior to receiving a request for access pursuant to that subsection, in which case PRTC shall restore the Copper Loop to serviceable condition upon request; and (3) when PRTC retires the Copper Loop pursuant to Section 51.319(a)(3)(iii) of the FCC’s Rules, it shall provide nondiscriminatory access to a 64 kilobits per second transmission path capable of voice grade service over the Fiber-to-the-Home Loop on an unbundled basis.

3.1.11

PRTC requires CSPR to request the grade of service desired in a particular Local Loop (e.g., ISDN-BRI, PRI, ADSL, HDSL, DS1) so that the Loop may be engineered to meet the appropriate spectrum compatibility requirements. If CSPR requires a change in the grade of service of a particular Local Loop (e.g., changing from ISDN service to ADSL), CSPR shall notify PRTC of the requested change in grade of service. If PRTC reasonably finds that it is not technically feasible to provide the new level of service to CSPR, PRTC will notify CSPR that it is unable to meet CSPR's request.

3.1.12

PRTC reserves the right to limit the provisioning of BRI capable Local Loops in some areas served by Local Loop facilities and/or transmission equipment that are not compatible with BRI and/or DS1 service. PRTC reserves the right to make some cables and/or binder groups unavailable to CSPR based on spectrum management considerations. PRTC's reservation of rights set forth herein shall only be exercised on a nondiscriminatory basis, i.e., to the same extent that PRTC provisions or restricts facilities for itself and others, and in accordance with Applicable Law. Moreover, when PRTC designates a cable and/or binder groups as unavailable due to spectrum consideration, PRTC shall make available to CSPR, upon request, technical documentation justifying such decision. PRTC may utilize repeater or repeater-less ISDN technology to provide the ISDN Loop to CSPR. End to end Local Loop performance is still contingent upon the underlying make-up of the existing Local Loop.

3.1.13

If PRTC uses Integrated Digital Loop Carrier or other similar remote concentration devices, PRTC will attempt to make alternative arrangements at CSPR's request, to provide an unbundled local Loop as required by CSPR. If such alternative arrangements are unavailable, PRTC will notify CSPR that it is unable to meet CSPR's request.

3.1.14

PRTC shall make Conditioned Local Loops available to CSPR and as required by Applicable Law. PRTC will condition Copper Loops at CSPR’s request when CSPR seeks access to such Copper Loop or a Copper Subloop to ensure that such facilities are suitable for providing digital subscriber line services whether or not PRTC offers advanced services to the end user customer on those facilities.

3.1.14.1

In accordance with Section 51.319(a)(1)(iii) of the FCC’s Rules, line conditioning is defined as the removal of any device from a Copper Loop or Copper Subloop that could diminish the capability of the Loop or Subloop to deliver high-speed switched wireline telecommunications capability, including digital subscriber line service. Such devices include, but are not limited to, bridge taps, load coils, low pass filters, and range extenders.

3.1.14.2

PRTC may charge CSPR for line conditioning in accordance with the charges set forth in the Pricing Attachment; provided, however, that CSPR has the option of refusing, in whole or in part, to have the line conditioned, and CSPR’s refusal of some or all aspects of line conditioning will not diminish any right it may have to access the Copper Loop or the Copper Subloop.

3.1.14.3	If technically feasible, PRTC shall test and report troubles for all the features, functions, and capabilities of conditioned copper lines, and may not restrict its testing to voice transmission only.

3.1.14.4	PRTC shall provide CSPR with nondiscriminatory access to the same detailed information about the Local Loop that is available to PRTC so that CSPR can determine whether to request line conditioning.
3.1.15	Unbundled DS1 & DS3 Loops.
3.1.15.1

DS1 Loops. Pursuant to 47 C.F.R. § 51.319(a)(4) and subject to the conditions in Section 1 of this Network Elements Attachment, PRTC shall provide CSPR with nondiscriminatory access to DS1 Loops on an unbundled basis to any building not served by a wire center with at least 60,000 business lines and at least four fiber-based collocators. Notwithstanding the foregoing, CSPR may obtain no more than ten (10) unbundled DS1 loops to any single building in which DS1 loops are available as unbundled loops.

3.1.15.1.1

If PRTC is not obligated to provide DS1 Loops pursuant to 47 C.F.R. § 51.319(a)(4), the following 12-month transition period applies. Pursuant to 47 C.F.R. § 51.319(a)(4)(iii), for a 12-month period commencing on the effective date of any DS1 loop that PRTC is not obligated to provide under 47 C.F.R. § 51.319(a)(4), the DS1 loop shall be available for lease from PRTC at a rate equal to the higher of (1) 115% of the rate CSPR paid for the loop on June 15, 2004, or (2) 115% of the rate the TRB establishes or established, if any, between June 16, 2004, and the effective date of the Triennial Review Remand Order.

3.1.15.1.2	Where PRTC is not obligated to provide DS1 loops pursuant to 47 C.F.R. § 51.319(a)(4), CSPR may not obtain new DS1 loops as UNEs.

3.1.15.2

DS3 Loops. Pursuant to 47 C.F.R. § 51.319(a)(5) and subject to the conditions in Section 1 of this Network Elements Attachment, PRTC shall provide CSPR with nondiscriminatory access to a DS3 loop on an unbundled basis to any building not served by a wire center with at least 38,000 business lines and at least four (4) fiber-based collocators. Notwithstanding the foregoing, CSPR may obtain no more than one (1) unbundled DS3 Loop to any single building in which DS3 Loops are available as unbundled loops.

3.1.15.2.1

If PRTC is not obligated to provide DS1 Loops pursuant to 47 C.F.R. § 51.319(a)(5), the following 12-month transition period applies. Pursuant to 47 C.F.R. § 319(a)(5)(iii), for a 12-month period commencing on the effective date of any DS1 loop that PRTC is not obligated to provide under 47 C.F.R. § 51.319(a)(5), DS3 Loops shall be available for lease from PRTC at a rate equal to the higher of (1) 115% of the rate the requesting carrier paid for the loop element on June 15, 2004, or (2) 115% of the rate the TRB has established or establishes, if any, between June 16, 2004, and the effective date of the Triennial Review Remand Order, for that loop element.

3.1.15.2.2	Where PRTC is not required to provide unbundled DS3 loops pursuant to 47 C.F.R. §§ 51.319(a)(5)(i) or (a)(5)(ii), CSPR may not obtain new DS3 loops as unbundled network elements

4.	Line Splitting
4.1	Subject to the provisions set forth in Section 1 of this Attachment, PRTC shall provide line splitting.
4.2	Intentionally omitted.
4.3	PRTC shall make Line Splitting available to CSPR at the rates and charges set forth in the Pricing Attachment.
4.3.1	CSPR will provide reasonable, timely, and good faith forecasts of its requirements, including splitter placement elections and ordering preferences.
4.4	Intentionally omitted.

4.4.1

PRTC shall provide CSPR with the ability to engage in line splitting arrangements with another CLEC using a splitter collocated at the PRTC End Office where the Local Loop terminates into a distribution frame or its equivalent. Line splitting is the process in which one CLEC provides narrowband voice service over the low frequency portion of a Copper Loop and a second CLEC provides the digital subscriber line service over the high frequency portion of that same Local Loop.

4.5.4.1

PRTC’s obligation to provide CSPR with the ability to engage in line splitting applies regardless of whether carrier providing voice service provides its own switching or obtains local circuit switching as an unbundled network element.

4.5.4.2

PRTC must make all necessary network modifications, including providing nondiscriminatory access to PRTC Operations Support Systems necessary for preordering, ordering, provisioning, maintenance, repair, and billing for Local Loops used in line splitting arrangements.

5.	Sub-Loop

Subject to the provisions set forth in Section 1 of this Attachment and as required by Applicable Law and upon request by CSPR, PRTC shall provide to CSPR nondiscriminatory access to Subloops.

CSPR may obtain access to a Sub-Loop Distribution Facility at any technically feasible subloop segment, including but not limited to the following:

From	To
Main Distributing Frame (MDF)	Feeder Distribution Interface (FDI)
MDF	Terminal
FDI	Terminal
FDI	Network Interface Device (NID)
Terminal	NID
DLC-Remote Terminal	NID

Other, as requested, where technically feasible

CSPR may connect to sub-loops via collocation or may install aerial or underground fiber or copper cable between CSPR’s outside plant facilities and PRTC’s FDI, DLC-RT or other interface point. Such a cable can be installed by PRTC or an approved third-party contractor. CSPR will leave enough cable to allow PRTC to terminate the cable in the sub-loop interface point.

6.	Inside Wire
6.1

Inside wire is defined as all Local Loop plant owned by PRTC on Customer premises as far as the point of demarcation as defined in 47 C.F.R. § 68.3, including the Local Loop plant near the Customer premises. CSPR may access the inside wire subloop at any technically feasible point including, but not limited to, the network interface device, the minimum point of entry, or the single point of interconnection. Subject to the provisions set forth in Section 1 of this Attachment and upon request by CSPR, PRTC shall provide to CSPR nondiscriminatory access to Inside Wire. PRTC will provide access to a House and Riser Cable if PRTC owns, operates, maintains and controls such facility and only where such facility is available. PRTC shall not reserve a House and Riser Cable for CSPR. CSPR shall pay PRTC reasonable charges for all work that

PRTC performs under this section 6 to be determined on an individual case basis.

6.1.1

CSPR shall locate its compatible terminal block within cross connect distance of the MPOE for such cable. A terminal block is within cross connect distance of an MPOE if it is located in the same room (not including a hallway) or within twelve (12) feet of such MPOE.

6.1.2	If suitable space is available, CSPR shall install its terminal block no closer than within fourteen (14) inches of the MPOE for such cable, unless otherwise agreed by the Parties.
6.1.3

CSPR’s terminal block or equipment cannot be attached or otherwise affixed to PRTC’s facilities or equipment, cannot pass through or otherwise penetrate PRTC’s facilities or equipment and cannot be installed so that CSPR’s terminal block or equipment is located in a space where PRTC has documented plans to locate its facilities or equipment.

6.1.4	CSPR shall identify its terminal block and equipment as a CSPR facility.
6.2

To provide CSPR with access to a House and Riser Cable, PRTC shall reasonably cooperate with CSPR, but, except to the extent required by Applicable Law, not be obligated to (a) move any PRTC equipment, (b) secure any right of way for CSPR, (c) secure space for CSPR in any building, (d) secure access to any portion of a building for CSPR or (e) reserve space in any building for CSPR. Where available, PRTC will make available to CSPR information and records reasonably necessary for CSPR to obtain such items, and shall not interfere with nor impede CSPR in such efforts.

6.3

CSPR must ensure that its terminal block has been tested for proper installation, numbering and operation before ordering from PRTC access to a House and Riser Cable. PRTC shall perform cutover of a Customer to CSPR service by means of a House and Riser Cable within seven (7) Business Days of the completion of such testing. PRTC shall install a jumper cable to connect the appropriate PRTC House and Riser Cable pair to CSPR’s termination block, and PRTC shall determine how to perform such installation. Each Party shall coordinate with the other Party to ensure that House and Riser Cable facilities are converted to CSPR in accordance with CSPR’s order for such services.

6.4

If a CSPR compatible connecting block or spare termination on CSPR’s connecting block is not available at the time of installation, PRTC shall bill CSPR, and CSPR shall pay to PRTC, the Not Ready Charge (reflecting reasonable costs incurred) to be determined on a case-by-case basis and the Parties shall establish a new cutover date.

6.5

PRTC shall perform all installation work on PRTC equipment in connection with CSPR’s use of PRTC’s House and Riser Cable. All CSPR and PRTC equipment connected to a House and Riser Cable shall comply with applicable industry standards.

6.6

The Parties will cooperate in investigating and determining the source of all troubles and for providing each other with appropriate dispatch information based on its test results. PRTC shall repair a trouble only when the cause of the trouble is a PRTC House and Riser Cable. If (a) one Party reports to the other Party a Customer trouble, (b) the reporting Party requests a dispatch, (c) the responding

Party dispatches a technician, and (d) such trouble was not caused by the reporting Party’s facilities in whole or in part, then the reporting Party shall pay the responding Party for time associated with said dispatch. In addition, this charge also applies when the Customer contact as designated by the reporting Party is not available at the appointed time (made known to and accepted by the reporting Party in advance). If as the result of the reporting Party’s instructions, the responding Party is erroneously requested to dispatch to a site on the responding Party’s company premises (“dispatch in”), an Additional Labor Charge will be assessed on the reporting Party. If as the result of the reporting Party’s instructions, the responding Party is erroneously requested to dispatch to a site outside of the responding Party’s company premises ("dispatch out"), an Additional Labor Charge will be assessed on the reporting Party.

7.	Dark Fiber Transport–
7.1	Subject to the provisions set forth in Section 1of this Attachment, pursuant to Applicable Law, and upon request by CSPR, PRTC shall provide to CSPR nondiscriminatory access to Dark Fiber Transport.
7.1.1	Dark Fiber Loops.

Pursuant to 47 C.F.R. § 51.319(a)(6), PRTC is not required to provide CSPR with access to a dark fiber loop on an unbundled basis. For purposes of this section, dark fiber is fiber within an existing fiber optic cable that has not yet been activated through optronics to render it capable of carrying communications services.

7.1.2	Dark Fiber Transport
7.1.2.1

Pursuant to 47 C.F.R. §51.319(e)(2)(iv), and subject to the conditions in Section 1 of this Network Elements Attachment, PRTC shall unbundle dark fiber transport between any pair of PRTC wire centers except where, though application of tier classifications described in 47 C.F.R. § 51.319(e)(3), both wire centers defining the route are either Tier 1 or Tier 2 wire centers. PRTC must provide unbundled dark fiber transport if a wire center on either end of a requested route is a Tier 3 wire center.

7.1.2.2

Pursuant to 47 C.F.R. § 51.319(e)(2)(iv)(B), if PRTC is not obligated to provide dark fiber dedicated transport, the following 18-month transition applies. Pursuant to 47 C.F.R. § 51.319(e)(2)(iv)(B), for an 18-month period commencing on the effective date of any dark fiber dedicated transport that PRTC is not obligated to provide under this Agreement or 47 C.F.R. §§ 51.319(e)(2)(iv)(A) or (e)(2)(iv)(B), the dark fiber dedicated transport shall be available for lease from PRTC at a rate equal to the higher of (1) 115% of the rate CSPR paid for the dedicated transport element on June 15, 2004, or (2) 115% of the rate the TRB establishes or established, if any, between June 16, 2004, and the effective date of the Triennial Review Remand Order for that dedicated transport element. Notwithstanding the foregoing, where PRTC is not required to provide unbundled dark fiber transport pursuant to 47 C.F.R. §§ 51.319 (e)(2)(iv)(A) or (e)(2)(iv)(B), CSPR may not obtain new dark fiber transport as unbundled network elements.

7.2	In addition to the other terms and conditions of this Agreement, the following terms and conditions shall apply to Dark Fiber Transport:
7.2.1	Intentionally omitted.
7.2.2	Intentionally omitted.
7.2.3	Intentionally omitted.
7.2.4

Where a Collocation arrangement can be accomplished in a PRTC premises, access to Dark Fiber Transport within that PRTC premises must be accomplished via a Collocation arrangement in that PRTC premises. In circumstances where a Collocation arrangement cannot be accomplished in a PRTC premises, the Parties agree to negotiate for possible alternative arrangements. Any disputes arising out of this Section may be resolved using EDR.

7.2.5	PRTC shall not be required to convert lit fiber to Dark Fiber Transport for CSPR’s use.
7.2.6	Spare wavelengths on fiber strands, where Wave Division Multiplexing (WDM) or Dense Wave Division Multiplexing (DWDM) equipment is deployed will not be offered to CSPR as Dark Fiber Transport.
7.2.7

Dark Fiber Transport that PRTC has specifically and reasonably assigned and documented to fulfill a Customer order, for maintenance purposes, or for PRTC’s lit fiber optic systems, will not be offered to CSPR as Dark Fiber Transport.

7.2.8

Unless otherwise required by Applicable Law, CSPR shall be responsible for providing all transmission, terminating and lightwave repeater equipment necessary to light and use Dark Fiber Transport. PRTC will not interfere or impede such efforts, and will provide any reasonably available information reasonably necessary for CSPR to complete such efforts.

7.2.9	Intentionally omitted.
7.2.10	Intentionally omitted.
7.2.11

In order to preserve the efficiency of its network, PRTC may, after a showing of need to the Board, limit CSPR to leasing up to a maximum of twenty-five percent (25%) of the Dark Fiber Transport in any given specific segment of PRTC's network. In addition, PRTC may take any of the following actions:

7.2.11.1	Revoke Dark Fiber Transport leased to CSPR upon a showing of need to the Board and twelve (12) months' advance written notice to CSPR; and
7.2.11.2

PRTC reserves and shall not waive the ability to claim before the Board that PRTC should not have to fulfill a CSPR order for Dark Fiber Transport because that request would unreasonably jeopardize PRTC's ability to meet its carrier of last resort obligations, disrupt or degrade service to Customers or carriers other than CSPR, or impair PRTC's ability to meet a legal obligation that supersedes

PRTC's obligations under this Agreement and/or Applicable Law to make Dark Fiber Transport available to CSPR.

7.2.12

CSPR may reserve Dark Fiber Transport to the same extent and under the same circumstances that PRTC reserves Dark Fiber Transport for its own use or allows any other carrier to reserve such facilities. CSPR may order and obtain Dark Fiber Transport in the context of CSPR business planning and customer requirements.

7.2.13

CSPR shall be responsible for: (a) determining whether or not the transmission characteristics of the Dark Fiber Transport accommodate the requirements of CSPR; (b) obtaining any Rights of Way, governmental or private property permit, easement or other authorization or approval required for access to the Dark Fiber Transport; (c) installation of fiber optic transmission equipment needed to “light” the Dark Fiber Transport; (d) installation of a demarcation point in a building where a Customer is located; and (e) except as set forth with respect to the parallel provisioning process addressed above, CSPR’s Collocation arrangements with any proper optical cross connects or other equipment that CSPR needs to access Dark Fiber Transport before it submits an order for such access. PRTC shall reasonably cooperate with (and not interfere with or impede) CSPR in conducting any of the determinations and activities contemplated in this Section, including, but not limited to providing, within at least five (5) Business Days of a CSPR request, information reasonably required for CSPR to make such determination or conduct such activities.

7.2.14

CSPR is responsible for trouble isolation before reporting trouble to PRTC. PRTC will restore continuity to Dark Fiber Transport that has been broken. PRTC will repair and restore Dark Fiber Transport to the Dark Fiber Transport’s original transmission specifications where technically feasible. Where PRTC is unable to restore the fiber strands to their original transmission specifications, PRTC shall make available alternative strands for CSPR’s use, where such strands exist and are available for assignment pursuant to Section 7.2.7 of this Attachment.

7.2.15	Intentionally omitted.
7.2.16

PRTC will make Dark Fiber Transport available to CSPR regardless of whether the fiber is terminated. If dark fiber is not terminated, PRTC will, within ten (10) days after a CSPR request, terminate the fiber and CSPR will pay PRTC’s reasonable costs in connection with such activities. Within five (5) days after a CSPR request to terminate Dark Fiber Transport, PRTC shall (a) provide CSPR a statement of the reasonable charges required to terminate the fiber; (b) provide CSPR with documentation of any safety or technical issues that will preclude the termination of such fiber; and (c) if PRTC claims that safety or technical issues preclude the termination of such fiber, provide to CSPR a certification that such issues would also preclude termination of such fiber for PRTC’s own use.

7.2.17

PRTC will provide CSPR nondiscriminatory access to information regarding Dark Fiber Transport sufficient to allow CSPR to achieve access, as required by 47 C.F.R. § 51.307(e), including existing PRTC plant location and other records to ascertain the number of fiber cables on a specific route, quantity of strands within each cable, the transmission characteristics of the fiber, number of strands in service, number of strands reserved, maintenance spare strands and the number of defective strands location, access points and availability of Dark Fiber Transport. Notwithstanding the preceding sentence, PRTC shall have no obligation to create information or records that do not already exist.

7.2.18

Whenever PRTC claims that dark fiber facilities are not available to CSPR, PRTC shall, within five (5) business days following such determination, make available to CSPR available documentation supporting such determination.

8.	Network Interface Device
8.1

Subject to the provisions set forth in Section 1 of this Attachment and upon request by CSPR, where technically feasible, PRTC will provide to CSPR nondiscriminatory access to a PRTC NID. CSPR may connect its NID to PRTC's NID; may connect a Local Loop to its NID; or may connect its own loop to PRTC's NID.

8.2

The PRTC NID shall provide a clean, accessible point of connection for the inside wiring and for the Distribution Media and/or cross connect to CSPR's NID and shall maintain a connection to ground that meets the requirements set forth below. Each Party shall ground its NID independently of the other Party's NID.

8.3

With respect to multiple-line termination devices, CSPR shall specify the quantity of NIDs it requires within such device. PRTC’s NID charges shall be on an individual line basis. PRTC shall charge CSPR only for lines actually used. CSPR shall not be charged for lines that it does not use in a multi-line device.

8.4	In no case shall CSPR remove or disconnect ground wires from PRTC’s NIDs, enclosures, or protectors.
8.5	In no case shall CSPR remove or disconnect NID modules, protectors, or terminals from PRTC’s NID enclosures.
8.6

Maintenance and control of premises Inside Wiring is the responsibility of the Customer. Any conflicts between service providers for access to the Customer’s Inside Wiring must be resolved by the person who controls use of the wiring (e.g., the Customer).

8.7	The NID shall be the interface to the subscriber's premises wiring for all Local Loop technologies including xDSL Loop technologies.

9.	Intentionally omitted
10.	Unbundled Interoffice Facilities
10.1	Subject to the provisions set forth in Section 1 of this Attachment and pursuant to Applicable Law, at CSPR’s request, PRTC shall provide to CSPR nondiscriminatory access to and Dedicated Transport.

10.2

If and, to the extent that, CSPR has purchased (or purchases) Dedicated Transport from PRTC under a PRTC tariff or otherwise, and CSPR has a right under Applicable Law to convert (and wishes to convert) such transport to unbundled Dedicated Transport under this Agreement, it shall give PRTC written notice of such request and provide to PRTC all information (including, without limitation, a listing of the specific circuits in question) that PRTC reasonably requires to effectuate such conversion. In the case of any such conversion, CSPR shall pay any and all appropriate conversion charges (e.g., non-recurring charges), as well as any and all termination liabilities, minimum service period charges and like charges in accordance with PRTC’s applicable tariffs.

10.3

Pursuant to 47 C.F.R. § 51.319(e) and subject to the conditions in Section 1 of this Network Elements Attachment, PRTC shall provide CSPR with nondiscriminatory access to dedicated transport on an unbundled basis. For purposes of this section, a “route” is a transmission path between one of PRTC’s wire centers or switches and another of PRTC’s wire centers or switches. A route between two points (e.g., wire center or switch “A” and wire center or switch “Z”) may pass through one or more intermediate wire centers or switches (e.g., wire center or switch “X”). Transmission paths between identical end points (e.g., wire center or switch “A” and wire center or switch “Z”) are the same “route,” irrespective of whether they pass through the same intermediate wire centers or switches, if any.

10.4

Pursuant to 47 C.F.R. § 51.319(e)(2), PRTC is not obligated to provide CSPR with unbundled access to dedicated transport that does not connect a pair of PRTC wire centers, also known as entrance facilities.

10.5	DS1 Dedicated Transport.
10.5.1

To the extent required by 47 C.F.R.§ 51.319(e)(2)(ii)(A), PRTC shall unbundle DS1 transport only in circumstances where a wire center at either end of a requested route is not a Tier 1 wire center, or if neither is a Tier 1 wire center.

10.5.2

Pursuant to 47 C.F.R.§ 51.319(e)(2)(ii )(B), CSPR may obtain no more than ten (10) unbundled DS1 dedicated transport circuits on each route where DS1 dedicated transport is available on an unbundled basis.

10.5.3

Pursuant to 47 C.F.R. § 51.319(e)(2)(ii)(C), if PRTC is not obligated to provide DS1 dedicated transport, the following 12-month transition applies. Pursuant to 47 C.F.R. § 51.319(e)(2)(ii)(C), for a 12-month period commencing on the effective date of any DS1 dedicated transport that PRTC is not obligated to provide under this Agreement or pursuant to 47 C.F.R. § 51.319(e)(2)(ii)(A) or (e)(2)(ii)(B), the DS1 dedicated transport shall be available for lease from PRTC at a rate equal to the higher of (1) 115% of the rate CSPR paid for the dedicated transport element on June 15, 2004, or (2) 115% of the rate the TRB establishes or established, if any, between June 16, 2004, and the effective date of the Triennial Review Remand Order for that dedicated transport element. Notwithstanding the foregoing, PRTC is not required to provide unbundled DS1 transport pursuant to 47 C.F.R. § 51.319 (e)(2)(ii)(A) or (e)(2)(ii)(B), CSPR may not obtain new DS1 transport as unbundled network elements.

10.6	Dedicated DS3 Transport.

10.6.1

To the extent required by 47 C.F.R.§ 51.319(e)(2)(iii)(A), PRTC shall unbundle DS3 transport between any pair of PRTC wire centers except where, through application of tier classifications described in 47 C.F.R. §51.319 (e)(3), both wire centers defining the route are either Tier 1 or Tier 2 wire centers. PRTC must unbundle DS3 transport if a wire center on either end of a requested route is a Tier 3 wire center.

10.6.2	Pursuant to 47 C.F.R.§ 51.319(e)(2)(iii)(B), CSPR may obtain no more than 12 unbundled DS3 dedicated transport circuits on each route where DS3 dedicated transport is available on an unbundled basis.
10.6.3

Pursuant to 47 C.F.R. § 51.319(e)(2)(iii)(C), if PRTC is not obligated to provide DS3 dedicated transport, the following 12-month transition applies. Pursuant to 47 C.F.R. § 51.319(e)(2)(iii)(C), for a 12-month period commencing on the effective date of any DS3 dedicated transport that PRTC is not obligated to provide under this Agreement or pursuant to 47 C.F.R. § 51.319(e)(2)(iii)(A) or (e)(2)(iii)(B), the DS3 dedicated transport shall be available for lease from PRTC at a rate equal to the higher of (1) 115% of the rate CSPR paid for the dedicated transport element on June 15, 2004, or (2) 115% of the rate the TRB establishes or established, if any, between June 16, 2004, and the effective date of the Triennial Review Remand Order for that dedicated transport element. Notwithstanding the foregoing, PRTC is not required to provide unbundled DS3 transport pursuant to 47 C.F.R. § 51.319 (e)(2)(ii)(A) or (e)(2)(ii)(B), CSPR may not obtain new DS3 transport as unbundled network elements.

11.	Signaling Networks and Call-Related Databases

11.1	PRTC shall provide CSPR access to the 911 database
11.2

CSPR shall provide PRTC with CCS Interconnection required for call routing and completion, and the billing of calls which involve CSPR’s Customers, at non-discriminatory rates (subject to the provisions of the Pricing Attachment), terms and conditions, provided further that if the CSPR information PRTC requires to provide such call-related functionality is resident in a database, CSPR will provide PRTC with the access and authorization to query CSPR’s information in the databases within which it is stored.

11.3

Alternatively, either Party (“Purchasing Party”) may secure CCS Interconnection from a commercial SS7 hub provider (third party signaling provider) to transport signaling messages to and from the PRTC’s CCS network, and in that case the other Party will permit the Purchasing Party to access the same databases as would have been accessible if the Purchasing Party had connected directly to the other Party’s CCS network. If a third party signaling provider is selected by CSPR to transport signaling messages, that third party provider must present a letter of agency to PRTC, prior to the testing of the interconnection, authorizing the third party to act on behalf of CSPR.

11.4	Regardless of the manner in which CSPR obtains CCS Interconnection, CSPR shall comply with PRTC’s SS7 certification process prior to establishing CCS Interconnection with PRTC.
11.5

The Parties will provide CCS Signaling to each other, where and as available, in conjunction with all Reciprocal Compensation Traffic, Toll Traffic, Meet Point Billing Traffic, and Transit Traffic. The Parties will cooperate on the exchange of TCAP messages to facilitate interoperability of CCS-based features between their respective networks, including all CLASS Features and functions, to the extent each Party offers such features and functions to its Customers. All CCS Signaling parameters will be provided upon request (where available), including called party number, Calling Party Number, originating line information, calling party category, and charge number. All privacy indicators will be honored as required under applicable law.

11.6	The Parties will follow all OBF-adopted standards pertaining to CIC/OZZ codes.
11.7

Where CCS Signaling is not available, in-band multi-frequency (“MF”) wink start signaling will be provided. Any such MF arrangement will require a separate local trunk circuit between the Parties’ respective switches in those instances where the Parties have established End Office to End Office high usage trunk groups. In such an arrangement, each Party will out pulse the full ten-digit telephone number of the called Party to the other Party.

11.8

The Parties acknowledge that there is a network security risk associated with interconnection with the public Internet Protocol network, including, but not limited to, the risk that interconnection of CSPR signaling systems to the public Internet Protocol network may expose CSPR and PRTC signaling systems and information to interference by third parties. CSPR shall notify PRTC in writing sixty (60) days in advance of installation of any network arrangement that may expose signaling systems or information to access through the public Internet Protocol network. CSPR shall take commercially reasonable efforts to protect its signaling systems and PRTC’s signaling systems from interference by unauthorized persons.

11.9

Each Party shall provide trunk groups, where available and upon reasonable request, that are configured utilizing the B8ZS ESF protocol for 64 kbps clear channel transmission to allow for ISDN interoperability between the Parties’ respective networks.

11.10

Each Party shall charge the other Party mutual and reciprocal rates for any usage-based charges for CCS Signaling, toll free service access code (e.g., 800/888/877) database access, LIDB access, and access to other necessary databases, as follows: PRTC shall charge CSPR in accordance with the Pricing Attachment or, where the Pricing Attachment does not contain the relevant charges, pursuant to PRTC’s applicable Tariffs. CSPR shall charge PRTC rates equal to the rates PRTC charges CSPR. Notwithstanding the foregoing, to the extent a Party uses a third party vendor for the provision of CCS Signaling, such charges shall apply only to the third party vendor.

12.	Operations Support Systems

Subject to the provisions set forth in Section 1 of this Attachment and in Section 7 of the Additional Services Attachment and pursuant to Applicable Law, PRTC shall provide to CSPR nondiscriminatory access to PRTC Operation Support Systems. Where PRTC provides such access through electronic interfaces, CSPR shall use such interfaces to the extent such interfaces are functioning properly.

13.	Availability of Other Network Elements on an Unbundled Basis
13.1

Any request by CSPR for access to a PRTC Network Element that is not already available and that PRTC is required by Applicable Law to provide on an unbundled basis, the Parties shall negotiate rates, terms and conditions for PRTC provision of such element in good faith. If a Party believes that the other Party is not requesting or negotiating in good faith, or disputes a determination, or price or cost quote, or is failing to act in accordance with Section 251 of the Act, such Party may seek mediation or arbitration by the Board pursuant to Section 252 of the Act. Any disputes arising out of this Section may also be resolved using EDR.

13.2	Intentionally omitted.
14.	Maintenance of Network Elements

If (a) a Party (“Reporting Party”) reports to the other Party (“Responding Party”) a Customer trouble, (b) the Reporting Party requests a dispatch, (c) the Responding Party dispatches a technician, and (d) such trouble was not caused by the Responding Party’s facilities or equipment in whole or in part, then the Reporting Party shall pay the Responding Party an Additional Labor Charge as provided in the Responding Party’s applicable retail or wholesale Tariff. In addition, this charge also applies when the Customer contact as designated by the Reporting Party is not available at the appointed time (made known to and accepted by the reporting Party in advance). The Reporting Party accepts responsibility for initial trouble isolation and providing the Responding Party with appropriate dispatch information based on its test results. If, as the result of the Reporting Party’s instructions, the Responding Party is erroneously requested to dispatch to a site on the Responding Party’s company premises (“dispatch in”), an Additional Labor Charge as provided in the Responding Party’s applicable retail or wholesale Tariff will be assessed on the Reporting Party by the Responding Party. If as the result of Reporting Party instructions, the Responding Party is erroneously requested to dispatch to a site outside of the Responding Party’s company premises ("dispatch out"), an Additional Labor Charge as provided in the Responding Party’s applicable retail or wholesale Tariff will be assessed on the Reporting Party by the Responding Party. A Responding Party agrees to respond to a Reporting Party’s trouble reports on a non-discriminatory basis consistent with the manner in which it provides service to its own retail Customers or to any other similarly situated Telecommunications Carrier.

15.	Combinations
15.1	Subject to the provisions set forth in Section 1 of this Attachment and pursuant to Applicable Law, PRTC shall provide Combinations to CSPR on a nondiscriminatory basis.
15.2	PRTC shall provide Network Elements in a manner that allows CSPR to combine such Network Elements in order to provide a Telecommunications Service.
15.3	Except upon request, PRTC shall not separate requested Network Elements that PRTC currently combines.
15.4

Upon request, PRTC shall perform the function necessary to combine Network Elements in any manner, even if the Network Elements are not ordinarily combined in PRTC’s network, provided that such Combination is technically feasible and would not undermine the ability of other carriers to obtain access to Network Elements or to interconnect with PRTC’s network.

15.5	Upon request, PRTC shall perform the functions necessary to combine Network Elements with elements in accordance with 47 C.F.R. § 51.315(d).
15.6	Upon request, PRTC shall convert a wholesale service, or group of wholesale services, to the equivalent Network Element or Combination, that is available to CSPR under this Agreement.
15.6.1

PRTC shall perform any conversion from a wholesale service or group of wholesale services to a Network Element or Combination without adversely affecting the service quality perceived by CSPR’s end user customer.

15.6.2

PRTC shall not impose any untariffed termination charges, or any disconnect fees, re-connect fees, or charges associated with establishing a service for the first time, in connection with any conversion between a wholesale service or group of wholesale services and a Network Element or Combination.

15.7	Intentionally omitted
15.8	Except as permitted under Applicable Law, PRTC shall permit CSPR to Commingle.

15.8.1

Upon request and upon payment of PRTC’s reasonable costs incurred in doing so (to the extent that PRTC is entitled by Applicable Law to recover such costs), PRTC shall perform the functions necessary to Commingle.

PRTC shall not deny access to a Network Element or Combination on the grounds that one or more of the Network Elements is connected to, attached to, linked to, combined with, a facility or service obtained from PRTC or shares part of PRTC’s network with access services or inputs for non-qualifying services (as defined in 47 C.F.R. § 51.5).

Intentionally omitted

16.	Rates and Charges

The rates and charges for UNEs, Combinations and other services, facilities and arrangements, offered under this Attachment shall be as provided in this Attachment and the Pricing Attachment.

17.	Billing

Intentionally omitted.

COLLOCATION ATTACHMENT

1.	PRTC’s Provision of Collocation

PRTC shall provide to CSPR, in accordance with this Agreement and the requirements of Applicable Law, Collocation for the purpose of facilitating CSPR’s interconnection with facilities or services of PRTC or access to Unbundled Network Elements of PRTC.

2.	General Description
2.1

Collocation allows CSPR to obtain dedicated space in a PRTC Premises and to place equipment in such spaces necessary to interconnect with the PRTC network or to gain access to PRTC's unbundled network elements. CSPR may request Collocation at other PRTC locations not otherwise specified in this Agreement pursuant to Section 251 of the Act. PRTC-designated Points of Interconnection (POIs) for network interconnection can be established for Virtual and/or Physical (including Cageless, Shared, and Adjacent Space) Collocation arrangements. PRTC shall designate POIs as close as reasonably possible to its Premises.

2.2

Except when CSPR purchases PRTC's unbundled network transmission elements, or the services or facilities of another carrier, CSPR may construct its own fiber optic cable or other facilities to the PRTC-designated Point of Interconnection or employ a PRTC-approved contractor to perform such construction. PRTC will extend CSPR's facilities from the POI to the cable vault within the Premises. For the purposes of Collocation, the POI shall be that point outside the PRTC Premises where the CSPR and PRTC fibers meet. If necessary, PRTC may bring the cable into compliance with PRTC fire code standards (so long as reasonably consistent with industry standards) and extend the cable to the collocated space.

2.3	Upon reasonable request by CSPR or upon the order of the Board, PRTC will remove obsolete unused cabling to free up entrance ducts when no other ducts are available.
2.4

CSPR may collocate and use in its collocated space any equipment necessary for interconnection with PRTC or access to PRTC unbundled network elements. As provided in Section 51.323(b)(1) and (2) of the FCC’s Rules, equipment is necessary for interconnection if an inability to deploy that equipment would, as a practical, economic, or operational matter, preclude CSPR from obtaining interconnection with PRTC at a level equal in quality to that which PRTC obtains within its own network or PRTC provides to any affiliate, subsidiary, or other party. Equipment is necessary for access to an unbundled network element if an inability to deploy that equipment would, as a practical, economic, or operational matter, preclude CSPR from obtaining nondiscriminatory access to that unbundled network element, including any of its features, functions, or capabilities. Permissible collocation equipment includes, but is not limited to, transmission equipment (including, but not limited to, optical terminating equipment and multiplexers), equipment being collocated to terminate basic transmission facilities, digital subscriber line access multiplexers (DSLAMs), routers, and asynchronous transfer mode (ATM) equipment, but only where such equipment is necessary for interconnection with PRTC or access to PRTC's unbundled network elements. CSPR may use all the features, functions, and capabilities of collocated equipment, including switching and routing features and functions and enhanced services functionalities. CSPR may not, however, collocate equipment used solely for switching or solely to provide enhanced services.

2.5

When CSPR seeks to install equipment, CSPR must identify what equipment will be installed in its collocation request, to the extent reasonably necessary for PRTC to determine the required power, floor loading, heat release, environmental particulant level, and HVAC requirements.

2.6

PRTC may not object to the collocation of equipment on the grounds that the equipment does not comply with safety or engineering standards that are more stringent than the safety or engineering standards that PRTC currently applies to its own equipment. PRTC may not object to the collocation of equipment on the ground that the equipment fails to comply with Network Equipment and Building Specifications performance standards or any other performance standards.

2.7

CSPR will comply with PRTC’s reasonable and nondiscriminatory procedures relating to collocation. PRTC’s collocation procedures, which have been provided to CSPR, are contained in the following documents:

•	Conexiones a Tierra en los Equipos de Oficinas Centrales, Document Number: 211.203, First Edition, November 1995.
•	Procedimiento Descripción de Pruebas Rutinarias - Equipos de Potencia, Document Number: 250.011, Second Edition, July 2000.
•	Oficialización de los Procedimientos Adm. Para el Control de Exposición a Radiación Electromagnetic Y Acceso a Torres de Transmisión, Document Number 220.400, First Edition, March 1990.
•	Plan de Mantenimiento Controlado Para Sistemas de Potencia, Document Number 250.002, Second Edition, July 2000.
•	Plan de Prevención de Accidentes, Document Number 211.012, First Edition, August 1983.
•	Prevención de Interrupción al Servicio Durante Periodos de Instalación, Document Number 211.007, Third Edition, October 1987.
•	Procedimiento Para la Identificación de los Bastidores, Document Number 211.308, Third Edition, April 2001.
•	Procedimiento Para la Instalación de Sistemas de Alarmas en Localidades de Transmisión, Document Number 220.403, First Edition, September 1994.
•	Pruebas de aceptación de Sistemas de Potencia y de las Tierras de O.C., Document Number 250.006, Third Edition, May 1996.
•	Verificaciones Especiales del Funcionamiento de Sistemas de Potencia, Document Number 250.003, First Edition, May 1988.
•	Plan de Administración de los Sistemas de la Red, Document Number 201.001, First Edition, February 2002.
•	Physical Collocation Guide.
•	Manual Para La Expedición de las Tarjetas de Identificación y Normas / Procedimientos Administrativos, Compañías, Contratista – Servicio – Independiente.

PRTC may revise these procedures from time to time, or develop new procedures, which shall become applicable to CSPR thirty (30) days after the new or revised procedures have been provided to CSPR in writing. If CSPR believes that PRTC’s collocation procedures are unreasonable or discriminatory, it may proceed in accordance with Section 14.4 of the General Terms and Conditions of this Agreement.

3.	Physical Collocation
3.1

PRTC shall not be required to provide for Physical Collocation of equipment necessary for interconnection or access to unbundled network elements at PRTC's premises if PRTC demonstrates to the Board (and the Board finds) that Physical Collocation is not practical for technical reasons or because of space limitations. In such cases, PRTC shall be required to provide Virtual Collocation, except at points where PRTC demonstrates to the Board (and the Board finds) that Virtual Collocation is not technically feasible. If Virtual Collocation is not technically feasible, PRTC shall provide other methods of interconnection and access to unbundled network elements, to the extent technically feasible.

3.2	CSPR owns and is responsible for the installation, maintenance and repair of its collocated equipment within the space rented from PRTC.
3.3

PRTC will make space available within or on its premises on a first-come, first-served basis, provided, however, that PRTC shall not be required to lease or construct additional space to provide for physical collocation when existing space has been exhausted pursuant to the showing in Section 3.1 of this Attachment.

3.4

For caged physical collocation, the minimum standard lease able amount of floor space is 100 square feet. PRTC may impose reasonable restrictions on the warehousing of unused space by CSPR, provided, however, that PRTC shall not set maximum space limitations applicable to CSPR unless PRTC proves to the Board that space constraints make such restrictions necessary. PRTC may retain a reasonable amount of floor space for its own specific future uses; provided, however, that PRTC nor any of its affiliates may reserve space for future use on terms more favorable than those that apply to CSPR when it may seek to reserve collocation space for its own future use.

3.5

CSPR's leased floor space will be separated from other competitive providers and PRTC space through a cage enclosure except in the case of Cageless Collocation. Such requirement, however, will only apply where (1) such separation is warranted by legitimate security concerns or operational constraints unrelated to PRTC’s or any of its affiliates’ or subsidiaries’ competitive concerns, (2) any collocation space assigned to a PRTC affiliate or subsidiary is separated from space housing PRTC equipment, (3) the separated space will be available in the same time frame as, or a shorter time frame than, non-separated space, (4) the cost of the separated space to CSPR will not be materially higher than the cost of non-separated space, and (5) the separated space is comparable, from a technical and engineering standpoint, to non-separated space. CSPR may elect to have PRTC construct the cage, or choose from PRTC approved contractors to construct the cage, meeting PRTC's reasonable installation technical requirements. PRTC shall not unreasonably withhold approval of contractors selected by CSPR and such approval shall be based on the same criteria PRTC uses in approving contractors for its own purposes. CSPR must determine at the time of application whether PRTC or an approved contractor will construct the cage enclosure.

3.6	PRTC Responsibilities. PRTC will have the following responsibilities in connection with the provision of collocation space to CSPR.
3.6.1

Designate the floor space within each Premises which will constitute CSPR's leased space. PRTC reserves the right (based on legitimate and documented reasons not reasonably foreseeable at the time of the original designation, to redesign ate the floor space within each Premises which will constitute CSPR's leased space. PRTC will bear the expenses related to any such relocation to the extent such relocation is due to causes under the control of PRTC. The parties will work cooperatively to avoid or minimize any impact upon their respective services in connection with any such redefinition of floor space by PRTC.

3.6.2	Where necessary, work cooperatively with CSPR in matters of joint testing and maintenance.
3.6.3	Make contiguous space available to CSPR to the extent reasonably possible when CSPR seeks to expand an existing collocation space.
3.6.4	When planning renovations of existing facilities or constructing or leasing new facilities, to take into account projected demand for collocation of equipment by CSPR and other competitors.
3.6.5

Assign collocation space to CSPR in a just, reasonable, and nondiscriminatory manner. PRTC shall allow CSPR to submit space preferences prior to assigning collocation space. At a minimum, PRTC space assignment policies and practices must meet the following principles:

3.6.5.1	PRTC space assignment must not materially increase CSPR’s collocation costs.
3.6.5.2	PRTC space assignment must not materially delay CSPR’s occupation and use of PRTC Premises.
3.6.5.3	PRTC space assignment must not impair the quality of service or impose other limitations on CSPR’s desired service offerings.
3.6.5.4	PRTC space assignment must not reduce unreasonably the total space available for collocation or preclude unreasonably collocation within PRTC Premises.
3.6.5.5	PRTC must provide a written explanation to CSPR in the event it does not grant a CSPR preference.

3.6.6

Upon request and at CSPR’s reasonable expense, to the extent PRTC is entitled to recover such expense under Applicable Law, PRTC must remove obsolete unused equipment from its Premises to increase the amount of space available for collocation.

3.7	CSPR Responsibilities. CSPR will have the following responsibilities in connection with the provision of collocation space to CSPR.
3.7.1	Pursuant to this Section, determine who constructs the cage, when requested by CSPR, or enclosure for the physical space.
3.7.2	Where directed by PRTC, procure, install and maintain all facilities up to the PRTC designated POI.
3.7.2.1	Where reasonably directed by PRTC, procure and provide all reasonably necessary interconnection cable and connectors from the PRTC designated POI.

3.7.2.2	Where reasonably directed by PRTC, procure and provide all reasonably necessary cable and connectors from the Collocation space to the PRTC cross connection device.
3.7.3

Install, maintain, repair and service all CSPR's equipment located in the leased physical space. CSPR will promptly repair or replace all defective equipment. CSPR and its agents shall comply with PRTC's collocation procedures in performing any installation, maintenance, repair, or service of CSPR equipment, in accordance with Section 2.7 of this Attachment.

3.7.4

Ensure that all equipment installed by CSPR complies with any statutory (local, federal, or Commonwealth) or regulatory requirements in effect at the time of equipment installation or that subsequently become effective. These requirements apply only to the extent they are not more stringent than the safety requirements that PRTC imposes on its own equipment that it locates in its premises.

3.7.5	CSPR is responsible for obtaining reasonable insurance coverage, including but not limited to fire, theft, and liability. CSPR’s insurance must also cover all virtually collocated equipment.
3.7.6

CSPR will be responsible for the actions and inactions of its employees, vendors, or contractors who have access to PRTC's Central Office equipment, property, and other facilities. PRTC will be responsible for the actions of its employees, vendors, or contractors who have access to CSPR’s collocation space equipment, property, and other facilities.

3.7.7

In the event of a PRTC work stoppage or strike, CSPR's employees, contractors, or agents will comply with reasonable established emergency operating procedures in accordance with Section 2.7 of this Attachment. PRTC will take reasonable steps to ensure CSPR continued access to its collocation space during the work stoppage.

3.7.8

All CSPR employees, agents, or contractors must remain at all times in the designated area of the Central Office to which they are authorized. CSPR's employees, agents or contractors must not touch or utilize any PRTC equipment or systems to which they are not authorized. PRTC’s employees, agents or contractors must not touch or utilize any of CSPR’s equipment or systems to which they are not authorized. The provisions of this section, however, shall not restrict contact or utilization of equipment or systems to the extent such contact or utilization is reasonably necessary to protect persons or equipment from significant and immediate injury or harm.

3.8

If, at any time, PRTC reasonably determines that the equipment or the installation do not meet the requirements of this Agreement, such failure being due to the actions or inactions of CSPR or its agents, CSPR will be responsible for the costs associated with the removal, modification to, or installation of the equipment to bring it into compliance. If CSPR fails to correct (or make substantial progress toward correcting) any non-compliance as soon as reasonably practical, but, in any event, no later than thirty (30) days after the receipt of written notice of the non-compliance, PRTC may have the equipment removed or the condition corrected at CSPR's reasonable expense. As a general proposition, PRTC may immediately remove CSPR equipment if PRTC reasonably determines that such equipment poses a material, immediate threat to safety or causes an interruption to service and that such threat cannot reasonably be addressed by notice to CSPR. Furthermore, PRTC may remove CSPR equipment after reasonable notice to CSPR, if PRTC reasonably determines that such equipment threatens to interrupt service. PRTC will remove said equipment at CSPR's reasonable expense. Except in cases of emergency, in the event CSPR notifies PRTC that it, in good faith, disputes a PRTC determination under this Section, PRTC may not remove the subject CSPR equipment until the formal resolution of such dispute in its favor or upon an order from the Board.

3.9

If, during installation, PRTC reasonably determines that CSPR's activities or equipment are unsafe or in violation of any Applicable Laws or regulations, PRTC has the right to stop work until the situation is reasonably remedied. If such conditions pose an immediate threat to the safety of PRTC employees, interfere with the performance of PRTC's service obligations, or pose an immediate threat to the physical integrity of the conduit system or the cable facilities, PRTC may perform such work and/or take action as is necessary to correct the condition at CSPR's reasonable expense. Except in cases of emergency, in the event CSPR notifies PRTC that it, in good faith, disputes a PRTC determination under this Section, PRTC may not stop the subject CSPR installation until the formal resolution of such dispute in its favor or upon an order from the Board.

3.10	In exercising its rights under Sections 3.8 and 3.9 of this Attachment, PRTC shall act with reasonable care and will take reasonable steps to minimize damage to CSPR equipment.
3.11	PRTC may not require CSPR to use an intermediate interconnection arrangement in lieu of direct connection to PRTC if technically feasible.
3.12

PRTC must prorate the charge for site conditioning and preparation undertaken by PRTC to construct or condition a space for collocation use by determining the total charge for site preparation and allocating that charge to CSPR based on the percentage of total space utilized by CSPR.

4.	Additional Physical Collocation Offerings
4.1

Upon request, PRTC shall provide three other forms of Physical Collocation as set forth in and in accordance with 47 C.F.R § 51.323 (k): Cageless Collocation, Shared Collocation Cages and Adjacent Space Collocation.

4.1.1

Cageless collocation. Cageless collocation allows CSPR to install equipment that is necessary for interconnection with PRTC or access to PRTC's unbundled network elements within the same conditioned environment as the PRTC's equipment, without requiring the construction of a cage or similar structure. CSPR would be provided space designated by PRTC within the Premises, in the same environment as the PRTC's equipment, but with sufficient physical separation (e.g., a specific aisle) to clearly distinguish CSPR's equipment from PRTC's equipment. CSPR will be responsible for the installation, maintenance and repair of its equipment in this collocation arrangement. CSPR will be provided direct access to its equipment. Moreover, PRTC may not require CSPR to use an intermediate interconnection arrangement in lieu of direct connection to PRTC if technically feasible. PRTC shall make cageless collocation space available in single-bay increments, meaning that CSPR can purchase space in increments small enough to collocate a single rack, or bay, of equipment.

4.1.2

Shared Collocation Cages. This form of collocation establishes caged collocation space shared by two or more CLECs pursuant to terms and conditions agreed to by the CLECs and that is dedicated to the collocation of CLEC equipment that is necessary for interconnection or access to unbundled network elements. This shared area would be separated from PRTC equipment, but within the shared space. Each CLEC sharing collocation space must enter into its own interconnection agreement with PRTC. These shared areas would be fully accessible to the CLECs’ authorized employees or agents for installation, maintenance and repair. PRTC will make shared collocation space available in single-bay increments small enough to collocate a single rack, or bay, of equipment. In making shared cage arrangements available to CSPR, PRTC may not increase the cost of site preparation or nonrecurring charges above the cost for provisioning such cage of similar dimensions and material to a single collocating party, In addition, PRTC must prorate the charge for site conditioning and preparation undertaken by PRTC to construct the shared collocation cage or condition the space for collocation use, regardless of how many carriers actually collocate in that cage, by determining the total charge for site preparation and allocating that charge to a collocating carrier based on the percentage of total space utilized by that carrier.

4.1.3

Adjacent Space Collocation. Adjacent Space collocation allows CSPR to install equipment that is necessary for interconnection with PRTC or access to PRTC's unbundled network elements in adjacent controlled environmental vaults, controlled environmental huts, or similar structures located at or near PRTC Premises to the extent technically feasible. PRTC will permit CSPR to construct or otherwise procure such an adjacent structure, subject to reasonable and nondiscriminatory safety and maintenance requirements in accordance with Section 2.7 of this Attachment. CSPR may also secure adjacent collocation space on neighboring private property as long as such an arrangement is technically feasible. CSPR will be responsible for the installation, maintenance and repair of its equipment in this collocation arrangement. If physical collocation space becomes available in a previously exhausted PRTC structure, PRTC may not require CSPR to move, or prohibit CSPR from moving, a collocation arrangement into that structure. Instead, PRTC must continue to allow CSPR to collocate in any adjacent controlled environmental vault, controlled environmental hut, or other similar structure that CSPR has constructed or otherwise procured.

4.2

CSPR may order Shared and Cageless Collocation space on a single bay increment, including, but not limited to earthquake bracing and galvanized steel bay configuration. PRTC's standard equipment bay configurations will apply. PRTC shall provide such space in an efficient, reasonable, and non-discriminatory manner.

4.3	For Physical Collocation, CSPR must place and maintain its own equipment in Collocation space at its own expense.

5.	Virtual Collocation
5.1

PRTC shall provide to CSPR Virtual Collocation for the purpose of interconnection with PRTC or access to PRTC's Unbundled Network Elements. Virtual Collocation enables CSPR to designate or specify equipment to be located within or upon a PRTC Premises and to electronically monitor its communications channels terminating in such equipment. PRTC has physical control of such equipment. If installation is performed by a PRTC-approved contractor, PRTC will charge CSPR for supervision of the PRTC-approved contractor at the rate provided in the Pricing Attachment to the same extent PRTC requires supervision of such contractor when such contractor performs work for PRTC.

5.2

CSPR‘s equipment installation must be made in accordance with the provisions specified by PRTC engineering procedures in accordance with Section 2.7 of this Attachment. Prior to placing the equipment in service, PRTC will audit the installation for compliance with those provisions. Any installation found not in material compliance will not be placed in service. Other instances of non-compliance will be brought into compliance as soon as reasonable necessary under the circumstances.

5.3	Intentionally omitted.
5.4

CSPR will provide for training, and retraining as needed, of a mutually acceptable number of PRTC employees to provide requested maintenance and repair of any equipment used to provide virtual collocation which is otherwise not used by the PRTC at the specific office. CSPR must either provide its own trainer or contract directly with a training vendor to train PRTC personnel. CSPR will also provide PRTC with manuals and other information about the CSPR’s equipment, including safety materials, from CSPR‘s equipment manufacturer.

5.5

CSPR will pay the reasonable hourly fee in the Pricing Attachment for each PRTC employee requiring training. CSPR may be responsible for other reasonable PRTC personnel training related expenses (a good faith estimate disclosed to CSPR in advance) such as transportation reimbursement, room, board and any fees assessed by CSPR’s selected training vendor.

5.6

CSPR may choose not to provide training to PRTC employees in advance. In that event, CSPR will provide real-time training and trouble shooting, and the hourly maintenance charges contained in the Pricing Attachment would apply.

5.7

PRTC is responsible for requested maintenance of facilities between the meet point and the central office and all equipment within the central office used to provide virtual collocation to CSPR. CSPR is responsible for monitoring the performance of all facilities and equipment used in the provision of virtual collocation, and for initiating requests for maintenance of said facilities and equipment by PRTC. PRTC does not assume responsibility for the design, engineering, testing, or performance of the virtual collocation with Unbundled Network Elements or other services.

5.8

Equipment and facilities used in provisioning virtual collocation shall be maintained only upon written request of CSPR and shall be on time-sensitive or time and material basis at the hourly rate in the Pricing Attachment. If CSPR does not provide maintenance spares at a virtual collocation location, and PRTC provides a spare from its available stock at CSPR‘s request, CSPR will be charged the reasonable cost of the material provided. For maintenance or repair requested outside of normal business hours, CSPR will be required to pay for time spent by PRTC personnel for delivery if: (1) the required spares are not available at the central office; or (2) the required test equipment is not available at the central office. PRTC will also charge on a time-sensitive or time and materials basis for acceptance, cooperative and end-to-end testing, as well as oversight of CSPR activities within PRTC locations (supervision). CSPR will be charged the hourly rates for such labor at the rate in the Pricing Attachment. For any maintenance or testing assistance requiring as call-out of a PRTC technician, CSPR will be charged a minimum of two hours starting from the time of notification. PRTC will establish an average hourly rate for maintaining CSPR’s virtually collocated equipment based on the equipment installed. PRTC will detail any additional charges, e.g., out-of-hours charges, the charges for maintenance spare plug-ins, and under what conditions such charges apply. PRTC will develop PRTC’s charge rates thirty (30) days following receipt of CSPR’s proposed equipment list and configuration.

6.	Collocation Application Process
6.1

To apply for collocation under this Article, CSPR shall complete and submit the required PRTC Collocation Application (a copy of which is attached hereto or posted on PRTC’s Internet site) and remit all required application fees to PRTC. This procedure, including paperwork, may be reasonably modified by PRTC only upon thirty (30) days written notice, and receipt of the new forms needed, including by posting such information on PRTC’s Internet site. If CSPR subsequently makes more than de minimis modifications to CSPR‘s application for collocation, CSPR will be responsible for paying PRTC for the additional expense to process modified application as specified in the Pricing Attachment. In addition, the time frames below will restart upon PRTC’s receipt of a materially modified application. The fees for the application, including changes to the application, and separate engineering fees are contained in the Pricing Attachment.

6.2

As part of the Application, CSPR must indicate whether PRTC or a PRTC-approved contractor will perform those activities not specifically reserved to PRTC employees. If installation is performed by a PRTC-approved contractor, PRTC will charge CSPR at the rate provided in the Pricing Attachment for supervision of the PRTC-approved contractor to the same extent PRTC requires supervision of such contractor when such contractor performs work for PRTC. For example, if CSPR chooses to use a PRTC-approved contractor to build a collocation cage, PRTC will determine the number of hours of supervision PRTC would require if the PRTC-approved contractor were doing such work for PRTC. PRTC will then include that number of hours of supervision in the estimated collocation costs.

6.3

PRTC will respond to CSPR within ten (10) calendar days of the date of the CSPR’s application with information concerning collocation availability or the rejection of CSPR's request. CSPR will accept or reject the PRTC confirmation within seven (7) calendar days. By accepting the PRTC confirmation, the Parties agree that CSPR does not waive the right to dispute, and may subsequently dispute, any charges not contained in the Pricing Attachment that are assessed by PRTC in its confirmation and that such dispute will not delay PRTC’s provision of the collocation requested; provided that CSPR may dispute the number of units to which the rate in the Pricing Attachment applies.

6.4

The fees contained in the Pricing Attachment are based on a fiber interface. If CSPR wants to use any non-fiber interface for collocation, PRTC will accommodate such interconnection if technically feasible.  The prices for such interface will be determined on an individual case basis within thirty (30) calendar days of the date of CSPR’s application.

6.5	Upon CSPR’s acceptance of the PRTC collocation confirmation, CSPR shall remit to PRTC fifty (50) percent of the estimated collocation costs.
6.6

Pursuant to the completion and finalization of the requirements specified in subsections 6.1-6.5 above, where collocation space and associated requirements are available as determined in accordance with Section 3.1 of this Attachment, caged and cageless physical collocation shall be provided within ninety (90) calendar days.

6.6.1

If CSPR fails to provide PRTC with confirmation within seven (7) calendar days as required by Section 6.3, PRTC’s timeframe for providing physical collocation extends one day for each day the CSPR’s response is late.

6.6.2	If CSPR fails to provide forecasts as required by Section 7 of this section, PRTC physical collocation shall be provided within one hundred and ten (110) calendar days.
6.7

Pursuant to the completion and finalization of the requirements specified in subsections 6.1-6.6 above, and where space and power are readily available, the collocation space for virtual collocation, shall be provided within sixty (60) calendar days. Where space or power is not readily available, the virtual collocation space shall be made available in 110 calendar days.

6.8

CSPR shall file a new application for any requested changes to existing collocation arrangements and pay the fee contained in the Pricing Attachment. A new application will not be required for adding plug-ins to existing shelves or similar minor changes. Changes to any cabling arrangement shall be provided within thirty (30) calendar days of the date of the CSPR’s application. With respect to any changes involving HVAC and power changes to existing collocation arrangements, PRTC will respond to CSPR within ten (10) calendar days of the date of the CSPR application, notifying CSPR of the changes required and providing approximate costs and scheduling information. CSPR will be responsible for all engineering and planning costs incurred by PRTC in preparing a response to CSPR’s request for changes, regardless of whether CSPR ultimately decides to implement the change. CSPR must remit to PRTC 50% of the costs involved in any change prior to PRTC beginning implementation of the requested work.

6.9

Should PRTC deny a CSPR request for physical collocation on the basis that space is not available in the central office at issue, PRTC shall provide the Board with detailed floor plans or diagrams of any premises where physical collocation is denied due to space limitations. Further, at CSPR's election, PRTC shall escort CSPR representatives on a tour of the entire PRTC Premises at issue within ten (10) calendar days of the receipt of the denial by CSPR. PRTC shall provide CSPR with detailed floor plans or diagrams of any premises where physical collocation is denied due to space limitation for the duration of such tour. Prices for such tours, escorts and floor plans or diagrams are specified in the Pricing Attachment.

6.10

Prior to PRTC performing the construction of any physical collocation arrangements requested by CSPR, the Parties shall, within ten (10) calendar days following CSPR's acceptance of PRTC’s collocation confirmation, meet to establish an installation schedule that will allow PRTC and CSPR installation efforts to proceed in parallel without jeopardizing the safety of either Party's personnel.

6.11	To the extent that space for physical collocation is not available, PRTC shall provide CSPR with virtual collocation.
6.12	Intentionally omitted.
6.13

Upon request, PRTC shall submit to CSPR within ten (10) calendar days of the submission of the request a report describing in detail the space that is available for collocation in a particular PRTC Premises. This report must specify the amount of collocation space available at each requested Premises, the number of collocators, and any modifications in the use of the space since the last report. This report must also include measures that PRTC is taking to make additional space available for collocation. PRTC must maintain a publicly available document, posted for viewing on PRTC’s publicly available Internet site, indicating all Premises that are full, and must update such a document within ten (10) calendar days of the date at which a Premises runs out of physical collocation space.

7.	Forecasts
7.1

CSPR must provide PRTC with good faith collocation forecasts covering a two-year period on February 1 and August 1 of each year. The collocation forecast shall contain the following information: the Premise(s) where CSPR seeks to collocate; the month and year that CSPR expects to submit an application for collocation in the identified Premise(s); CSPR’s preferred in-service month; whether the CSPR prefers virtual or physical collocation; CSPR’s anticipated square footage required for each Premises (physical collocation only); and high-level list of equipment to be installed (virtual collocation only). However, if CSPR’s needs change and request a different collocation, PRTC will proceed as normal. In other words, the forecast will in no way restrict what CSPR does, if for some reason CSPR decides it needs something not included in the forecast.

7.2	PRTC will enter into planning discussions with CSPR to validate forecasts and discuss flexibility in potential trouble areas where PRTC may be unable to satisfy CSPR’s request.
7.3

If CSPR fails to provide a collocation forecast or if CSPR‘s collocation applications exceeds CSPR‘s collocation forecast by more than thirty (30) percent, PRTC and CSPR will negotiate adjustments to the collocation intervals identified in this Section for the excess collocation applications.

8.	Technical Requirements
8.1

As requested by CSPR, PRTC shall provide space where available and at the applicable rate to meet CSPR's needs for placement of equipment necessary for interconnection with PRTC or access to PRTC's unbundled network elements ("Collocated Space"). CSPR will be required to comply with PRTC security requirements in accordance with this Attachment.

8.2

As requested by CSPR, PRTC shall provide intraoffice transport and facilities (e.g., DS-1 and other transmission speeds available at that location) where available as UNEs and at the applicable rate to meet CSPR's need for placement of equipment.

8.3

PRTC may require reasonable security arrangements to protect its equipment and to ensure network reliability. PRTC may not impose security arrangements that are more stringent than the security arrangements that PRTC maintains at its own Premises for its own employees or authorized contractors. PRTC will allow CSPR personnel authorized pursuant to Section 9 of this Attachment to access its collocated equipment 24 hours a day, seven days a week, without requiring either a security escort of any kind or delaying CSPR’s entry into the CSPR secured access area on the PRTC Premises. Access to other areas shall be governed by Section 8.11 of this Attachment. PRTC may require CSPR to pay for the least expensive, effective security option that is viable for the physical collocation space assigned.

8.4	All space within the CSPR Collocated Space is dedicated to and controlled by CSPR and cannot be used without the approval of CSPR.
8.5

Subject to the approval of PRTC, which approval shall not be unreasonably withheld, CSPR may sublet any portion of its Collocated Space to other telecommunications carriers that are collocated in the PRTC central office at issue for the purpose of interconnection with PRTC or to obtain access to PRTC UNEs, provided that any subletting telecommunications carriers shall first execute a physical collocation agreement with PRTC for the sublet space.

8.6

In accordance with 47 C.F.R. § 51.323(h), PRTC shall permit CSPR to interconnect its network with that of another collocating telecommunications carrier at PRTC Premises and to connect its collocated equipment to the collocated equipment of another telecommunications carrier within the same Premises, provided that the collocated equipment is also used for interconnection with PRTC or for access to PRTC unbundled network elements. In accordance with 47 C.F.R. § 51.323(h)(1), upon request, PRTC shall provide a connection between CSPR’s collocated equipment and the equipment of other collocated telecommunications carriers or permit CSPR and the other carriers to provide the requested connection themselves. Where technically feasible, PRTC shall provide the connection using copper, dark fiber, lit fiber, coaxial cable, or other transmission medium, as requested by CSPR. In accordance with 47 C.F.R. § 51.323(h)(2), PRTC is not required to provide a connection between the equipment in the collocated spaces of two or more telecommunications carriers if the connection is requested pursuant to Section 201 of the Act, unless the requesting carrier submits to PRTC a certification that more than 10 percent of the amount of traffic to be transmitted through the connection will be interstate. PRTC cannot refuse to accept this certification, but instead must provision the service promptly. PRTC has the right to file a complaint with the FCC if it believes that CSPR’s certification is deficient. No such certification is required for a request for such connection under Section 251 of the Act.

8.7

PRTC shall permit CSPR or CSPR's PRTC-approved subcontractor or vendor to perform the engineering and placement of equipment within CSPR's Collocated Space. For virtual collocation, CSPR can pay for the PRTC-approved subcontractor or vendor or pay PRTC to perform such engineering.

8.7.1

CSPR and its approved vendor are required to work in close cooperation with PRTC representatives with project management. CSPR agrees that its employees/vendors with access to the PRTC central office(s) shall at all times adhere to the rules of conduct established by the PRTC for the Premises, PRTC’s personnel and vendors in accordance with Section 2.7 of this Attachment. PRTC reserves the right to make changes to such procedures and rules to preserve the integrity and operation of PRTC’s network or facilities or to comply with applicable laws and regulations. PRTC will provide CSPR with written notice of such changes at least thirty (30) days in advance of the date that they are to take effect as to CSPR in accordance with Section 2.7 of this Attachment.

8.7.2

If CSPR hires PRTC to perform such work, the price will be determined based on the number of hours required to complete the engineering and placement of equipment.  Upon request, PRTC shall provide time sheets detailing the number of hours spent by each PRTC employee or contract agent, with personal identification information omitted.

8.8

CSPR shall not make installations, alterations, or additions in the Collocated Space without submitting plans and specifications to PRTC and securing the prior written consent of PRTC in each instance.  PRTC's prior written consent shall not be unreasonably withheld or unduly delayed.  PRTC's approval or consent shall not be required for adding plug-ins to existing shelves, software modifications and updates, or other activities that do not materially change the existing configuration (such as non-structural interior alterations to the Collocated Space that do not adversely affect the building's appearance, value, structural strength, or mechanical integrity), as long as the original design requirements included in the collocation application for the space are not exceeded.  Upon reasonable advance notice to CSPR, PRTC may make periodic inspections to assure that the original design requirements have not been materially altered.

8.8.1

All installations, alterations, and additions to the CSPR Collocated Space shall be constructed in a good and workmanlike manner and shall comply with all insurance requirements (as set forth in Section 21 of the General Terms and Conditions), governmental requirements, and the terms of this Agreement.  Work shall be performed at such times and in such manner as to cause a minimum of interference with PRTC's transaction of business.  CSPR shall permit PRTC to inspect all construction operations within the premises, subject to PRTC providing reasonable advance notice, not unreasonably interfering, impeding, or delaying CSPR's efforts, and paying for any damage caused to CSPR facilities in connection with PRTC's inspection activities.  If CSPR's contractors make alterations, CSPR shall furnish to PRTC prior to commencement thereof, certificates of insurance to be provided by CSPR's contractors or subcontractors as required by Section 21 of the General Terms and Conditions.  Any such insurance shall provide for coverage in amounts not less than required under Section 21 of the General Terms and Conditions.  CSPR and its contractors and subcontractors shall hold PRTC harmless from all claims, costs, damages, liens and expenses which may arise out of or be connected in any way with CSPR's installations, alterations or additions, unless due to PRTC's negligence or willful misconduct.

8.8.2

All fixtures and other equipment to be used by CSPR in, about, or upon the premises shall be subject to the prior written approval of PRTC, which approval shall not be unreasonably withheld, conditioned, or delayed.

8.9

As requested by CSPR, PRTC shall provide basic telephone service with a connection jack for the CSPR Collocated Space at tariffed rates. Upon CSPR's request, this service shall be available at the Collocated Space on the day that the space is turned over to CSPR by PRTC.

8.10

PRTC shall provide lighting, ventilation, power, heat, air conditioning, and other necessary environmental conditions for CSPR's Collocated Space and equipment. These environmental conditions shall adhere to Telcordia Network Equipment Building System (NEBS) standards TR-EOP-000063 or other mutually agreed standards such as Underwriters Laboratory (UL). CSPR shall provide all suppression equipment required by industry-accepted safety standards.

8.11

Where available to PRTC personnel and subject to PRTC's standard security procedures in accordance with Section 2.7 of this Attachment, PRTC shall provide access to parking facilities, shower stations, eye wash stations, rest rooms, and drinking water in proximity to the CSPR Collocated Space twenty-four (24) hours per day, seven (7) days per week for CSPR personnel and its designated agents. PRTC shall have the right reasonably to reserve parking spaces for PRTC’s exclusive use or the use of other occupants of the building. PRTC does not guarantee that there are or will be sufficient parking spaces in parking areas to meet CSPR's needs. All common areas shall remain under the exclusive control and management of PRTC, subject to consideration of CSPR’s rights provided in this Agreement, and PRTC shall have the right, subject to Applicable Law and its requirements under this Agreement, to change the level, location and arrangement of parking areas and other common areas, as PRTC may deem necessary. Any such changes that affect CSPR or its ability to use the Collocation Space shall be reasonably coordinated with by CSPR in advance. Use of all common areas shall be subject to such reasonable rules and regulations as PRTC may from time to time impose in accordance with Section 2.7 of this Attachment.

8.12

PRTC shall provide all requested power cabling to the CSPR Collocated Space at CSPR's expense in accordance with the Pricing Attachment. Such provision shall be coordinated with CSPR and approved by CSPR in advance. CSPR's specific diversity requirements for each site or Network Element will be provided in the collocation request. PRTC may only charge CSPR for power requested by CSPR (i.e., not for power available, but not actually used by CSPR, on back-up or redundant power facilities).

8.13

Each party shall protect the other party's proprietary subscriber information. PRTC shall not use any information gained from CSPR collocation applications or activities to share with its marketing or retail divisions or to otherwise compete with CSPR. In conjunction with any collocation arrangement, PRTC and CSPR shall adhere to the Confidentiality provisions of this Agreement.

8.14

PRTC will, as soon as reasonably possible, inform CSPR by telephone of any emergency related activity that PRTC or its subcontractors may be performing in the Collocated Space. Unless not reasonably possible, CSPR will be provided enough advance notice of such activity that will enable it to take reasonable steps on its own behalf.

8.15

PRTC shall, except as hereinafter provided, provide repair and maintenance of heating, cooling and lighting equipment to the Collocated Space, building and property, in a manner consistent with the requirements of this Agreement and industry practices.

8.15.1

Unless otherwise agreed by the parties, PRTC shall, where practicable, provide CSPR with five (5) Business Days’ prior notice before making repairs or performing maintenance on the Collocated Space; provided, however, that PRTC shall have no obligation to provide such notice if PRTC determines, in the exercise of reasonable discretion, that such repair or maintenance must be done sooner in order to preserve the safety of the building or the Collocated Space, or if specifically required to do so by any court or governmental authority. Unless not reasonably possible, CSPR will be provided enough advance notice of such activity that will enable it to take reasonable steps on its own behalf. Work shall be completed during normal working hours or at other times identified by PRTC; provided, however, that CSPR shall pay PRTC for overtime and for any other expenses incurred if such work is done during other than normal working hours at CSPR's request or if the work is done to preserve the safety of the building or the collocated space. CSPR shall have the right, at its sole expense, to be present during repair or maintenance of the Collocated Space.

8.16

CSPR shall provide PRTC with twenty four (24) hours written notice where CSPR or its approved subcontractors may be performing work in the Collocated Space. CSPR will inform PRTC by telephone of any emergency related activity that CSPR or its subcontractors may be performing in the Collocated Space. Notification of any emergency related activity shall be made as soon as reasonably practicable so that PRTC can take any action required to monitor or protect its service.

8.17

To the extent PRTC performs the construction of the physical collocation arrangement, PRTC shall construct the Collocated Space in compliance with the mutually agreed upon collocation request. Any deviation from CSPR's order must be approved by CSPR; provided, however, that any issues that arise during the course of construction shall be reasonably and promptly coordinated with CSPR so as not to unreasonably delay the construction of the Collocation Space.

8.18

CSPR and PRTC will complete an acceptance walk through of those portions of the collocation arrangement constructed by PRTC. Any exception that is noted during this acceptance walk through which constitutes a material change from the mutually agreed upon collocation request and negatively impacts CSPR's use of the Collocated Space shall be corrected by PRTC within ten (10) business days after the walk through. The correction of these exceptions from the original mutually agreed upon collocation request shall be at PRTC's expense.

8.19

If CSPR installs the cable after CSPR‘s submission of a Collocation application and at CSPR‘s written request, PRTC shall provide detailed Telephone Equipment drawings depicting the exact location, type, and cable termination requirements (i.e., connector type, number and type of pairs, and naming convention) to CSPR within twenty (20) business days of the written request.

8.20

If CSPR installs the cable, at CSPR’s written request, PRTC shall provide detailed drawings depicting the exact path, with dimensions for CSPR Outside Plant Fiber ingress and egress into the requested Collocated Space within twenty (20) business days of the written request.

8.21

If CSPR installs the cable, at CSPR’s written request, PRTC shall provide detailed power cabling connectivity information including the sizes and number of power feeders to CSPR within twenty (20) business days of the request.

8.22	CSPR’s rack heights and other installation procedures shall comply with PRTC’s currently applicable safety practices in accordance with Section 2.7 of this Attachment.

8.23	PRTC shall provide the following information to CSPR within ten (10) business days of receipt of a written request from CSPR:
8.23.1	Work restriction guidelines.
8.23.2	PRTC or Industry technical publication guidelines that impact the design of PRTC collocated equipment.
8.23.3

PRTC contacts (names and telephone numbers) for the following areas: Engineering Physical & Logical Security Provisioning Billing (Related to Collocated Services) Operations Site and Building Managers Environmental and Safety, as well as emergency contacts reachable outside of PRTC Business Hours.

8.23.4	Escalation process for the PRTC employees (names, telephone numbers and the escalation order) for any disputes or problems that might arise pursuant to CSPR's collocation.
8.24	CSPR’s compliance with internal PRTC guidelines will not be required until such time as the guidelines are provided to CSPR by PRTC as provided in this Agreement.
8.25

Power as referenced in this document refers to electrical power sources ordered by CSPR and supplied by PRTC for CSPR equipment. It includes all superstructure, infrastructure, and overhead facilities, including, but not limited to, cable, cable racks and bus bars. PRTC will supply power necessary to support CSPR equipment at equipment specific DC and AC voltages.

8.25.1

Central office power supplied by PRTC into the CSPR Collocated Space, shall be supplied in the form of power feeders (cables) on cabling into the designated CSPR Collocated Space. The power feeders (cables) shall efficiently and economically support the requested quantity and capacity of CSPR equipment. The termination location shall be determined by mutual agreement. PRTC agrees that the “A” and “B” power feeders (cables) are provided solely for redundancy and that the power requirements requested by CSPR shall be the amount PRTC bills in accordance with the Pricing Attachment.

8.25.2	CSPR shall be responsible for payment of recurring and nonrecurring costs for the number of amps of power required by CSPR’s equipment plus the required buffer required by national safety standards.
8.25.3

PRTC shall provide power as requested by CSPR to meet CSPR's need for placement of equipment, interconnection, or provision of service. The reasonable and verifiable cost of any additional equipment required to satisfy CSPR’s request shall be prorated to the extent that the additional equipment required to provide such power is shared by other carriers, including PRTC.

8.25.4	PRTC's power equipment supporting CSPR's equipment shall:
8.25.4.1

Comply with applicable industry standards (e.g., Telcordia, NEBS, NEC, IEEE and UL) or manufacturer's equipment power requirement specifications for equipment installation, cabling practices, and physical equipment layout or, at minimum, be at parity with that provided for similar PRTC equipment;

8.25.4.2

Have redundant main fuse DC power feeds with physical diversity and battery back-up as required by the equipment manufacturer's specifications for CSPR equipment, or, at minimum, be at parity with that provided for similar PRTC equipment;

8.25.4.3

Provide central office ground, connected to a ground electrode located within the Collocated Space, at a level above the top of CSPR equipment plus or minus 2 feet to the left or right of CSPR's final request;

8.25.4.4	Subject to availability, provide sufficient cable length to support the forecasted growth set forth in CSPR's collocation request;
8.25.4.5

Provide information on existing power plant alarms that adhere to Telcordia Network Equipment Building System (NEBS) standards TR-EOP-000063 or other mutually acceptable standards, such as UL, NEC and IEEE;

8.25.4.6	Provide cabling that adheres to Telcordia Network Equipment Building System (NEBS) standards TR-EOP-000063 or other mutually acceptable standards, such as UL, NEC and IEEE;
8.25.4.7

If CSPR wants a source of AC power in or near the collocation space, PRTC will determine the cost of such AC power on an individual case basis. CSPR must agree to the cost for such AC power before PRTC will commence the work necessary to provide CSPR with the AC power source.

8.25.4.8

Provide CSPR written notification as soon as possible and, for a programmed outage, in no less than ten (10) business days in advance of any scheduled AC or DC power work or related activity in the collocated facility that will or might cause an outage or any type of power disruption to CSPR equipment located in PRTC facility; and

8.25.4.9	Provide CSPR immediate notification by telephone of any emergency power activity that would impact CSPR equipment.
8.25.5

CSPR will provide PRTC with written notification within ten (10) business days of any scheduled AC or DC power work or related activity in the collocated facility that will or might cause an outage or any type of power disruption to PRTC equipment located in CSPR facility. CSPR shall provide PRTC immediate notification by telephone of any emergency power activity that would impact PRTC equipment.

8.25.6

If PRTC objects to collocation of a particular piece of equipment, PRTC shall provide to CSPR within five (5) business days of the objection to the particular piece of equipment a detailed explanation and documentation for the objection and a list of all equipment that PRTC locates within the premises in question, together with an affidavit attesting whether all of that equipment meets or exceeds the NEBS, NEC and IEEE standards.

8.25.7

Where PRTC provides virtual collocation, PRTC will maintain, at CSPR's expense, virtual collocation equipment dedicated to CSPR's use in accordance with industry standards and, at a minimum, at parity with the level at which PRTC maintains its own equipment. Maintenance includes the change out of electronic cards provided by CSPR and per CSPR's request, to the extent that such change out constitutes normal maintenance.

8.25.8	Where available, PRTC shall furnish passenger elevator service as necessary to reach the Collocated Space or common areas to which CSPR has access in parity with PRTC.
8.25.9	Where available, freight elevator service when used by CSPR's contractors, employees or agents shall be provided to CSPR on a nondiscriminatory basis.
8.25.10

CSPR shall regularly inspect the Collocated Space to ensure that the Collocated Space is in good working condition. CSPR shall promptly notify PRTC of any damage to the Collocated Space or of the need to perform any repair or maintenance of the Collocated Space, fixtures and appurtenances (including hardware, heating, cooling, ventilating, electrical, and other mechanical facilities in the Collocated Space). CSPR shall keep the Collocated Space clean and trash free.

8.25.11

The reasonable cost of all repairs and maintenance performed by or on behalf of PRTC to the Collocated Space or building which are, in PRTC's reasonable judgment, beyond normal repair and maintenance, or are made necessary as a result of misuse or neglect by CSPR or CSPR's employees, invitees, or agents, shall be paid by CSPR to PRTC by the Due Date in accordance with Section 9 of the General Terms and Conditions of this Agreement.  PRTC will provide notice in advance to CSPR of the nature, extent, and cost of such repairs.

8.25.12

CSPR shall, with the prior written consent of PRTC, have the right to provide additional fire protection systems within the Collocated Space; provided, however, that CSPR may not install or use sprinklers or carbon dioxide fire suppression systems within the building or the Collocated Space. If any governmental bureau, department or organization or PRTC's insurance carrier requires that changes, modifications, or alterations be made to the fire protection system, or that additional stand alone fire extinguishing, detection or protection devices be supplied within or to the Collocated Space, such changes, modifications or additions shall be made by CSPR at its expense, following review and approval by PRTC prior to any work being done. If any governmental bureau, department or organization or PRTC's insurance carrier requires that changes or modifications be made to the fire protection system or that additional stand alone fire extinguishing, detection or protection devices be supplied within that portion of the building in which the Collocated Space of CSPR's in general are located, such changes, modifications, or additions shall be made by PRTC and CSPR shall reimburse PRTC for the cost thereof in the same proportion as the square footage of the Collocated Space as compared to the total square footage of the affected portion of the building. PRTC will provide notice in advance to CSPR of the nature, extent, and cost of such changes, modifications, or additions, and CSPR will pay for such changes, modification, or additions by the Due Date in accordance with Section 9 of the General Terms and Conditions of this Agreement.

8.25.13

CSPR, its employees, agents, contractors, and business invitees shall (a) comply with all rules and regulations that PRTC may from time to time adopt for the safety, environmental protection, care, cleanliness and/or preservation of the good order of the building, the property and the Collocated Space and its tenants and occupants in accordance with Section 2.7 of this Attachment, and (b) comply, at its own expense, with all ordinances which are applicable to the Collocated Space and with all lawful orders and requirements of any regulatory or law enforcement agency requiring the correction, prevention and abatement of nuisances in or upon the Collocated Space during the term of this Agreement or any extension hereof.

8.25.14

If the property, or any portion thereof which includes a substantial part of the Collocated Space, shall be taken or condemned by any competent authority for any public use or purpose, the term of a Collocated Space license shall end upon, and not before, the date when the possession of the part so taken shall be required for such use or purpose. PRTC will notify CSPR of the pendency of any such proceeding and permit CSPR a reasonable opportunity to assert its interests in connection with such proceeding. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the property, or if the grade of any street or alley adjacent to the property is changed by any competent authority and such change of grade makes it necessary or desirable to remodel the property to conform to the changed grade, PRTC shall have the right to terminate a Collocated Space agreement upon not less than thirty (30) calendar days notice prior to the date of cancellation designated in the notice.

8.25.15	Upon the termination of a Collocated Space in accordance with the terms of this Agreement:
8.25.15.1

CSPR shall surrender all keys, access cards and PRTC-provided photo identification cards to the Collocated Space and the building to PRTC, and shall make known to PRTC the combination of all combination locks remaining on the Collocated Space.

8.25.15.2	CSPR shall remove its equipment from the Collocated Space within forty-five (45) calendar days of the effective date of the termination.
8.25.15.3

CSPR shall return to PRTC the Collocated Space and all equipment and fixtures of PRTC in as good a condition and state of repair as when CSPR originally took possession, reasonable wear and tear excepted. CSPR shall be responsible to PRTC for the cost of any repairs that shall be made necessary by the acts or omissions of CSPR or of its agents, employees, contractors or business invitees. PRTC reserves the right to oversee CSPR's withdrawal from the Collocated Space and CSPR agrees to comply with all reasonable directives of PRTC regarding the removal of equipment and restoration of the Collocated Space, including, without limitation, PRTC's directive to return the Collocated Space in other than its original condition on the date of occupancy; provided, however, that CSPR shall not be responsible for putting the Collocated Space in other than its original condition if to do so would put CSPR to additional expense above and beyond that which would be necessary to return the Collocated Space in its original condition.

8.25.15.4

All installations, additions, hardware, non-trade fixtures and improvements, temporary or permanent, except movable furniture and equipment belonging to CSPR, in or upon the Collocated Space, whether placed there by CSPR or PRTC, shall be PRTC's property and shall remain upon or in the Collocated Space, all without compensation, allowance or credit to CSPR; provided, however, that if prior to such termination or within ten (10) business days thereafter, PRTC so directs, CSPR shall promptly remove the installations, additions, hardware, non-trade fixtures and improvements, placed in or upon the Collocated Space by CSPR, failing which PRTC may remove the same, and CSPR shall, upon demand, pay to PRTC the reasonable cost of such removal and of any necessary restoration of the Collocated Space. No cable shall be removed from inner duct or outside cable duct except as directed by PRTC.

8.25.15.5

Following the period set forth in Section 8.25.15.2 of this Attachment, all fixtures, installations, and personal property belonging to CSPR not removed from the Collocated Space upon termination of a Collocated Space license and not required by PRTC to have been removed as provided in this Section shall be conclusively presumed to have been abandoned by CSPR and title thereto shall pass to PRTC under this Section as if by a bill of sale.

8.25.15.6

If the Collocated Space is not surrendered at the termination of the Collocated Space, CSPR shall indemnify PRTC against loss or liability resulting from delay by CSPR in so surrendering the Collocated Space, including, without limitation, any claims made by any succeeding tenant founded on such delay.

8.25.16

If the owner of the building or PRTC sells, transfers or assigns any interest in the building, or there is any material change in the lease to which the building is subject, and such sale, transfer, assignment or material change in the lease gives rise to an obligation which is inconsistent with a Collocated Space agreement granted under this Attachment, PRTC's performance under this Section shall be excused to the extent of the inconsistency. PRTC acknowledges the substantial disruption and harm to CSPR’s network and end user customers that could be caused and will use its commercially reasonable efforts to avoid any such inconsistency; provided, however, that this obligation shall in no way obligate PRTC to incur any material out of pocket expenses in its efforts to avoid such inconsistencies.

8.25.17

A Collocated Space agreement granted under this Section shall at all times be subject and subordinate to the lien of any mortgage (which term shall include all security instruments) that may be placed on the premises, building or any portion thereof and CSPR agrees, upon demand, to execute any instrument as may be reasonably required to effectuate such subordination.

9.	Physical Security
9.1

Each Party shall exercise the same degree of care to prevent harm or damage to the other party or its employees, agents, subscribers, or property as it uses for its own operations. PRTC and its employees, agents or representatives shall take reasonable and prudent steps to ensure the adequate protection of CSPR property, equipment and services including, but not limited to, the following:

9.1.1

PRTC shall restrict access by its employees, agents and contractors to CSPR equipment, support equipment, systems, tools, or spaces which contain or house CSPR equipment enclosures to the extent necessary to perform their specific job function. Except in an emergency, PRTC will obtain prior permission before entering CSPR’s caged collocation space. In an emergency situation, PRTC will advise CSPR as soon as possible that PRTC employees or others have entered CSPR’s caged collocation space due to an emergency situation. CSPR shall provide a written logbook for PRTC's employees to sign when entering CSPR's physical Collocated Space which houses or contains CSPR equipment or equipment enclosures.

9.1.2

When PRTC's employees enter CSPR's caged Collocated Space, PRTC's employees shall comply at all times with CSPR security and safety procedures and requirements, including but not limited to sign-in, identification, and escort requirements while in CSPR's physical Collocated Spaces which house or contain CSPR equipment or equipment enclosures, provided that these arrangements are no more stringent that those imposed on CSPR personnel.

9.1.3

PRTC shall limit the keys used for CSPR's caged Collocated Space which contains or houses CSPR equipment or equipment enclosures to PRTC employees and representatives to emergency access only. CSPR shall have the right to change locks where deemed necessary for the protection and security of such spaces, provided, however, that CSPR will allow PRTC to access its Collocated Space at all times, via pass key or otherwise, to allow PRTC to react to emergencies, to maintain the space (not including CSPR equipment), and to monitor compliance with the rules and regulations of the Occupational Safety and Health Administration, or PRTC rules and regulations in accordance with Section 2.7 of this Attachment, or other regulations and standards including but not limited to those related to fire, safety, health, and environmental safeguards. Except in emergencies or unless CSPR has waived such notice elsewhere in this Section, and if conditions permit, PRTC will provide CSPR with reasonable advance notice of its intent to access the Collocated Space, thereby providing CSPR the option to be present at the time of access. CSPR shall not attach, or permit to be attached, additional locks or similar devices to any door or window, nor change existing locks or the mechanism thereof.

9.1.4

Upon CSPR's request and at CSPR's expense, PRTC shall install security studs in the hinge plates of doors having exposed hinges with removable pins if such leads to CSPR's physical Collocated Space which contains or houses CSPR equipment or equipment enclosures.

9.1.5	PRTC shall, as soon as reasonably possible, provide notification to designated CSPR personnel to indicate an actual or attempted security breach.
9.1.6

Subject to the provisions of Section 10 below, PRTC shall ensure that areas designated to house CSPR equipment are environmentally appropriate for CSPR equipment installation, and adequate to maintain proper operating conditions for CSPR equipment.

9.2

PRTC may charge CSPR a reasonable fee that recovers the reasonable cost of specific security arrangements above and beyond what existed prior to CSPR’s collocation and that are directly attributable to CSPR and as allowed under Applicable Law and the requirements of this Agreement. PRTC shall provide to CSPR advance notice of such costs, including any documentation and explanation underlying such costs.

9.3

CSPR agrees to abide by all of PRTC's security practices for non-PRTC employees with access to the building in accordance with Section 2.7 of this Attachment, including, without limitation PRTC’s Security Guidelines and the following:

9.3.1

CSPR will supply to PRTC, and update as changes occur, a list of its employees or approved vendors who require access to the building. These employees and approved vendors must complete reasonable PRTC security requirements, including those noted in Section 8.3, prior to entering any PRTC premises.

9.3.2

CSPR is responsible for promptly returning identification and access cards, codes, or keys of its terminated employees or its employees who no longer require access to the Collocated Space. All cards, codes, or keys must be returned upon termination of this Agreement. Unreturned or replacement cards, codes, or keys may be subject to a reasonable fee at the discretion of PRTC.

9.3.3	Prior to entering or leaving any PRTC premises, CSPR shall notify PRTC by calling PRTC’s Executive Center, which is staffed twenty-four hours per day, seven days per week.
9.3.4	CSPR's employees, agents, invitees and vendors must display identification cards at all times.
9.3.5

CSPR will assist PRTC in validation and verification of identification of its employees, agents, invitees and vendors by providing a telephone contact available twenty-four (24) hours a day, seven (7) days a week to verify identification.

9.3.6

Before leaving the Collocated Space unattended, CSPR shall close and securely lock all doors and windows and shut off unnecessary equipment in the Collocated Space. Any damage resulting from CSPR's failure to do so shall be the responsibility of CSPR.

10.	Environmental Issues

10.1

Upon CSPR's request, where CSPR has made a request for collocation space, PRTC shall provide any information in its possession regarding the known environmental conditions of the space provided for placement of equipment and interconnection, including, but not limited to, the existence and condition of any and all known or suspected asbestos containing materials, lead paint, hazardous substances, or any evidence of radon. Information is considered in PRTC's possession under this Agreement if it is in the possession of an employee, agent, or authorized representative of PRTC.

10.2

If the space provided for the placement of equipment, interconnection, or provision of service contains known environmental contamination or hazardous material, particularly but not limited to hazardous levels of friable asbestos, lead paint or hazardous levels of radon, which makes the placement of such equipment or interconnection hazardous, PRTC shall offer an alternative space, if available, for CSPR's consideration. If interconnection is complicated by the presence of environmental contamination or hazardous materials, and an alternative route is available, PRTC shall make such alternative route available for CSPR's consideration.

10.3

Subject to this Section and to PRTC's standard security procedures, which procedures will be provided to CSPR, PRTC shall allow CSPR at CSPR's expense to perform any environmental site investigations, including, but not limited to, asbestos surveys, which CSPR deems to be necessary in support of its collocation needs.

10.4

CSPR represents, warrants and covenants that it shall not cause or permit any other party under CSPR’s reasonable control to cause any environmental conditions in, at or affecting the PRTC Premises which violate any Federal, Commonwealth or Local law, ordinance, rule or regulation. CSPR shall indemnify, defend and hold harmless PRTC from any and all liability, damage, claim or cost of any kind, including reasonable attorneys’ fees, resulting from or arising out of any breach of the foregoing sentence.

11.	Technical References

PRTC shall provide collocation in accordance with hazard/safety provisions of the following standards:

11.1	National Electrical Code (NEC) use latest issue.
11.2	TA-NPL-000286, NEBS Generic Engineering Requirements for System Assembly and Cable Distribution, Issue 2, (Bellcore, January 1989).
11.3	TR-EOP-000063 Network Equipment Building System (NEBS) Generic Equipment Requirements, Issue 3, March 1988.
11.3.1	TR-EOP-000 15 1, Generic Requirements for 24, 48-, 130-, and 140- Volt Central Office Power Plant Rectifiers, Issue 1, (Bellcore, May 1985).
11.3.2	TR-EOP-000232, Generic Requirements for Lead-Acid Storage Batteries, Issue 1 (Bellcore, June 1985).
11.3.3	TR-NWT-0001 54, Generic Requirements for 24-, 48-, 130, and 140- Volt Central Office Power Plant Control and Distribution Equipment, Issue 2, (Bellcore, January 1992).

11.3.4	TR-NWT-000295, Isolated Ground Planes: Definition and Application to Telephone Central Offices, Issue 2, (Bellcore, July 1992).
11.3.5	TR-NWT-000840, Supplier Support Generic Requirements ("SSGR"), (A Module of LSSGR, FR-NWT-000064), Issue 1, (Bellcore, December 1991).
11.3.6	TR-NWT-001275 Central Office Environment Installations/Removal Generic Requirements, Issue 1, January 1993.
12.	Collocation Liability

Notwithstanding the Indemnification provisions in the General Conditions of this Agreement, the following provisions shall apply to all collocation arrangements:

12.1

Each Party shall indemnify, defend and hold harmless the other from and against any and all losses, claims, demands, causes of action and costs, including attorney’s fees, whether suffered or asserted by the indemnified party, its employees, agents, contractors, or by a third party for damages to property and injury or death to persons, including payments made under any Workers’ Compensation Law or under any plan for employees’ disability and death benefits, which may arise out of or be caused by the indemnifying party’s negligent acts or omissions or willful misconduct in connection with its activities under this Collocation Attachment.

12.2

In no event shall either Party or any of its directors, officers or employees or agents be liable for any loss of profit or revenue by the other Party or for any loss of AC or DC power, HVAC interruptions, consequential, incidental, special, punitive or exemplary damages incurred or suffered by the other Party, even if the other Party has been advised of the possibility of such loss or damage. Each Party shall indemnify, defend and hold harmless the other Party, its directors, officers and employees, servants, agents, affiliates and parent company, from and against any and all claims, cost, expenses or liability arising directly or proximately out of installation and engineering of collocated equipment.

911 ATTACHMENT

1.0	911/E-911 Arrangements
1.1

CSPR and PRTC will comply with all applicable rules and regulations (including 911 taxes and surcharges as defined by local requirements) pertaining to the provision of 911/E-911 services in the Commonwealth of Puerto Rico.

2.0	911 Interconnection

PRTC and CSPR will use commercially reasonable efforts to facilitate the prompt, robust, reliable and efficient interconnection of CSPR systems to the 911/E-911 platforms and/or systems.

3.0	911 Facilities

CSPR shall be responsible for providing facilities from the CSPR End Office to the 911 Tandem or selective router. CSPR shall deploy diverse routing of 911 trunk pairs to the 911 tandem or selective router.

4.0	PSAP Coordination and Fees

When CSPR is reselling PRTC services, PRTC will continue to provide all 911/E-911-related services and will coordinate all PSAP issues, including payment of 911/E-911 fees, with CSPR's cooperation. However, when CSPR provides services via UNEs, CSPR will be responsible for all 911/E-911-related services and coordination with PSAPs, including any updating of 911/E-911 records or databases and payment of all 911/E-911 fees, required by Applicable Law.

5.0	911 Compensation

CSPR will compensate PRTC for all TELRIC-determined costs associated with connections to its 911/E-911 platform and/or system.

PERFORMANCE STANDARDS ATTACHMENT

1.

Unless otherwise required by Applicable Law or this Agreement to satisfy more stringent performance standards, PRTC shall provide the following services in the intervals provided in the following chart subject to the contract language in the referenced section of the Agreement and the force majeure provisions in General Terms and Conditions Section 15. CSPR may pursue remedies available under the Agreement, in law or in equity, before a court of competent jurisdiction, which may award damages if PRTC fails to comply with the standards, or before the Board.

	Service	Section	Interval	Performance Unit
1	Billing Detail	GT&C 9.1.1:	n/a	Each non-compliant charge
2	SLC Charge Service Identification	GT&C 9.1.2:	n/a	Each non-compliant charge
3	Universal Service Charge Detail	GT&C 9.1.3:	n/a	Each non-compliant charge
4	Usage Billing	GT&C 9.1.4	n/a	Each non-compliant charge
5	Detailed Usage Billing	GT&C 9.1.5.1	n/a	Each non-compliant charge
6	Disputed Amount Response	GT&C 9.3:	30 Calendar Days	Each response
7	Billing Credits	GT&C 9.8:	30 Calendar Days	Each charge subject to credit
8	Billing Errors	GT&C 9.9:	30 Calendar Days	Each necessary modification
9	Billing Inquiries	GT&C 9.16:	10/20 Business Days (as applicable)	Each request
10	Access to Electronic OSS Information	Additional Services 7.2.1.1:	Within one (1) year after the Effective Date	Each PRTC system
11	Alternative Access to Electronic OSS Information	Additional Services 7.2.1.1:	1 Business Day	Each request
12	Preorder System Access	Additional Services 7.2.1.3:	1 Business Day	Each LOA
13	Order System Access	Additional Services 7.2.1.3:	1 Business Day	Each order
14	Maintenance & Repair System Access	Additional Services 7.2.1.3:	1 Business Day	Each trouble report
15	Order Acknowledgement	Additional Services 7.2.3.1:	When order(s) received	Each order

	Service	Section	Interval	Performance Unit
16	Order Confirmation	Additional Services 7.2.3.1:	2 Business Days	Each order
17	Order Rejections	Additional Services 7.2.3.3:	1 Business Day	Each order
18	Order Changes	Additional Services 7.2.3.4:	1 Business Day	Each order
19	Order Completion Notice	Additional Services 7.2.3.5:	1 Business Day	Each order
20	Order Acceptance Sheet	Additional Services 7.2.3.5:	3 Business Days	Each order
21	Disconnection Notice	Additional Services 7.2.3.6:	2 Business Days	Each disconnection order
22	Account Reconciliation Notice	Additional Services 7.2.3.7:	3 Business Days	Each order
23	Facilities Unavailable Notice	Additional Services 7.2.3.8:	3 Business Days	Each order
24	Facilities Unavailable Order Status Notice	Additional Services 7.2.3.8:	5 Business Days	Each order
25	Facilities Unavailable Jeopardy Notice	Additional Services 7.2.3.8:	One week	Each order
26	Service Suspend, Cancel, or Block	Additional Services 7.2.3.9:	1 Business Day	Each request
27	Emergency Service Suspend, Cancel, or Block	Additional Services 7.2.3.9:	2 Business Hours	Each request
28	Service Restoration	Additional Services 7.2.3.10:	Within 10 minutes of a written request to do so that complies with PRTC procedures	Each request
29	Service Change Notice	Additional Services 7.2.3.11:	As soon as reasonably possible and not later than (i) PRTC notifies the public of such changes or (ii) when such changes become available and effective	Each change
30	Order Migration	Additional Services 7.2.3.12.2:	n/a	Each migration request
31	Pending Order Notice (Migration)	Additional Services 7.2.3.12.2:	Effective date of migration	N/a

	Service	Section	Interval	Performance Unit
32	Intentionally deleted	Intentionally deleted	n/a
33	Special Services Repair Escalation	Additional Services 7.2.3.13:	As provided in Section 7.2.3.13	Each trouble report
34	OSS Systems List	Additional Services 7.2.6:	On the Effective Date	N/a
35	Director Certification	Additional Services 7.2.9:	Three months after the Effective Date	N/a
36	OSS Information Correction	Additional Services 7.5.6.1:	2 Business Days where reasonably practicable as noted in Additional Services 7.5.6.1	Each notice of inaccuracy
37	Trouble Reports Cleared (POTS)

Includes BMS, BML, Trunks, DSL, WATS, Centrex, ISDN BRIs, UNE-L (including NID), or any other telecommunications service provisioned through a two wire loop

The shorter of parity or 3 business days from receipt of trouble report.

Residential – The shorter of parity or 6 business days from receipt when there are no facilities replacements needed like, for example, Line Cards for DLCs.

			See “Section” column	Each trouble report
38	Trouble Reports Cleared (Special Services)

Applies to dedicated line (9.6 kbps, 56 kbps, 64 kbps, dark fiber (subject to abeyance as noted in Section 7 of the UNE Attachment)), special services, Fractional T-1 & T-1 Services, Switched DS-1, ISDN PRI, Frame Relay services, ATM services, 4 wire UNE-L (including NID) or any other telecommunications service provisioned through a four wire loop

The shorter of parity or 2 business days from receipt of trouble report.

			See “Section” column	Each trouble report
39	Service: DS1,DS3, Dedicated Transport		20 Business Days	Each Transport Facility
40	Transfers of Customers to CSPR Resale	n/a	5 Business Days	Each line
41	Installation of Loops - POTS	n/a Applies to Services as defined in PM 37 that are not specifically included in any other performance measure	The shorter of parity or 10 Business Days.	Each loop
42	Installation of Loops – Special Services	Applies to services as defined in PM 38 that are not specifically included in any other performance measures	The shorter of parity or 40% within 25 calendar days, 75% within 45 calendar days, and 100% within 60 calendar days.	Each loop
43	DSL Loop (w/o conditioning)	n/a	8 Business Days	Each loop

	Service	Section	Interval	Performance Unit
44	DSL Loop (w/ conditioning)	n/a	To be negotiated for each order but not to exceed the shorter of parity or 30 calendar days.	Each loop
45	Intentionally deleted	n/a
46	Number Portability	n/a	Within 1 hour of facility transfer	Each number ported
47	SS7 Links

60 calendar days from the date of the order where facilities are available.

All installations where facilities are not available for Special Services will be completed in 100 Calendar days of receipt 100% of the time unless PRTC can demonstrate that meeting such a time schedule is reasonably beyond its control. In these cases a new deadline will be established. If notice of inability to meet the 100 calendar days is received after the 100 calendar days it will be deemed invalid for all purposes of this contract. Notwithstanding the foregoing, however, PRTC’s obligation to construct is limited as described in 47 C.F.R. §§ 51.319(a)(8) and 51.319(e)(5).

			See “Section” column	Each order
48	Performance Reporting	Performance Standards 2.1	The 15th Calendar Day of each month	Each report
49	Dark Fiber Transport (terminated)	n/a (Subject to abeyance as noted in Section 7 of the UNE Attachment.)	10 Business Days	Each transport facility
50	Dark Fiber Transport (not terminated)	n/a (Subject to abeyance as noted in Section 7 of the UNE Attachment.)	15 Business Days	Each transport facility

1.1	Unless otherwise provided in the Agreement, the parties shall measure compliance with the standards set forth in Section 1.0 above in accordance with the following schedule:

1.1.1	For the first six months of the Agreement, the performance standards do not apply.
1.1.2	For the ten-month period following the first six months of the Agreement (i.e., the period in Section 1.1.1),the compliance level for the standards set forth in Section 1.0 is 85%.
1.1.3	For the ten-month period following the period in Section 1.1.2 , the compliance level for the standards set forth in Section 1.0 is 90%.
1.1.4	For the final ten month period of the Agreement, the compliance level for the standards set forth in Section 1.0 if 95%.

1.2	Notwithstanding Section 1.1.1 above, for Performance Measures 37, 38, 41-44, and 47, the following compliance percentages will apply:
1.2.1	Months 0-6 Shorter of parity or performance standards in 2002 Agreement (but no penalties)

1.2.2	Months 7-16	81%
1.2.3	Months 17-26	85%
1.2.4	Months 27-36	90%
1.3

For Performance Measures 37, 38, 41, and 42, PRTC will provide to CSPR written notice when any known issue will cause the service to be completed beyond the latest time period for each metric. Such notice will be provided in the following time frame from the order request date and will include the reason for the delay with all information reasonably available to PRTC and a new reasonable commitment date for completion:

Performance Metric	# days to provide 95% of notifications	# days to provide 100% of notifications
37 Trouble reports cleared (POTS)	3 business days for business 6 business days for residential	4 business days for business 7 business days for residential
38 Trouble reports cleared (SS)	2 calendar days	3 calendar days
41 Instalation (POTS)	10 business days	11 business days
42 Instalation (SS)	The sooner of 1 business day after an issue that will delay the service beyond 60 days is discovered or 60 days.	The sooner of 1 business day after an issue that will delay the service beyond 60 days is discovered or 60 days.

1.4

For the Resale and UNE intervals provided above for UNEs other than unbundled switching, enterprise market loops or dedicated transport (including dark fiber), PRTC shall be deemed to have completed the relevant task listed upon the date that PRTC assigns status 15R or its equivalent to the underlying order. Pursuant to the Board’s September 7, 2004 Order on Reconsideration, for unbundled switching, enterprise market loops or dedicated transport (including dark fiber), the performance standards listed above will not apply unless they are made applicable through the Agreement’s change of law process embodied in GTC Section 4.6, and until that time, the performance standards from the parties’ 2002 Interconnection Agreement shall continue to apply.

2.	Performance Reporting

2.1

PRTC shall provide CSPR with monthly reports in an editable electronic format containing the information categories described below for CSPR CLEC and Resale to the extent such information is not otherwise available to CSPR and such information is made available by PRTC to its retail employees. For each information category, PRTC will report the performance for CSPR. Each report will be sent in electronic form, using a consistent and uniform format. Each monthly report shall be delivered by the 15th calendar day of the succeeding month reflecting results from the prior calendar month. Each report will include an explanation of where the data originated and a clear definition of what each number represents

2.2	Resale Pre-Ordering/Ordering/Provisioning

2.2.1

Transmission of Customer Service Record ("CSR") information. PRTC shall report the percent of CSRs sent to the requesting party within one (1) business day following PRTC's receipt of a valid LOA. The report will also include the average time for completion.

2.2.2

Transmission of Order Confirmation ("OC"). An OC is to confirm every order for service received by PRTC from CSPR. PRTC shall report the total number of all orders received, including, but not limited to, Special Services, in the prior month for each of the four sections (i.e., Repair, Additions, Service Cancellations, and Moves and Changes). PRTC will also include the percent of OCs sent to the requesting party within two (2) business days following PRTC's receipt of an OC request. The report will also include the average time for completion.

2.2.3

Due date commitments. PRTC shall report the list of orders for new service completed, including, but not limited to, Special Services and orders for PIC and LPIC change, for the month prior. The report shall include the date ordered, the PON, the due date, the location, date completed and number days past due date.

2.3	Maintenance/Repair

2.3.1	Trouble reports. PRTC monthly trouble reports shall include:

•	Complete and separate list of trouble reports for Special Services for the prior month by trouble ticket number
•	Complete list of trouble reports for POTS for the prior month by trouble ticket number
•	Date ticket opened
•	Date ticket closed
•	Number of business days to complete
•	For POTS, percentage of repairs completed in 1,2 3,4,5+ days
•	For Special Services percentage of repairs completed in 2,4,6,8, 9+ hours
•	Percent of customers making trouble reports (total number of customer trouble reports per reporting category divided by the total access lines and multiplied by 100).

2.3.2

Percent repeat reports. PRTC shall report the monthly percent of customers making repeat trouble reports (total number of customer trouble reports per reporting category submitted within thirty (30) days of a prior trouble report divided by the total number of customer trouble reports and multiplied by 100).

2.4	Migration Resale

2.4.1	PRTC Monthly Migration report shall include the following:

•	Complete list of all pending orders
•	PON for each order
•	Status of each order
•	List of all ANI’s associated with PON
•	Receipt date
•	Dates of all orders completed in the prior month. Completed equals status of 15R or equivalent
•	Number of days to complete transfer
•	Number of days pending for all uncompleted orders.

2.5	Outages Report

2.5.1

By 8:00 each business morning except Sunday PRTC will send to CSPR by e-mail at prtc@cortelcopr.com a report titled “Outages Report” of any outages throughout the Island effecting more than 100 lines. The report will include to the best of PRTC’s knowledge

•	Date, hour, and minute of the report
•	The time of the outage
•	The cause of the outage
•	The NXX’s effected
•	The expected repair time to the hour
•	All reasons jeopardizing repair time

For mornings that an outage is reported, or if an outage occurs during the day after 8:00 am, PRTC will send an update to CSPR to the same address each hour detailing any new information in the above categories.

2.6	Resale Change Order Report

By 8:00 A.M. each Business Day, PRTC shall provide to CSPR (via email to prtc@cortelcopr.com and titled “SOFP”) a report detailing all resale change orders entered into OSADIA or any other system which PRTC may enter CSPR orders.. PRTC shall provide the report in the format and with all information historically provided to CSPR in such report before the Effective Date (e.g., information under the following headings: BTN, CLASS, ORD. NO., Take DT, PR-DATE, HR MAC, TN, RES-OLD, RES-NEW, NAME, PON, and TELBILNO). The report will also provide a status update on all CSPR orders for Services, as well as a complete and updated legend for all column headings and acronyms.

PRICING ATTACHMENT

1.	General
1.1	As used in this Attachment, the term "Charges" means the rates, fees, charges and prices for a Service.
1.2	Except as stated in Section 2 or Section 2.5 of this Attachment, Charges for Services shall be as stated in this Section 1.
1.3

The Charges shall be as stated in this Pricing Attachment or, to the extent specifically referenced in this Pricing Attachment, as stated in the applicable Tariffs. For rate elements provided in this Agreement that do not include a Charge, either marked as "TBD" or otherwise, PRTC is developing such Charges and has not finished developing such Charges as of the Effective Date of this Agreement ("Effective Date"). When PRTC finishes developing such a Charge, PRTC shall notify CSPR in writing of such Charge in accordance with, and subject to, the notices provisions of this Agreement and thereafter shall bill CSPR, and CSPR shall pay to PRTC, for services provided under this Agreement on the Effective Date and thereafter in accordance with such Charge. Any notice provided by PRTC to CSPR pursuant to this Section 1.3 shall be deemed to be a part of this Pricing Attachment immediately after PRTC sends such notice to CSPR and thereafter. CSPR may dispute a Charge developed by PRTC. In the event of such a dispute, CSPR may pay the charge without waiving its dispute, and PRTC will reimburse CSPR any payments in excess of the amount determined through the dispute process to be appropriate; provided that PRTC shall have no obligation to provide the Service to which the disputed Charge relates until it has received payment of the Charge from CSPR.

2.	PRTC Telecommunications Services Provided to CSPR for Resale Pursuant to the Resale Attachment
2.1	PRTC Telecommunications Services for which PRTC is Required to Provide a Wholesale Discount Pursuant to Section 251(c)(4) of the Act.
2.1.1

The Charges for a PRTC Telecommunications Service purchased by CSPR for resale for which PRTC is required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Retail Price (including all associated recurring and non-recurring charges in the tariff) for such Service set forth in PRTC’s applicable Tariffs (or, if there is no Tariff Retail Price for such Service, PRTC’s Retail Price for the Service that is generally offered to PRTC’s Customers), less the following discounts:

Residential Service Discount	13.97%
Business Service Discount	22.44%
Aggregate Discount	18.69%
2.2	PRTC Telecommunications Service Customer Specific Arrangement (“CSA”) and for PRTC Telecommunications Service Bundles

The Charges for a PRTC Telecommunications Service Customer Specific Arrangement (“CSA”) and for PRTC Telecommunications Services included in a bundled offering purchased by CSPR for resale pursuant to Section 3.3 of the Resale Attachment for which PRTC is required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Retail Price for the CSA or the bundle, less: (1) the discount specified in the Pricing Attachment for that

CSA or bundle, if any; (2) a composite rate reflecting the appropriate discount and cost for each element of the bundle of services, if such can be calculated by PRTC; or (3) if no discount is specified for those services and no composite rate can be computed, the default discount. Notwithstanding the foregoing, to the extent permitted by Applicable Law, PRTC may establish a wholesale discount for a CSA that differs from the wholesale discount that is generally applicable to Telecommunications Services provided to CSPR pursuant to Section 251(c)(4) of the Act.

2.2.1

The Charges for a PRTC Telecommunications Service purchased by CSPR for resale pursuant to Section 3.3 of the Resale Attachment for which PRTC is required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act but for which a specific discount is not provided in the Pricing Attachment shall be the default discount for the class of service listed in the Pricing Attachment.

2.2.2	The wholesale discount provided for in this Attachment shall not be applied to:
2.2.2.1	Short term promotions as defined in 47 C.F.R. § 51.613;
2.2.2.2	Except as otherwise provided by Applicable Law, Exchange Access services;
2.2.2.3

Subscriber Line Charges, Federal Line Cost Charges, end user common line Charges, taxes, and government Charges and assessment (including, but not limited to, 9-1-1 Charges and Dual Party Relay Service Charges).

2.2.2.4	Any other service or Charge that the Board, the FCC, or other governmental entity of appropriate jurisdiction determines is not subject to a wholesale discount under Section 251(c)(4) of the Act.
2.3	PRTC Telecommunications Services for which PRTC is Not Required to Provide a Wholesale Discount Pursuant to Section 251(c)(4) of the Act.
2.3.1

The Charges for a PRTC Telecommunications Service for which PRTC is not required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Charges stated in PRTC’s Tariffs for such PRTC Telecommunications Service (or, if there are no PRTC Tariff Charges for such Service, PRTC’s Charges for the Service that are generally offered by PRTC).

2.3.2

The Charges for a PRTC Telecommunications Service customer specific contract service arrangement (“CSA”) purchased by CSPR pursuant to Section 3.3 of the Resale Attachment for which PRTC is not required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Charges provided for in the CSA and any other Charges that PRTC could bill the person to whom the CSA was originally provided (including, but not limited to, applicable PRTC Tariff Charges).

2.4	Other Charges.
2.4.1	CSPR shall pay, or collect and remit to PRTC, without discount, all Subscriber Line Charges, Federal Line Cost Charges, and end user common line Charges, associated with PRTC Telecommunications Services provided by PRTC to CSPR.

2.5	CSPR Prices
2.5.1	Intentionally omitted
2.5.2	Intentionally omitted.
3.	Unbundled Network Elements
3.1	Definition of Abbreviations

ICB = individual case basis

TBD = to be determined

Recurring = monthly recurring charge

NRC = non-recurring charge

NID = Network Interface Device

MRC = Monthly Recurring Charge

3.2	Unbundled Network Elements Rates and Charges
3.2.1	Access to OSS

Access to WISDOM – Monthly recurring charge per switched loop            $0.15

Charge will commence when WISDOM is usable by CSPR

Access to future OSS	TBD

3.2.2	Unbundled Local Loop

Note: For an individual loop, the appropriate density zone is determined by the number of lines per square mile of the PRTC exchange area. A list of municipalities by Density Zone is included as Appendix A to this attachment.

Price per
Local Loop

2 Wire Loop (Basic, xDSL, Customer Specified Signaling) (includes NID)

Rural Zone                 $ 22.16/per month          Suburban Zone  $ 24.74/per month             Urban Zone$ 15.11/per month

4 Wire Loop (includes NID):

Rural Zone	$ 39.07/per month
Suburban Zone	$ 43.72/per month
Urban Zone	$ 26.38/per month

Sub-loop Elements:

Unbundled Distribution: Priced at 75% of the rate for the applicable loop type (e.g., 2w or 4w loop).

Unbundled Feeder: Priced at 25% of the rate for the applicable loop type (e.g., 2w or 4w loop).

The definition of unbundled distribution is all appropriate loop facilities from the feeder distribution interface (“FDI”) to the customer premises, including the NID and the distribution termination on the FDI. The definition of unbundled feeder is from the feeder termination on the FDI to the point of termination in the PRTC central office (such as a fiber distribution frame) including digital loop carrier and fiber feeder where appropriate. PRTC agrees that within 18 months they will develop a process and will have subloops ready and available for ordering, provisioning and billing within 18 months of the effective date of this Agreement.

3.2.3	Network Interface Device
Per Line Per Month
NID	$1.02

3.2.4	Dark Fiber

Dark Fiber – Per Route Mile, Rounded Up to the next mile

Dark Fiber (per mile, 48 strands)	$1,411.02 per month

3.2.5	Conditioning and DSL Prequalification Charges
3.2.5.1	Loop qualification Database Access	TBD
3.2.5.2	Loop Conditioning / Testing

The following charges apply per-occurrence for removal of load coils, repeaters or bridge taps. The maximum number of occurrences chargeable for any single loop will be three.

Aerial Telephone Plant per occurrence	$149.31
Underground Telephone Plant per occurrence	$356.08

Buried Telephone Plant per occurrence	$191.32

If CSPR’s order for loop conditioning addresses multiple loops and the conditioning of the loops can be performed by PRTC during one occurrence, the costs of opening and closing the casings will be averaged among the conditioned loops. Upon request by CSPR, CSPR shall be able to see the work orders and invoices of the third party contractor to verify that it is being charged no more than the proposed PRTC rates for specific types of loops.

PRTC shall not charge CSPR for load coil removals on loops of less than 12,000 feet in length. For loops of 12,000 feet or more, the charges above shall apply.

3.2.5.3	DS0 dedicated transport:

Channel Termination           $ 9.38 per termination (2w) or $15.00 (4w)

fixed termination rate*:	$4.17 per DS0/per month
fixed facility rate:	$1.05 per mile

*requires 2 fixed terminations per circuit; may require 1 or 2 channel terminations

3.2.6	Signal Transfer Point (STP) Port
STP Port per month	$338.01
56 kbps link per month	$30.10
3.2.7	Automated Alternate Billing System (AABS)

$0.08 per message

3.2.8	Non-recurring Charges
New connect to UNE Loop (per order)	$ 16.50
First Loop	$ 40.00
Additional Loops (per loop)	$ 40.00

New Connect to Resale (per order)	$ 10.00
First Line	$ 40.00
Additional Lines (per line)	$ 30.00

Resale to UNE Loop, UNE Loop to UNE Loop and UNE Loop to Resale

Per Order	$ 10.00
First Line	$ 40.00
Additional Lines (per line)	$ 30.00

Retail to Resale

Per Order	$ 0.00
First Line	$ 5.00
Additional Lines (per line)	$ 5.00

Transfer from PRTC retail to UNE-L -- Any Service (2-wire, 4-wire, ISDN-BRI, DS1, ISDN-PRI)

Each line	$20.00

Dark Fiber (Loop or Transport)	$10.25 per order, $183.88 service installation per line if required

STP Port	$10.25 per order,

$266.75 service installation per line if required

Dedicated (Special) Services (DS0) (per Channel Term)	$ 160

Record Change	$ 2.26

Moves and Transfers	$ 19.37 (when physical work required

only, otherwise, treated as record change)

3.2.9	DS1 Dedicated Services
	Channel Termination	$ 50.00 per termination*
	Fixed Termination	$ 41.00 per termination*
	Facility per Mile	$ 10.00 per mile

* Requires 2 fixed terminations per circuit. May include 1 or 2 Channel Terminations.

3.2.10	DS3 Dedicated Services
	Channel Termination	$ 1,052 per termination*
	Fixed Termination	$348.00 per termination*
	Facility per Mile	$100.00 per mile

* Requires 2 fixed terminations per circuit. May include 1 or 2 Channel Terminations.

3.2.11	Multiplexing (Per arrangement)
	DS1 to DS0	$ 141.00 per month
	DS3 to DS1	$ 294.00 per month

3.2.12	Dedicated Transport Service (DS1, DS3)

Each Order	$ 10.00
Per Service Installation (if required)	$ 150.00

3.2.13	Channel Terminations (DS1, DS3)

Each order                                         $ 15% Off FCC Tariff No. 1

Per line service installation (if required)          $ 15% Off FCC Tariff No. 1

At the Effective Date of this Agreement, the following rates apply (such rates include a 15% discount off PRTC’s FCC Tariff Number 1):

DS-1	$170.00
DS-3	$400.00

The Parties agree that PRTC has the right to modify the rates in its FCC Tariff Number 1 from time-to-time. If the rates in PRTC’s FCC Tariff Number 1 change during the term of the agreement, CSPR will receive a 15% discount off of the currently applicable rates in PRTC’s FCC Tariff Number 1.

3.2.14	Point-to-Point Services (DS1, DS3)
The sum of all non-recurring charges for the constituent
facilities comprising the circuit requested.
3.2.15	Dark Fiber Transport	TBD

4.	Transit Traffic*
Per minute of use	$0.0024 per minute of use
5.	Telephone Directories
Per book	$5.60
6.	Intrastate Access

Per applicable portions of P.R.T.A. Tariff K-2 Section VII

7.	Interstate Access

Per applicable portions of PRTC Tariff FCC No. 1 Section 17

8.	Directory Assistance

Per the FCC’s rules, Directory Assistance is not available as a unbundled network element. However, if CSPR chooses to provide PRTC directory assistance services to CSPR’s customers served entirely through PRTC-provided unbundled network elements, a charge will be accessed on a per call attempt basis. The charge accessed will be the per call attempt charge in PRTC’s Local Tariff/Section 14.2.

9.	Physical Collocation, Cageless Collocation, Shared Collocation, Adjacent Space Collocation and Virtual Collocation Elements
9.1	Application Fee - New Application
9.1.1

Initial – Non-Recurring Charge (“NRC”) for the establishment of physical or virtual collocation. This non-recurring charge will apply for the processing and analysis of the CLEC application, feasibility determination and response preparation.

NRC:	$5,000.00
9.1.2

Revised – For revised applications other than those with de minimus changes, NRC for the establishment of physical or virtual collocation. This non-recurring charge will apply for the processing and analysis of the revised CLEC application, feasibility determination and response preparation.

NRC:	$3,400.00
9.2

Augmented Application - Expansion or Reconfiguration: NRC for the establishment of physical or virtual collocation that will apply for the processing and analysis of the CLEC application, feasibility determination and response preparation for a collocation application to reconfigure or expand an existing arrangement.

NRC:	$3,800.00
9.3	Engineering and Implementation
9.3.1

Initial and Revised Applications - NRC for the engineering of collocated cable and transmission facilities, power requirements, floor space and cage requirements, procurement of equipment and coordination of installation activities.

NRC:	$3,500.00
9.3.2

Expansion or Reconfiguration Applications – NRC for the engineering of collocated cable and transmission facilities, power requirements, floor space and cage requirements, procurement of equipment and coordination of installation activities for expansion or reconfiguration collocation arrangements.

NRC:	$2,200.00
9.4	Site Survey – NRC for the visit and survey of a collocation site to determine feasibility and technical requirements for requested collocation arrangements.
NRC:	$1,500.00
9.5	Cable Entrance Facility – NRC and monthly rate for the provision of cable support structure(s) from the cable vault entrance manhole to the cable vault and to the multiplexing node (cage).
NRC:	$3,000.00
MRC:	$1. 95 per Foot

9.6	Cable – NRC and monthly rate for the provision of cable from the cable vault entrance manhole to the cable vault and to the multiplexing node (cage).
NRC:	$3,000.00
MRC:	$0.29 per Cable Foot
9.7	POT Bay Frame – NRC and monthly rate for the point of termination bay frame.
NRC:	$1,200.00
MRC:	$26.83
9.8	POT Bay Termination – NRC and monthly rate for the termination strip or panel that resides in the POT bay frame. This rate applies only when PRT provides the POT bay.
NRC:	$1,000.00
DS0 MRC:	$5.49
DS1 MRC:	$5.49
DS3 MRC:	$480.22

9.9	Service Access Connection (“SAC”) Cable and Frame Termination – NRC and monthly rate for the cabling to and the termination strip or panel that resides on the PRT frame.
NRC:	$3,500.00
DS0 MRC:	$119.04
DS1 MRC:	$108.05
DS3 MRC:	$1229.20

9.10	Multiplexing Node (Cage) – NRC and monthly rate for the cage used by the CLEC for delineation and security of its collocation space and equipment
NRC:	$1,500.00
MRC:	$4.13 per Square Foot
9.11	Building Space – Monthly rate per square feet of collocation space used for physical caged or cageless collocation.
MRC:	$15.78 per Square Foot
9.12	DC Power – NRC and monthly rate for the provision of 48 Volt protected power required by CLEC collocated equipment, assessed on the basis of the number of load amps required by the CLEC.
NRC:	$1,500.00
MRC:	$15.24 per Load Amp Requested
9.13	Heating, Ventilation and Air Conditioning (“HVAC”) – Monthly rate for the provision of HVAC to the collocation space and equipment.
MRC:	$10.44 per 10 Load Amps Requested
9.14	Cable Rack – Monthly Rate per Cable Rack
MRC:	$44.83

9.15	Escort – Charge for each quarter hour or fraction thereof for escorted access of CLEC employee to areas of the PRT premises outside of the secured access to the multiplexing node.
Rate per Quarter Hour:	$15.00
9.16	Inspection – Charge for each hour or fraction thereof for the inspection by PRT of collocated equipment as required under contract provisions.
Rate per Quarter Hour:	$15.00
9.17	Contractor Supervision Rate per Hour – Rate for PRT supervision of contractor activities as required under contract provisions.
Rate per Hour:	$60.00
9.18	Employee Training Rate per Hour – Rate for the time each PRT employee that requires training for operation and maintenance for CLEC collocated equipment.
Rate per Hour:	$50.00
9.19	Space Denial Tours and Documentation
9.19.1	Space Denial Tour – Charge for each requested tour to verify space unavailability.
Rate per Denial Tour:	$300.00
9.19.2	Space Denial Documentation – Charge for the provision of floor plans, diagrams and other documentation to verify space unavailability.
Charge per Occurrence:	$400.00
9.20	Security Arrangements Fee – NRC applied on an individual case basis to recover the costs incurred by PRT for the provision of security arrangements specifically requested by the CLEC.
NRC:	ICB
9.21	Adjacent and Remote Site Collocation – Charges for adjacent and remote site collocation will be determined on an individual cost basis depending upon the work required.
9.22	Virtual Collocation Equipment Maintenance – Rate per quarter hour or fraction thereof for the provision of CLEC-requested equipment maintenance.
Rate per Quarter Hour:	$15.00
9.23	Interconnection Access Charge – NRC for the engineering, furnishing, installation and cabling of collocated equipment and PRT’s distribution/cross-connect frames.
NRC:	$2,500.00
DS0 MRC:	$128.24
DS1 MRC:	$112.13
DS3 MRC:	$1275.60

9.24

Equipment Service Charge – NRC for work performed on collocated equipment that is not part of a standard virtual collocation arrangement, including, but not limited to, additional testing, turn-up requirements, software upgrades and inspector services.

Rate per Hour:	$50.00
9.25	Pass Through Charges – Where not otherwise accounted for, all other vendor costs associated with virtual collocation installation will be passed on to the CLEC on a dollar-for-dollar basis.
NRC:	ICB

9.26	Single-Bay collocation in remote switching	$15,000

9.27	Per collocation in end-office (100 square feet)	$30,000

9.28	Additional cost per additional 100 square feet	$ 5,000

Pricing Attachment: Appendix A

Puerto Rico Telephone Company
Loop Density Zone Schedule by Host Office
UNE Loop Pricing

	Host Office	Density Zone

1	Aguadilla	Suburban
2	Arecibo	Suburban
3	Arroyo	Suburban
4	Fajardo	Suburban
5	Guayanilla	Rural
6	Humacao	Suburban
7	Manati	Rural
8	Mayaguez	Suburban
9	Naranjito	Suburban
10	Ponce I	Rural
11	Ponce II	Suburban
12	Rio Grande	Suburban
13	San German	Suburban
14	Vega Baja	Suburban
15	Bayamon Norte I	Urban
16	Bayamon Norte II	Urban
17	Bayamon Sur - Rex	Suburban
18	Carolina	Suburban
19	Levittown	Suburban
20	Santurce Este	Urban
21	Santurce Oeste	Urban
22	Trujillo Alto	Suburban
23	Pueblo Viejo	Urban
24	Rio Piedras I	Urban
25	Rio Piedras II	Urban
26	Cayey	Suburban
27	Caguas	Suburban
28	Gurabo	Suburban
29	Guaynabo	Suburban

APPENDIX B WHOLESALE MARGINS

Service Discount

1. Residential Network Access	13.97%
2. Business Network Access	22.44%
3. High - Cap Private Line (<DS1)	22.44%
4. Low Capacity Private Line	13.97%
5. Local Message Units – Residential	13.97%
6. Local Message Units – Business	22.44%
7. CCF - Residential	13.97%
8. CCF - Business	22.44%
9. Class - Residential	13.97%
10. Class - Business	22.44%
11. Intra-Island Toll	12.00%
12. Aggregate Margin	18.69%

Residential Service	Specific Discount

Individual

Measured I

Scale 1	13.97%
Scale 2	13.97%
Scale 3	13.97%

Measured II

Scale 1	13.97%
Scale 2	13.97%
Scale 3	13.97%

Unlimited

Scale 1	13.97%
Scale 2	13.97%
Scale 3	13.97%
Scale 4	13.97%
Scale 5	13.97%
Scale 6	13.97%

Party Line

Measured I

Scale 1	13.97%
Scale 2	13.97%
Scale 3	13.97%

Measured II

Scale 1	13.97%
Scale 2	13.97%
Scale 3	13.97%

Unlimited

Scale 1	13.97%
Scale 2	13.97%
Scale 3	13.97%
Scale 4	13.97%

Scale 5	13.97%
Scale 6	13.97%

Basic Business

Main Station

Scale 1	22.44%
Scale 2	22.44%
Scale 3	22.44%
Scale 4	22.44%
Scale 5	22.44%
Scale 6	22.44%

Main Line

Scale 1	22.44%
Scale 2	22.44%
Scale 3	22.44%
Scale 4	22.44%
Scale 5	22.44%
Scale 6	22.44%

PBX

Main Trunk

Scale 1	22.44%
Scale 2	22.44%
Scale 3	22.44%
Scale 4	22.44%
Scale 5	22.44%
Scale 6	22.44%

Additional Trunk

Scale 1	22.44%
Scale 2	22.44%
Scale 3	22.44%
Scale 4	22.44%
Scale 5	22.44%

DID

Trunk	22.44%
First 40	22.44%
Additional 20	22.44%

CENTREX

Old Centrex

Lines	22.44%
Extensions	22.44%

New Centrex

Lines (6-16)	22.44%
Lines (17-39)	22.44%
Lines (40-200)	22.44%
Lines (201+)	22.44%
Local Exchange Access	22.44%
Extensions	22.44%

Intelligent Coin Line	22.44%

Featureless Coin Line	22.44%

ISDN-BRI	22.44%
ISDN-Centrex	22.44%
ISDN-PRI	22.44%

Private Line Service	Specific Discount

Link and Channel Connection

(CT)

DS 3	22.44%
High Capacity (1.544)	22.44%
DDS 2.4	22.44%
DDS 4.8	22.44%
DDS 9.6	22.44%
DDS 56	22.44%
VG 2 wire	22.44%
VG 4 wire	22.44%

Telegraph 2 wire	13.97%
Metallic	13.97%
Program Audio 50-1500Hz	13.97%

Dedicated Transport

Channel Mileage Termination	Specific (CMT) Discount
DS 3	22.44%
High Capacity (1.544)	22.44%
DDS 2.4/4.8	22.44%
DDS 9.6	22.44%
DDS 56	22.44%
Voice Grade	13.97%
Telegraph 2 wire	13.97%
Metallic	13.97%
Program Audio 50-1500 Hz	13.97%

Channel Mileage Facility Per Mile	Service Specific Discount

DS 3	22.44%
High Capacity (1.544)	22.44%
DDS 2.4/4.8	22.44%
DDS 9.6	22.44%
DDS 56	22.44%
Voice Grade	13.97%
Telegraph 2 wire	13.97%
Metallic	13.97%
Program Audio 50-1500 Hz	13.97%

Frame Relay	22.44%
ATM	22.44%
xDSL	22.44%
Packet Switching	22.44%

Local Usage

Message Units	Service Specific Discount

Residential	13.97%
Business	22.44%
PBX	22.44%
Centrex	22.44%

Custom Calling

Custom Calling Features	Service Specific Discount

Residential

Call Waiting	13.97%
Call Forwarding	13.97%
3 Way Calling	13.97%
Speed Call 8	13.97%
Speed Call 30	13.97%
CW, CF, 3 Way	13.97%
CW, CF, 3 Way, S8	13.97%
CW, CF, 3 Way, S30	13.97%

Business

Call Waiting	22.44%
Call Forwarding	22.44%
3 Way Calling	22.44%
Speed Call 8	22.44%
Speed Call 30	22.44%
CW, CF, 3 Way	22.44%
CW, CF, 3 Way, S8	22.44%
CW, CF, 3 Way, S30	22.44%

CLASS Features	Specific Discount Residential
Repeat Call	13.97%
Return Call	13.97%
Call Trace	13.97%
Call ID	13.97%
Call Rej.	13.97%
Dist. Ring	13.97%
Call Forwarding	13.97%
In Call Rest	13.97%
Call Accp	13.97%

2 Services

RptC, RetC	13.97%
RptC, DR	13.97%
RptC, SCF	13.97%
RptC, SCR	13.97%
RptC, SCA	13.97%
RetC, DR	13.97%
RetC, SCF	13.97%
RetC, SCR	13.97%
RetC, SCA	13.97%
DR, SCF	13.97%

DR, SCR	13.97%
DR, SCA	13.97%
SCF, SCR	13.97%
SCF, SCA	13.97%
SCR, SCA	13.97%

3 Services

RptC, RetC, DR	13.97%
RptC, RetC, SCF	13.97%
RptC, RetC, SCR	13.97%
RptC, RetC, SCA	13.97%
RptC, DR, SCF	13.97%
RptC, DR, SCR	13.97%
RptC, DR, SCA	13.97%
RptC, SCF, SCR	13.97%
RptC, SCF, SCA	13.97%
RptC, SCR, SCA	13.97%
RetC, DR, SCF	13.97%
RetC, DR, SCR	13.97%
RetC, DR, SCA	13.97%
RetC, SCF, SCR	13.97%
RetC, SCR, SCA	13.97%
DR, SCF, SCR	13.97%
DR, SCF, SCA	13.97%
DR, SCR, SCA	13.97%
SCF, SCR, SCA	13.97%

4 Services

RptC, RetC, DR, SCF	13.97%
RptC, RetC, DR, SCR	13.97%
RptC, RetC, SCF, SCR	13.97%
RptC, RetC, SCR, SCA	13.97%
RetC, DR, SCR, SCA	13.97%
RetC, DR, SCF, SCR	13.97%
RetC, DR, SCF, SCA	13.97%
RetC, DR, SCR, SCA	13.97%
DR, SCF, SCR, SCA	13.97%

5 Services

RptC, RetC, DR, SCF, SCR	13.97%
RptC, RetC, DR, SCF, SCA	13.97%
RptC, RetC, DR, SCR, SCA	13.97%
RptC, RetC, SCF, SCR, SCA	13.97%
RptC, DR, SCF, SCR, SCA	13.97%
RetC, DR, SCF, SCR, SCA	13.97%

6 Services

RptC, RetC, DR, SCF, SCR, SCA	13.97%

Business

Repeat Call	22.44%
Return Call	22.44%
Call Trace	22.44%
Call ID	22.44%
Call Rej.	22.44%

Dist. Ring.	22.44%
Call Forwarding	22.44%
In Call Restr	22.44%
Call Accp	22.44%

Intralsland Toll

Initial Period	Service Specific Discount

Direct Dial (I minute initial period)

Day

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Evening

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Night

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Station-to-Station (3 minute initial period)

Day	Band 1	12.00%
	Band 2	12.00%
	Band 3	12.00%

Evening

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Night

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Person-to-Person (3 minute initial period)

Day	Band 1	12.00%
	Band 2	12.00%
	Band 3	12.00%

Evening

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Night

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Additional Minutes	Service Specific Discount

Direct Dial

Day

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Evening

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Night

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Station -to-Station

Day	Band 1	12.00%
	Band 2	12.00%
	Band 3	12.00%

Evening

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Night

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Person-to-Person

Day

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Evening

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Night

Band 1	12.00%
Band 2	12.00%
Band 3	12.00%

Service Specific Discount

Operator Services	18.69%

Installation on & Other

Non-Recurring Charges	Same as Service Discount

Teletype 13.97%
Long Distance Inward 13.97%
Long Distance Outward 13.97%
Subvoice Grade Long Distance 13.97%
Voice Grade Long Distance 13.97%
Audio Program Long Distance 13.97%
Digital Transmission Long Distance 13.97%
Long Distance Data Switch 13.97%
Other Long Distance Network 13.97%
Other Long Distance 13.97%
Other Incidental Revenue 18.69%